Exhibit (C)(4)(D)

Exhibit (C)(4)(D)

Summary of the Report to the Committee of Directors of Empresa Nacional de Electricidad S.A.

November 4th, 2015

Important notice (1/2)

Asesorias Tyndall Limitada (“Tyndall” ) was retained by Empresa Nacional de Electricidad S.A. (“Endesa”) to assist the Committee of Directors (the “Committee”) on its evaluation of the transactions that comprise the Corporate Reorganization (as this term is defined subsequently)

The present report (the “Report”) was prepared in Spanish language and, in the event of its translation into another language, the Spanish version shall prevail for all purposes

This Report was prepared to be used exclusively by the Committee as part of its analysis of the transactions that conform the Corporate Reorganization and, therefore, shall be used exclusively in such context, and cannot be used for another purpose without the prior written consent of Tyndall

The Report does NOT constitute a recommendation, express or tacit, to the Committee, the directors, or the Board of Endesa with respect to the convenience or timing to decide about the transactions that comprise the Corporate Reorganization

Even though this Report may be disclosed publicly by the Committee or by Endesa and/or may be included as part of the information that will be made available to shareholders of Endesa for purposes of being considered in one or more shareholders meetings called to decide about the transactions that conform the Corporate Reorganization, the present Report does NOT constitute a recommendation, express or tacit, to any shareholder of Endesa or any other person or entity, with respect to how such shareholder or person shall proceed with respect to such transactions, the Corporate Reorganization or any other matter or subject

This Report must be read in its entirety, given that its partial reading may induce to misinterpretations. Any partial publication or distribution of the Report requires the prior authorization in writing by Tyndall

Tyndall does NOT assume any obligation or responsibility for the potential results or consequences of the Corporate Reorganization nor if it does not materialize

For purposes of performing our analysis and arrive to the conclusions included in the Report we have relied on information that has been delivered or communicated to us by Endesa, Enersis S.A. (“Enersis”) and/or their respective advisors, and on information that is publicly available, without conducting an independent verification of such information or about its veracity, exactitude, integrity, sufficiency, consistency, precision or reasonability. In the case of estimates, projections, reports or forecasts, we have assumed and trusted that they have been prepared in good faith and reasonably, based on assumptions that reflect the best estimates and judgments available by the respective management, advisor or expert regarding the expected future results. Likewise, we have assumed that the Corporate Reorganization will be consummated under the terms that have been described in the respective “relevant fact” filings. Tyndall, its partners, managers, employees or representatives do not make any representation or warranty, express or tacit, with respect to the accuracy, veracity or completeness of the information received

The information publicly available, including information about markets, share prices, research analyst’s reports and similar were obtained from, among other sources, entities and/or sites considered to be trustable

Important notice (2/2)

Our analysis and the conclusions contained in the Report are necessarily based on information and economic, market, financial and regulatory conditions in effect at the time of the Report, being understood that developments or events occurring after this date may affect the analysis and the conclusions of the Report. Tyndall does not assume any obligation to update, revise or confirm the Report in the future

Future results may be significantly different from the ones assumed or suggested in the current Report. Therefore, Tyndall does NOT assume any responsibility or obligation to indemnify in the event that future results turn out to be different from the estimates, predictions or projections contained in this Report. Tyndall does not assume any obligation to inform, either the Committee, the directors, the shareholders of Endesa or any other person, about changes with respect to any fact, estimate or situation that Tyndall may become aware of after the date of this Report

Tyndall is acting exclusively as financial advisor to the Committee in connection with the analysis of the Corporate Reorganization and has not assumed any obligation or undertaking to provide advisory services on legal, accounting or tax matters nor to conduct any due diligence of the companies subject of the Corporate Reorganization. Therefore, no content of this Report shall be considered, used or interpreted as legal, accounting or tax advice and any content of the Report that makes reference, directly or indirectly, to legal, accounting or tax aspects must be understood as a review of general aspects that Tyndall has deemed relevant to support its own analysis

Finally, we note that Tyndall was not requested, nor Tyndall did provide any advice with respect to the design, selection or structuring of the transactions that comprise the Corporate Reorganization, nor with respect to the terms or conditions or any other aspects of such transactions, nor was requested to render any services other than the furnishing of this Report. Therefore, Tyndall is not opining in the Report nor will opine about the possibility that an alternative transaction or a different configuration of the companies subject of the Corporate Reorganization may or may not result in larger benefits for the shareholders of Endesa

Executive summary 3

Transaction description 20

Background 20

Scope of Tyndall’s work 24

Description of the proposed transaction 28

Analysis performed by Tyndall 54

Methodological considerations 54

Valuation of Endesa and Enersis 61

Relative contribution for the merger of Enersis Americas using different methodologies 86

Critical analysis of the transaction rationale 91

Risks and potential externalities related to the transaction 99

Value creation analysis 104

Conclusions 114

Appendix 124

Executive summary (1/15)

Origin of the Corporate Reorganization

1. **The idea of the Corporate Reorganization comes from Enel, who controls Endesa and Chilectra through Enersis**

On April 22nd, 2015, Enel SpA (**"Enel"**), controlling shareholder of Enersis, Endesa and Chilectra S.A. (**"Chilectra"**), made public a Board resolution stating that it considered convenient that the Boards of Enersis, Endesa and Chilectra begin the analysis of a potential corporate reorganization process (the **"Corporate Reorganization"**), under which the power generation and distribution assets in Chile would be separated from those in other countries in Latin America

Rationale for the Corporate Reorganization from Endesa's perspective

2. **Enersis and Endesa state that Endesa's current corporate structure presents problems, which would be resolved by the Corporate Reorganization**

Endesa has an extremely complex corporate structure that involves several problems

- Misalignment of interests between Enersis and Endesa
- Inefficiencies in the decision-making process
- Difficulties in implementing differentiated strategies for different markets
- Cross ownership and low visibility of operating assets
- Significant cash flow leakage
- Endesa is currently undervalued by the market

The Corporate Reorganization would solve these problems by modifying the current corporate structure

- Aligns interests under a single vehicle
- Fosters a more efficient decision-making process
- Allows for the implementation of specific strategies for different markets
- Reduces cross ownership and enhances visibility of operating assets
- Significantly reduces cash flow leakage
- Unlocks value, as the improvements mentioned above allow for new and better equity stories for the resulting companies

Tyndall Group 4

Executive summary (2/15)

Proposed structure for the Corporate Reorganization

③ The proposed Corporate Reorganization involves a series of transactions that, considered as a whole, separate all non-Chilean assets held by Enersis, Endesa and Chilectra, and groups them under a single vehicle, Enersis Americas, which would be controlled by Enel (>50%), and where the minority sharheolders of Enersis, Endesa and Chilectra would become minority shareholders. Chilean assets would remain under a pyramidal structure similar to the current structure

Simplified current structure



Enel
Public Enersis
60.6%
39.4%
Public Chilectra
Enersis
Public Endesa
0.9%
99.1%
60.0%
40.0%
Chilectra
Endesa
Chile
No Chile
Chile
No Chile
Chile
No Chile

Simplified structure post reorganization



Public Chilectra
Enel
60.6%
Public Enersis
Enersis Chile
39.4%
B%
C%
99.1%
60.0%
Public Endesa
A%
Enersis Americas
0.9%
D%
Chilectra Chile
Endesa Chile
40.0%
Chile
Chile
Chile
No Chile
No Chile
No Chile

Transactions and steps of the Corporate Reorganization

- Step one: Division of Endesa, Chilectra and Enersis
  - Endesa is divided into: Endesa Chile (continuing entity) and Endesa Americas, a new entity to which Endesa's non-Chilean assets are assigned
  - Chilectra is divided into: Chilectra Chile (continuing entity) and Chilectra Americas, a new entity to which Chilectra's non-Chilean assets are assigned
  - Enersis is divided into: Enersis Americas (continuing entity) and Enersis Chile, a new entity to which Enersis' Chilean assets are assigned
- Step two: Merger of Endesa Americas and Chilectra Americas into Enersis Americas, which absorbs both companies

Tyndall Group 5

Advise Endesa’s Committee of Directors, by performing an analysis with a scope similar to that of an independent appraiser in the context of a related party transaction

Scope of Tyndall’s workScope of Tyndall’s workAnalysis of the main terms and conditions of the Corporate Reorganization, its consequences and its potential impact on Endesa, in order to assist the Committee in determining if the transaction:

Contributes to the “social interest”; and

Conforms with respect to price, terms and conditions to those transactions that prevail in the market at the time of its approval

Most relevant analyzes performedMost relevant analyzes performedDetermine under which scenarios the Corporate Reorganiza:on would create value for Endesa shareholders

Based on the assumption that the basic criterion to determine if the transaction contributes to the social interest is the expected impact on value to Endesa shareholders, Tyndall performed the following analyzes:

Critical review of the main reasons given in support of the Corporate Reorganization

Valuation of Endesa, Enersis and Chilectra based on different methodologies

Relative contribution analysis for the merger of Endesa Americas and Chilectra Americas into Enersis Americas

Value creation analysis, comparing the situation of Endesa shareholders before and after the Corporate Reorganization

Analysis of transaction risks and potential externalities

Executive summary (4/15)

Critical analysis of the transaction's rationale provided by Endesa and Enersis

6 **Based on a detailed analysis of the Corporate Reorganization and the rationale given to justify the transaction, our view is that it seems to be conceived from Enel and Enersis' perspective, but not from Endesa's**

- The premise behind the Corporate Reorganization is that the current structure of Enersis Group presents three issues: (i) operating inefficiencies, (ii) inefficient use of tax credits generated by taxes paid abroad, and (iii) market undervalues the Group's operating assets
- However, these three issues seem to concern Enel more than Endesa

Operating ineficiencies

a Rather than solving inefficiencies, the Corporate Reorganization seems to adapt the current corporate structure to a particular structure (among several possible), under which Enel plans to manage the companies of the Group

  - Although this is a legitimate objective of a group's controlling shareholder, it shouldn't be confused with "inefficiencies"
  - If, indeed, there were inefficiencies in the current structure, three problems would remain:
    - Since the problem is "managerial" in nature, it's reasonable to believe that implementing a solution shouldn't involve the costs and risks associated to the Corporate Reorganization
    - It doesn't make much sense that the solution is based on separating Chilean assets, and grouping assets in countries as dissimilar as Argentina, Brazil, Peru and Colombia
  - We do not make any pronouncement regarding the operating efficiencies described in the 2016-2020 business plan. These efficiencies are clearly positive for the companies and a simplified legal structure could eventually facilitate their implementation. However, we believe there is no causal relation between the Corporate Reorganization and the implementation of these efficiencies, and therefore, they shouldn't be considered as a reason to justify it

More efficient use of tax credits generated by taxes paid abroad

b Inefficiencies in the utilization in Chile of tax credits generated by taxes paid by operating companies abroad

  - A more efficient use of tax credits would mainly benefit Enersis shareholders and, among them, those with final tax rates (Personal Income Tax and Withholding Tax) higher than Chilean corporate tax rate. In the case of shareholders residing outside of Chile, there is a larger benefit if they reside in a country with a double taxation treaty with Chile in place

Tyndall Group 7

Market undervaluation of the Group’s assets

Marketundervaluation of underlying assetsMarketundervaluation of underlying assetsThe Corporate Reorganization is not intended to have a significant impact on value drivers, but aims at reducing the potential discount at which Enersis and Endesa would be trading, by reorganizing the existing ownership stakes held in operating assets

Reducing the discount at which Enersis and Endesa trade is feasible, but uncertain

It is difficult to quantify the discount to intrinsic value at which Enersis and Endesa trade. Intrinsic value is not observable and, therefore, any estimate would only be an approximation

Determining ex-ante how much of such discount would eventually disappear after the Corporate Reorganization is highly speculative as it requires to predict how will the resulting entities trade after the transaction

It is particularly difficult to determine how will Enersis Americas trade after the merger, as it will not have clear “comparables” and would become a very peculiar investment vehicle: a holding company listed in Chile whose only assets would be ownership stakes in power generation and distribution companies located abroad

The hypothesis that this discount in Enersis and Endesa is explained by investors’ lack of visibility regarding the underlying assets raises two issues:

First, this would imply that market prices would be “wrong”, which is always a “suspicious” explanation

Second, based on our review of equity research reports on Enersis and Endesa, analysts usually do a sum-of-the-parts valuation based on individual valuations at the asset or business level by country, which contradicts the lack of visibility hypothesis

Therefore, it is reasonable to infer that the discount applied by the market to Enersis and Endesa could have a different explanation and even be justified by other factors

Our valuation analysis suggests that the discount applied by the market would be larger in the case of Enersis than Endesa and, therefore, it would be Enersis who would benefit the most in the event of a potential reduction of such discount

Executive summary (6/15)

From Endesa's perspective, the rationale provided in support of the transaction is not enough to justify the Corporate Reorganization

7 **Therefore, the reasons argued in favor of the Corporate Reorganization are not sufficient to justify it; at least from Endesa's perspective**

- Although grouping non-Chilean assets under a single vehicle should mitigate conflicts of interest by aligning voting and economic rights, this argument has two issues:
  - The conflict of interest remains (and eventually increases) at the Endesa Chile level
  - It seems to be a coercive argument (*ad baculum*) as it implicitly appeals to the negative consequences of having a misaligned controlling shareholder as a reason to pursue the Corporate Reorganization
- Initiatives such as improving the efficiency of the decision-making process and the implementation of specific managerial and investing strategies should be achievable regardless of the Corporate Reorganization and, therefore, shouldn't be a reason to justify it (seems more like a positive externality rather than a reason to pursue it)
- We think that the expectation that the Corporate Reorganization should increase Endesa's market value given that: (i) cross ownerships between Enersis and Endesa would be reduced and (ii) it would improve the visibility of underlying assets, is more a hypothesis than a conclusive reason to justify the operation
- Although the Corporate Reorganization significantly reduces the proportion of net income corresponding to minority interest by grouping several cross ownerships from Endesa and Enersis under Enersis Americas, the overall economic rights remain unchanged. Therefore, the only difference in cash flow could come from the willingness of the controlling shareholder to distribute cash generated at the operating companies' level
- There are reasonable doubts regarding the potential value to be unlocked as a result of the improvement in the equity stories of the resulting entities
  - Although Endesa Chile would become a pure play generation company 100% focused in Chile, its market value will be highly dependent on its financial policies and treatment given to the conflicts of interest it would be exposed to
  - Enersis Americas would also be subject to difficulties:
    - No clear set of comparables
    - It would be a very peculiar investment vehicle: a holding company listed in Chile whose only assets would be ownership stakes in power generation and distribution companies located abroad

Tyndall Group 9

Executive summary (7/15)

Value creation analysis in the context of the Corporate Reorganization

8 **The Corporate Reorganization itself doesn't seem to generate incremental value, or at least not significantly. Value creation in the context of the Corporate Reorganization should, therefore, be generated through the ownership stake in Enersis Americas given to Endesa shareholders**

a. Market reaction and subsequent stock price performance of Endesa and Enersis is not consistent with those of a transaction that creates value
   - Market prices provide an unbiased estimate of the present value of the company's expected cash flows. Share prices should reflect the expected impact of the transaction on a present value basis
   - Since the announcement of the transaction, Enersis and Endesa's share prices have underperformed the market

b. There are no operating synergies that can be attributed to the transaction
   - Although Enersis and Endesa provided an estimate of operating efficiencies contemplated in the 2016-2020 business plan (yearly savings generated by efficiency improvements), there is no, necessarily, causal effect between the transaction and those initiatives, which can arguably be implemented regardless of the Corporate Reorganization

c. The Corporate Reorganization would have a relevant impact on taxes (positive and negative), both at the corporate level (Endesa and Enersis), and the shareholders level
   - The division would trigger capital gains taxes for US$251mm at Endesa Chile
   - As a result of the division, Endesa Chile would have a higher tax burden given the decrease in the company's equity subject to monetary correction (present value of ~US$23mm)
   - The separation into Chilean and non-Chilean assets would allow for a more efficient use in Chile of tax credits generated by taxes paid abroad
     - Managements of Endesa and Enersis have estimated the present value of the potential larger credit available to shareholders in US$752mm
     - Given that this benefit corresponds to a credit that Enersis Americas shareholders would have against their individual taxes, this benefit is not symmetrical for all shareholders. Among local shareholders, those with high marginal tax rates would have a larger benefit. Among foreign investors, those residing in countries with a double taxation treaty with Chile in place would have a larger benefit (additional 3%)

Tyndall Group 10

Value creation for Value creation for Endesa shareholders will depend, on the one hand, on the contribution of Endesa Americas

Endesa shareholders shareholders recognized by the shareholders of Enersis Americas and, on the other hand, on the combination of values at which Endesa Chile and Enersis Americas trade

Given that, as a result of the division, shareholders of Endesa will receive two stocks (Endesa Chile and Endesa Americas), at inception, value creation will depend on the market value of these two companies

Value creation could be achieved by different price combinations for Endesa Chile and Endesa Americas

Hence, a higher market valuation of Endesa Chile could compensate for a lower market valuation of Endesa Americas, and vice versa

After the merger of Endesa Americas and Chilectra Americas into Enersis Americas, value creation will depend on: (i) different price combinations for Endesa Chile and Enersis Americas and (ii) the Exchange Ratio (as this term is defined subsequently

Value combinations for Endesa Chile and Enersis Americas needed for Endesa shareholders to break even can vary significantly depending on the percentage of Enersis Americas shares given to them

It is hard to determine ex-ante, with a reasonable degree of confidence, whether the resulting entities will trade at a higher value than Enersis and Endesa do today

A relevant assumption behind the Corporate Reorganization is that both Enersis and Endesa trade at a significant discount to their sum-of-the-parts value, and that the Corporate Reorganization would allow to reduce a significant portion of such discount by modifying the intra-group ownership structure

From Endesa shareholders’ standpoint, the Corporate Reorganization would create value to the extent that the value of Endesa Chile shares plus the value of Endesa Americas’ shares (or the corresponding number of shares of Enersis Americas post merger), is higher than the current market value of their Endesa shares

If, as our analysis suggests, Enersis trades at a larger discount than Endesa, then estimating the Exchange Ratio without

Relative contribution should be estimated using valuations that reflect market conditionsRelative contribution should be estimated using valuations that reflect market conditionsadjusting the sum-of-the-parts valuation to reflect market conditions would be detrimental to Endesa shareholders

Unadjusted sum-of-the-parts valuation ignores the discount applied by the market

Ignoring such discount (i.e., not adjusting the sum-of-the-parts valuation to reflect market conditions), benefits the party with the larger discount (Enersis in this case)

As a reference (see table below), the difference in relative contribution by Endesa’s minority shareholders to Enersis Americas estimated with a valuation based on trading multiples, with and without applying an adjustment to market, would be of 1.5 percentage points

13.6%, without adjustment

15.1%, with adjustment

A similar debate took place in 2012 during Enersis’ capital increase. The discussion was centered on whether the ownership stakes contributed by the controlling shareholder to subscribe for its shares should be contributed at DCF value or market value

Range based on DCF—Sensitivity based on discount rate and perpetuity growth rate

Range based on DCF adjusted to market—Sensitivity based on discount rate and perpetuity growth rate1

Range based on trading multiples FV/EBITDA 2017E

Range based on trading multiples adjusted to market FV/EBITDA 2017E

Range based on equity research2

10% 11% 12%13%14%15%16%17%18%

14.2%14.2%12.4%(53.0%)12.4%(53.0%)16.0%(50.9%)16.0%(50.9%)13.9%13.9%15.1%(51.4%)15.1%(51.4%)12.8% (52.8%) 12.8% (52.8%) 13.6%13.6%11.3%(53.7%)11.3%(53.7%)15.4%(51.3%)15.4%(51.3%)15.1%15.1%14.2%(51.9%)14.2%(51.9%)15.9%(50.9%)16.0%(50.9%)15.9%(50.9%)16.0%(50.9%)15.6%15.6%13.5%(52.4%)13.5%(52.4%)

Note 1: Figures in parenthesis correspond to Enel’s ownership in Enersis Americas post merger

Nota 2: Highlighted circle corresponds to the base case, except for the range based on equity research, which corresponds to the median

Nota 3: Ranges for relative contribution estimated using DCF and multiples were built using the minimum and maximum values obtained using the most and least favorable combinations of the underlying variables for Endesa shareholders (stress test)

Adjustment to market was made by applying the discount at which the company trades compared to the value obtained using DCF or trading multiples. Endesa Americas was adjusted using Endesa’s implied discount and Enersis Americas using Enersis’

Range built using relative contribution analyzes performed by Larrain Vial, Citi and BiceCorp. In the cases where a range was provided, we used the mid-point. Given that research analysts didn’t have access to information that is relevant to the analysis, these values are shown only for reference purposes

Executive summary (10/15)

Exchange Ratio should reflect the higher risk incurred by Endesa in the Corporate Reorganization

11 **In addition, the Corporate Reorganization represents a higher risk to Endesa than Enersis given the asymmetric distribution of the potential benefits, costs and uncertainty among the different groups of shareholders**

- The division of Endesa into Endesa Chile and Endesa Americas triggers a certain cost of US$251mm in capital gains tax, which is partially mitigated by a tax credit of US$60mm to be used the following year (US$188mm of net cost on a present value basis)
- Endesa Chile would have a higher tax burden as a result of the decrease in the company's equity subject to monetary correction (present value of ~US$23mm)
- A more efficient use of tax credits generated by taxes paid abroad (expected present value of US$752mm), mainly benefits Enersis shareholders
- If the market applies Enersis Americas a smaller discount than it currently applies to Enersis, most of the upside would benefit Enersis shareholders
- There is a risk that Endesa Chile trades at a discount to its peers (Colbun and AES Gener), which could materialize as a result of:
  - More limited growth prospects as it would be exclusively focused in Chile
  - Continued exposure to a conflict of interest with its controlling shareholder

Approach to determine the Exchange Ratio

12 **A reasonable approach to defining the Exchange Ratio should, therefore, take into account the following:**

- The relative contribution of each group of shareholders should be adjusted by the discount at which Enersis and Endesa trade, in order to reflect market prices
- A compensation regarding the tax cost to be borne by Endesa as a result of the division
- The relative risks incurred by different groups of shareholders

Tyndall Group 13

Executive summary (11/15)

Suggested methodology to achieve these objectives

13 **We believe that a methodology to achieve these objectives would be the following:**

- Start with a reasonable range of relative contribution built using the mid-point of the sum-of-the-parts valuation based on trading multiples, adjusted to market (15.1% in the base case)
- Recognize to the shareholders of Endesa a greater participation in Enersis Americas in order to compensate for the diminution in value suffered at the Endesa Chile level in connection with the capital gains tax to be paid as a result of the division (~0.8% of greater participation in Enersis Americas)
- Based on the possible multiples at which Endesa Chile and Enersis Americas are expected to trade, determine such Exchange Ratio that, with a reasonable minimum margin, is equivalent to the current value of the shares of Endesa
  - Given that it corresponds to a minimum, one should not consider the "expected" values (which do not reflect a possible asymmetric distribution of possible scenarios), but that level of participation in Enersis Americas that, assuming reasonable levels of valuation, covers more than half of the possible scenarios

Minimum ownership for Endesa's minority shareholders

14 **Based on our analysis, we estimate that an Exchange Ratio that would satisfy these conditions would be one that results in a participation in Enersis Americas for the minority shareholders of Endesa of, at least, 16%**

- It would be a percentage that is not significantly different from the result obtained from the relative contribution calculated according to trading multiples adjusted to market (~15.1%), plus a compensation of ~0.8% to account for the net present value of the capital gains tax effects of the division in Endesa Chile
- It would reflect a valuation scenario of Endesa Chile and Enersis Americas that is achievable without having to "bet" for the market to "correct" a supposed valuation "mistake"
- It would allow to comply with the active restriction imposed on the transaction by Enel, in the sense that Enel maintains more than 50% of the shares of the merged Enersis Americas
- It would also leave the shareholders of Enersis in a position with margin to maintain their current value, considering conservative valuation scenarios for Enersis Chile and Enersis Americas
- To the extent that the conflicts of interest with respect to Endesa Chile are solved and the risk that the process poses for the shareholders of Endesa (both described in points 15-18 of this executive summary) are mitigated, the minimum required participation for the shareholders of Endesa could be reduced, albeit only marginally because the 15.9% obtained pursuant to the relative contribution plus the adjustment for taxes would apply

Tyndall Group 14

Executive summary (12/15)

Relative relevance of Endesa Chile

15 **Given the relative weight of Chilean and non-Chilean assets on the the equity value of Endesa, the impact in value of the Corporate Reorganization for the shareholder of Endesa will depend, to a great extent, on how Endesa Chile trades in the future**

- Depending on the methodology used, the pro-forma equity value of Endesa Chile (assets and liabilities retained in the division) represents ~65% of the pre-transaction total value
  - Therefore, the value at which Endesa Chile is expected to trade will have a greater impact than the value at which Enersis Americas is expected to trade
- Although the conflict of interest mentioned as a reason to pursue the Corporate Reorganization is mitigated in the case of Enersis Americas, it is not eliminated in the case of Endesa Chile, as the divergence between the voting and economic rights of Enel remains
- It could even be reasonably argued that such conflict, with respect to Endesa Chile, could increase with the Corporate Reorganization
  - Future growth opportunities (organic and inorganic) outside of Chile will be undertaken through Enersis Americas
    - In the unlikely event that Endesa Chile, controlled by Enel, decides to grow in a market different from Chile, it will have to compete with Enersis Americas
  - Endesa Chile, we should assume, would focus exclusively in Chile in the future
    - In Chile, however, Enel Green Power (**"EGP"**), a company in which Enel holds 69% and could eventually increase up to 100% according to recent announcements, increasingly participates in the power generation sector
    - Leaving large projects aside, therefore, Endesa Chile will have to compete with EGP for future growth opportunities in Chile
  - If Endesa Chile focuses exclusively in Chile, based on the nature of its asset base and its large relative weight in the local generation market, it is reasonable to expect decreasing net investment rates and a subsequent decrease in the company's indebtedness
    - Under a pyramidal ownership scheme with a dissociation between control and economic rights such as the one that will result for Endesa Chile, the controlling shareholder has an incentive to reduce debt and retain cash at the base (Endesa Chile), since a decrease in "net debt" is recognized 100% at the top, increasing debt capacity in the intermediate entities

Tyndall Group 15

Executive summary (13/15)

Financial policies of Endesa going forward

16 **Therefore, a relevant concern when evaluating the Corporate Reorganization should be the debt and dividend policies of Endesa Chile going forward . . .**

- As indicated in the prior point, if Endesa Chile focuses exclusively in Chile, it is reasonable to expect decreasing net investment rates and a subsequent decrease in the company's indebtedness
- We don't believe this is negative *per se*, given that companies with structural cash generation surpluses may still be an attractive investment alternative, in particular for those investors focused more on returns from dividends (dividend yield) than capital appreciation
- A very negative scenario would be, however, if Endesa Chile, on the one hand, does not grow and accumulates cash and, on the other hand, does not distribute the excess cash generated to its shareholders
- This is not very likely to occur in a context of horizontal ownership, symmetric in terms of voting right and economic rights
  - However, as indicated before, under a pyramidal ownership scheme with a dissociation between control and economic rights such as the one that will result for Endesa Chile, the controlling shareholder has an incentive to reduce debt and retain cash at the base (Endesa Chile), since a decrease in "net debt" is recognized 100% at the top, increasing debt capacity in the intermediate entities
- Therefore, a relevant concern at the time of deciding about the division of Endesa should be to make sure that Endesa Chile follows financial policies consistent with a stock that is attractive for investors focused on dividends, for example, by including fixed rules in the company's bylaws
  - Minimum indebtedness
  - Policy regarding distribution of cash surpluses

Conflict of interest with Enel

17 **. . . and the potential conflicts of interest with Enel, in particular with respect to Enel Green Power's active presence in Chile**

- The Corporate Reorganization does not resolve the potential conflict of interest with Enel Green Power
  - Even though this is independent of the Corporate Reorganization, we believe this could be a good opportunity to solve it, for example, by entering into a joint investment agreement in Chile

Tyndall Group 16

The Corporate Reorganization does not resolve the potential conflict of interest with Enel Green Power

Even though this is independent of the Corporate Reorganization, we believe this could be a good opportunity to solve it, for example, by entering into a joint investment agreement in Chile

The Corporate Reorganization, under the proposed terms, poses several risks for the shareholders of Endesa

Transaction risksThat the division is consummated but the subsequent merger is not consummatedTransaction risksThat the division is consummated but the subsequent merger is not consummatedRisk that Endesa is divided and then the merger with Enersis Americas is not consummated

As a result of the division, the shareholders of Endesa will receive shares of Endesa Chile and Endesa Americas

Endesa Chile does not change if the merger is not consummated

Endesa Americas, however, would be a financial holding, without an organizational structure on its own

If the merger is not consummated, there are several risks that can have an impact in value, among which we highlight:

Management of the company going forward if the merger is not consummated or is delayed

Uncertainty about the future could significantly affect the price at which this stock trades

That theExchange Ratio is modified after the divisionThat theExchange Ratio is modified after the divisionLiquidity of the stock

Risk that the Exchange Ratio is modified after the division has been approved

Out of the three divided companies, we believe that Endesa Americas is the one that would be exposed the most in the event of a renegotiation of the Exchange Ratio

From a merely organizational point of view, the pre-merger Enersis Americas should not be very different to the merged entity, and Chilectra Americas (99% owned by Enersis Americas) would not require a new organizational structure given that management of these investments would not change. Endesa Americas, however, would be at an intermediate stage, requiring a separate organization, which implies costs that have not been considered

From a costs and benefits point of view, some of them (the most tangible ones) would have already materialized, the capital gains tax in Peru would have already been triggered (negative impact on Endesa Chile), and the utilization of credits for taxes paid abroad does not require the merger (the shareholders of Enersis Americas are the ones that benefit the most from this effect)

Withdrawal rights may not be an adequate protection for a dissenting shareholder

Withdrawal Rights Excercise PriceWithdrawal Rights Excercise PriceIn the event that the merger is approved and a shareholder of Endesa feels harmed and desires to withdraw from the company, it is highly likely that, given the timings of the process, the terms of exchange will have already been priced in the exercise price and, for that reason, withdrawal rights would not grant sufficient protection

Conditions required for the Corporate Reorganization to contribute to the social interest and to conform to market in price, terms and conditions

For the Corporate Reorganization to contribute to the social interest of Endesa and to conform to what would be considered as prevailing market price, terms and conditions at the time this Report, we believe that the following conditions shall be met:

The Exchange Ratio for the merger of Endesa Americas with Chilectra Americas and Enersis Americas should be one that results in an ownership for the minority shareholders of Endesa that is not below 16% of the shares of Enersis Americas after the merger

Prior to approving the division of Endesa into Endesa Chile and Endesa Americas, the following aspects should be verified, clarified and/or regulated:

Confirm with a third party tax expert the tax benefits to be derived from a better utilization of tax credits from taxes paid abroad and other tax effects that could be generated at the companies level

Agree on specific conventions regarding how to adjust the Exchange Ratio to account for variations in the shareholders’ equity of the companies to be merged between June 30th, 2015 and the reference balance sheets to be used to approve the different transactions

The valuation date and the date of the reference balance sheets used to calculate the shareholders’ equity of the companies to be merged was June 30th, 2015

As we understand, pro-forma balance sheets as of September 30th, 2015 will be used for the divisions

The merger is only going to be consummated in 2016, using pro-forma balance sheets as of such year

Adopt contractual protections that ensure that once the divisions are approved, the Exchange Ratio will not be changed

Indemnification for the shareholders of Endesa in the event that, once the division of Endesa is consummated, the merger with Enersis Americas does not materialize or is delayed

Ensure that if cash accumulates at the Endesa Chile level, such cash will be distributed promptly as dividends (given the percentage of Endesa Chile that will be controlled by Enersis Chile, this should be included in the bylaws of Endesa Chile, requiring a majority of 2/3 of the shares entitled to vote for its amendment)

Mitigate conflicts of interest at the Endesa Chile level, in particular, with respect to the undertaking, by Enel Green Power or other entities controlled by Enel, of opportunities in power generation in Chile through vehicles different from Endesa Chile

Executive summary 3

Transacton description 20

Background 20

Scope of Tyndall’s work 24

description of the proposed transacton 28

Analysis performed by Tyndall 54

Methodological considerations 54

valuation of Endesa and Enersis 61

relative contribution for the merger of Enersis Americas using different methodologies 86

Critical analysis of the transacton rationale 91

Risks and potential externalities related to the transacton 99

Value creation analysis 104

Conclusions 114

Appendix 124

Agenda

Initial announcement of the Corporate reorganization by Enel

On April 22nd, 2015, Enel, controlling shareholder of Enersis, Endesa and Chilectra S.A. (“Chilectra”) , made public a Board resolution stating that it considered convenient that the Boards of Enersis, Endesa and Chilectra begin the analysis of a potential corporate reorganization process, under which the power generation and distribution assets in Chile would be separated from those in other countries in Latin America

According to this announcement by Enel:

The Corporate Reorganization is part of the simplification and rationalization program previously announced by Enel

Such Corporate Reorganization would eliminate a number of duplications and overlaps among companies that report to Enersis (i) which are impeding the full valuation of the associated assets for all shareholders, reducing the visibility of the various businesses and (ii) making the decision-making process unnecessarily complex

Clearly differentiating operations in Chile from those in other Latin American countries would facilitate value creation for Enersis, Endesa and Chilectra, and all of their shareholders

Finally, Enel’s announcement indicated that the competent bodies of Enersis, Endesa and Chilectra would evaluate the possible conditions and procedures for the implementation of the Corporate Reorganization in compliance with the applicable laws

On that same date, April 22nd, 2015, the board members of Enersis, Endesa and Chilectra were informed of the announcement by Enel

I Enersis, Endesa and Chilectra press releases (hecho esencial) dated July 27th, 2015

II Press release (hecho esencial) by Enersis, Endesa and Chilectra dated April 22nd, 2015

Definition of the Corporate Reorganization structure to be analyzed

On July 27th, 2015, Enersis, Endesa and Chilectra informed that their respective Boards of Directors decided that, in the event that the Corporate Reorganization was approved, it would be carried out through the following corporate transactions1:

Each of Chilectra and Endesa would be divided creating: (i) a new company from the division of Chilectra (“Chilectra Americas”), to which the ownership stakes and assets that Chilectra owns outside of Chile, as well as the corresponding liabilities, would be allocated; and, (ii) a new company from the division of Endesa (“Endesa Americas”), to which the ownership stakes and assets that Endesa Chile owns outside of Chile, as well as the corresponding liabilities, would be allocated. For the purposes of this Report, we will refer to the continuing entities of Chilectra and Endesa as “Chilectra Chile” and “Endesa Chile”, respectively

Enersis, in turn, would be divided creating a new company (“Enersis Chile”) , to which the ownership stakes and assets of Enersis in Chile, including the ownership stakes in Chilectra Chile and Endesa Chile (following the division of Chilectra and Endesa) , and the corresponding liabilities, would be allocated. Enersis’ direct ownership stakes abroad, as well as its ownership stakes in Chilectra Americas and Endesa Americas (the new companies created as a result of the aforementioned division of Chilectra and Endesa ), and the corresponding liabilities, would remain in the continuing entity, which we will refer to as “Enersis Americas”

Once the described divisions are materialized, Chilectra Americas and Endesa Americas would merge into Enersis Americas, consolidating all the non-Chilean assets of the Enersis Group under this vehicle. This merger, which involves two newly-incorporated companies (Endesa Americas and Chilectra Americas , would be carried out as soon as legally possible pursuant to the provisions of the applicable regulations

This same press release informed that (i ) the resulting companies would be domiciled in Chile and their shares would be listed in the same stock exchanges as the existing companies of the Enersis Group, and (ii ) none of the described transactions would require a financial contribution from shareholders

Decision to ask the Committee to render an opinion regarding the Corporate Reorganization

Through the Oficio Ordinario 15.452, dated July 20th, 2015, the Superintendencia de Valores y Seguros (local regulator, “SVS” ) indicated, among other things, that:

The corporate reorganizaton process, which encompasses different stages, should be analyzed both individually and as a whole given that its final objective is only achieved if all the proposed stages are completed. This is, the proposed divisions and mergers cannot be analyzed independently

Given the transaction’s complexity, Endesa could consider other measures to provide shareholders with more elements to properly analyze the transaction, including asking the Committee to render an opinion regarding the Corporate Reorganization

On August 13th, 2015, Endesa’s Board of Directors informed1 that in the board meeting of that same date the Committee agreed to engage Tyndall as Financial Advisor to the Committee:

With a scope of work equivalent to that contemplated in Article 147 of the Ley de Sociedades Anonimas (Chilean Companies Law, “LSA”) , regarding independent appraisers, and

To comply with the information requirements related to the Corporate Reorganization as suggested by the SVS in the Oficio Ordinario 15.452 dated July 20th, 2015

1 Endesa Hecho Esencial dated August 13th, 20151 Endesa Hecho Esencial dated August 13th, 2015Tyndall 23

Executive summary 3

Transacton description 20

Background 20

Scope of Tyndall’s work 24

Description of the proposed transacton 28

Analysis performed by Tyndall 54

Methodological considerations 54

Valuation of Endesa and Enersis 61

Relative contribution for the merger of Enersis Americas using different methodologies 86

Critcal analysis of the transacton rationale 91

Risks and potential externalities related to the transacton 99

Value creation analysis 104

Conclusions 114

Appendix 124

Scope of Tyndall’s work

As commissioned by the Committee, Tyndall considered the following topics in this report:

A detailed description of the proposed Corporate Reorganization

A review, from Endesa shareholders’ standpoint, of the origin and rationale for the Corporate Reorganization provided by its proponent

An analysis of the potential of conflicts of interest

Analysis of the main terms and conditions of the Corporate Reorganization, its consequences and its potential impact on Endesa, in order to assist the Committee in determining if the transacton:

Contributes to the “social interest”; and

Conforms with respect to price, terms and conditions to those transactons that prevail in the market at the time of its approval

The main analysis peformed by Tyndall were the following:

Critical review of the main reasons given in support of the Corporate Reorganization

Valuation of Endesa, Enersis and Chilectra based on different methodologies

Relative contribution analysis for the merger of Endesa Americas and Chilectra Americas into Enersis Americas

Value creaton analysis, comparing the situation of Endesa shareholders before and after the Corporate Reorganization

Analysis of transacton risks and potential externalities

It should be noted that to evaluate and analyze the proposed Corporate Reorganization and determine whether it conforms with respect to price, terms and conditions to those transactons that prevail in the market at the time of its approval it is necessary to know, beforehand, the Exchange Rato that is being proposed for the merger of Enersis Americas, Endesa Americas and Chilectra Americas as well as the other terms and conditions for this operation

Given that the Exchange Rato has not been determined (or informed) to the date of this Report, our value analysis for Endesa shareholders is focused on the minimum ownership stake that Endesa shareholders should have in Enersis Americas, so that, within a reasonable margin, the Corporate Reorganization is neutral for Endesa from a value creation standpoint

We note that the analysis of alternative options or modifications to the Corporate Reorganization is not part of the Tyndall’s scope of work, and therefore, is not included in this Report

Information available for the analysis (1/2 )

Tyndall had access to the following information for furnishing the Report:

Information posted on Endesa’s Data Room, including, but not limited to, the following information:

Financial statements of Endesa

Equity research reports

Corporate presentations and presentations to the Board

Debt instruments’ contracts

Projections for the 2015-2020 period at the operating companies level

According to the information provided by Endesa, the financial projections (“Financial Projections” ) correspond to a strategic planning exercise carried out in the context of the Corporate Reorganization, incorporating the costs and savings associated with the 2016-2020 business plan (which considers the Corporate Reorganization)

However, despite having specifically requested it, Tyndall did not receive projections for a “base case scenario” that excludes the effects associated with the transacton

Information posted on Enersis’ Data Room, including, but not limited to, the following information:

Financial statements of Enersis

Equity research reports

Corporate presentations and presentations to the Board

Macroeconomic assumptions on which the company based its projections

Cash and debt allocation criteria for the transacton

Debt instruments’ contracts

projections for the 2015-2020 period at the the operating companies level

According to the information provided by Enersis, the financial projections correspond to a strategic planning exercise carried out in the context of the Corporate Reorganization, incorporating the costs and savings associated with the 2016-2020 business plan (which considers the Corporate Reorganization

However, despite having specifically requested it, Tyndall did not receive projections for a “base case scenario” that excludes the effects associated with the transacton

Tyndall was given access to a document prepared by Enersis which contained a description of the operating efficiencies included in the 2016-2020 business plan. However, the savings included in these estimates did not necessarily have a causal relation with the Corporate Reorganization, and many of them, given their nature, could be achieved regardless of the transacton

Tyndall 26

Information available for the analysis (2/2 )

Meetings with management and advisors of Endesa and Enersis, with the purpose of reviewing the assumptions with which the Financial Projections were prepared and to clarify other relevant aspects of the Corporate Reorganization. The most relevant meetings were the following:

Management presentation held on August 23rd, 2015, in which the management of each of the countries where subsidiaries of Enersis and Endesa operate, made a presentation about economic scenarios, their respective regulatory frameworks and their business plan for 2015-2020

Meetings (in person and conference calls ) with Endesa’s team in charge of the operating projections of the company, headed by Mr. Fernando La Fuente, Planning and Control Officer of Endesa

Meetings (in person and conference calls ) with Enersis’ team in charge of the operating projections of the company, headed by Mr. Mauricio Poblete, Deputy Planning and Control Officer of Enersis

Meetings (in person and conference calls ) with Enersis’ tax team, headed by Mr. Marcos Cruz, Tax Manager of Enersis

Conference calls with the Enersis’ team that heads operations of the companies

Meetings (in person and conference calls ) with Endesa’s Chile financial advisor

Meetings with Mr. Ramiro Alfonsin, Deputy CEO and CFO of Endesa

Meetings with the Committee

Public information regarding Enersis, Endesa, Chilectra, and other power generation, transmission and distribution companies, as well as information regarding the markets in which the companies involved in the Corporate Reorganization operate

We note that the analysis requested to Tyndall does not include a due diligence of the information provided by the managements of Enersis and Endesa or their advisors. As a result, the Financial Projections and their underlying assumptions, the estimation of legal and tax implications of the Corporate Reorganization, the efficiencies included in the 2016-2020 business plan, and all and any other information received and used as a basis for the analysis by Tyndall were not independently verified by Tyndall as to their veracity, exactitude, integrity, sufficiency, consistency, precision or reasonability

In spite of the previous point, Tyndall performed a detailed analysis of the information provided and communicated in a timely manner its questions and comments to Endesa and Enersis. In particular, meetings and presentations with different areas of Enersis and Endesa were coordinated to analyze the information and clarify doubts, and there was an exchange of more than 200 questions and answers through channels provided by Endesa and Enersis for this purpose

Executive summary 3

Transacton description 20

Background 20

Scope of Tyndall’s work 24

Description of the proposed transaction 28

Analysis performed by Tyndall 54

Methodological considerations 54

Valuation of Endesa and Enersis 61

Relative contribution for the merger of Enersis Americas using different methodologies 86

Critical analysis of the transacton rationale 91

Risks and potential externalises related to the transacton 99

Value creator analysis 104

Conclusions 114

Appendix 124

Introduction to the description of the proposed transacton

This section presents a description of the Corporate Reorganization as it has been proposed

The purpose of this description is to provide context to the Corporate Reorganization using the information that Endesa and Enersis have provided to Tyndall

For simplicity purposes, the information has been separated into four subsections:

Transacton rationale according to Endesa

Describes the information that has been formally provided to the Committee by Endesa and Enersis regarding the arguments that would justify the Corporate Reorganization

This subsection is only intended to inform of these arguments and does not include any opinions or judgments from Tyndall

In section III.4 of the Report (“Critical analysis of the transacton rationale” ) this arguments are analyzed into detail from Endesa shareholders value perspective

Structure and timing

Summarizes the structure, steps and timings of the Corporate Reorganization

Tax implications

Other relevant considerations

Summary of cash and debt allocation proposal

Other considerations

Executive summary 3

Transacton description 20

Background 20

Scope of Tyndall’s work 24

Description of the proposed transaction 28

Transaction rationale according to Endesa 30

Structure and timing 34

Tax implications 45

Other relevant considerations 50

Analysis performed by Tyndall 54

Methodological considerations 54

Valuation of Endesa and Enersis 61

Relative contribution for the merger of Enersis Americas using different methodologies 86

Critical analysis of the transacton rationale 91

Risks and potential externalities related to the transacton 99

Value creation analysis 104

Conclusions 114

Appendix 124

Tyndall 30

Analysis of Endesa’s current situation and expected benefits of the Corporate Reorganization as presented to the Board of Directors of Endesa

Endesa is the largest power generation player in Latin America with a unique and diversified portfolio of assets

In spite of this, the company has an excessively complex corporate structure which generates the following problems:

Misalignment of interests between Enersis and Endesa Inefficiencies in the decision-making process

Difficulties in implementing differentiated strategies for each market in which the company participates Cross ownership and low visibility of operating assets Significant cash flow leakage In this context, the Corporate Reorganization would entail the following benefits for Endesa:

Aligns interests under a single vehicle

Fosters a more efficient decision-making process 3 Allows for the implementation of specific management and investment strategies for different markets with different industrial logic 4 Reduces cross ownership and increases asset visibility Significantly reduces cash flow leakage Unlocks value

This would set the stage for new and improved equity stories for the companies resulting from the Corporate Reorganization

Main arguments that would justify the Corporate Reorganization from Endesa's perspective (1/2)

Hypothesis	Arguments

1 ***Align interests under a single vehicle***	■ Perception of a misalignment of interests between Endesa and Enersis regarding their investment policy
	    ■ Example given by Endesa: the purchase by Enersis of 21% of Edegel (instead of Endesa being the vehicle to pursue the acquisition)
	■ Lack of clarity generated by the consolidation and control of companies where Endesa receives a minority proportion of the cash flow
	    ■ Example: Emgesa is consolidated by Endesa with 26.9% of the economic rights (Enersis cedes to Endesa its voting rights regarding Emgesa)
	■ As a consequence of the Corporate Reorganization: (i) ownership stakes in power generation and distribution companies in Latin America ex Chile would be grouped under the same controller, which would be the only investment vehicle for both businesses in Latin America ex Chile, (ii) the structure would be simplified and (iii) interests would be aligned

2 ***Fosters a more efficient decision-making process***	■ Under the current structure, there are several shareholder layers for decision-making, which generates potential conflicts of interest ■ Example given by Endesa: the shareholding structure of Enel Brasil, where Enersis directly owns a 51% stake, but also has indirect holdings via Endesa (owner of a 37% stake) and Chilectra (owner of 11%), which results in three Boards of Directors reviewing information of Enel Brasil ■ As a consequence of the Corporate Reorganization, the decision-making process will be streamlined and made more efficient due to the existence of single vehicle through which all relevant decisions would be made

Source: Information provided by Endesa and Enersis to the Committee

Tyndall Group 32

Main arguments that would justify the Corporate Reorganization from Endesa's perspective (2/2)

Hypothesis		Arguments
3	***Allows for the implementation of specific management and investment strategies for different markets with different industrial logic***	■ Market and regulation in Chile are different from those in other countries in which Endesa, Enersis and Chilectra operate ■ The different industrial focuses require specific strategies ■ As a consequence of the Corporate Reorganization: (i) there would be a management team focused on each of the companies with responsibilities defined by geography, (ii) management results could be more easily measured and (iii) investment and growth plans could be set-up according to each company profile
4	***Reduces cross ownership and increases asset visibility***	■ There is a complex corporate structure with cross shareholdings between Endesa and Enersis ■ As a consequence of the Corporate Reorganization: (i) the structure would be simplified, (ii) there would be a significant reduction in minority interests, (iii) there would be a single investment holding company to invest in Latin America ex Chile and (iv) investment in subsidiaries in Brazil would be consolidated
5	***Significantly reduces cash flow leakage***	■ Under the current structure, a large percentage of the profits of Endesa correspond to minority interest ■ As a consequence of the Corporate Reorganization, the proportion of net income which would correspond to minority interests would be reduced as the cross shareholdings between Endesa, Enersis and Chilectra in Latin America ex Chile, would be grouped under one single vehicle
6	***Unlocks value***	■ Endesa is currently undervalued according to its market capitalization ■ As a consequence of the Corporate Reorganization: (i) the equity stories would be clarified and improved, (ii) some minority holdings would be controlled and (iii) the visibility of the assets would improve ■ The above would translate into a potential revaluation which is more in line with where competitors are trading in the Chilean market

Source: Information handed over by Endesa and Enersis to the Committee

Tyndall Group 33

Executive summary 3

Transacton description 20

Background 20

Scope of Tyndall’s work 24

Description of the proposed transaction 28

Transaction rationale according to Endesa 30

Structure and timing 34

Tax implications 45

Other relevant considerations 50

Analysis performed by Tyndall

Methodological considerations 54

valuation of Endesa and Enersis 61

relate contribution for the merger of Enersis Americas using different methodologies 86 critical analysis of the transacton rationale 91

Risks and potential externalises related to the transacton 99

Value creator analysis 104

Conclusions 114

Appendix 124

Tyndall 34

Enersis Group simplified ownership structure

Generation

Distribution

Transmission

Integrated

Note: Simplified Structure

Does not include Endesa’s 0.5% direct stake in Edesur

Includes GNL Quintero (20.0%), GNL Chile (33.3%), Transquillota (48.1%) and Electrogas (42.5%)

Step 2: Division of Enersis

Step 3: Merger

In an extraordinary shareholders meeting, the division of Endesa in the following two companies is proposed:

Endesa, the continuing entity, which we previously denominated Endesa Chile, and

A newly created entity, established in the division of Endesa, which we previously denominated Endesa Americas

The division is materialized through a capital reduction in Endesa, keeping the number of shares constant, and distributing its equity between the two entities previously mentioned

The stakes owned by Endesa in the following companies (and their related liabilities) are assigned to Endesa Americas:

Emgesa (26.9%)

Endesa Costanera (75.7%)

El Chocon (65.4%)

Chinango (50.0%)

Edegel (62.5%)

Enel Brasil (37.1%)

Other minority stakes

Endesa Chile, the continuing legal entity of the current Endesa, keeps all assets and liabilities which are not specifically assigned to Endesa Americas in the division, including:

Chilean generation assets that are directly owned by Endesa (3,757MW of installed capacity)

Stakes in Chilean subsidiaries:

Celta (96.2%)

Gas Atacama (98.1%)

Pehuenche (92.7%)

Canela (75.0%)

Other assets and liabilities not assigned to Endesa Americas in the division:

Water rights in Chile

Minority stakes in Chilean companies

Other intangible assets which are currently part of Endesa’s (legal) capital

Step 2: Division of nersis

Step 3: Merger

Once the procedures related to the creation and listing of Endesa Chile and Endesa Americas with the respective securities registries and stock exchanges are finalized, the Board of Directors of Endesa distributes the shares of Endesa Americas to Endesa shareholders

As a consequence of the division, the shareholders of Endesa would become shareholders of two separate entities, with the following corporate structure:

96.2%96.2%Endesa

Americas

26.9%

[GRAPHIC APPEARS HERE][GRAPHIC APPEARS HERE]0.5%[GRAPHIC APPEARS HERE]65.4%50.C65.4%50.C[GRAPHIC APPEARS HERE]

37.1%37.1%100.0%100.0%Note: Simplified Structure1 Includes GNL Quintero (20.0%), GNL Chile (33.3%), Transquillota (48.1%) and Electrogas (42.5%)Note: Simplified Structure1 Includes GNL Quintero (20.0%), GNL Chile (33.3%), Transquillota (48.1%) and Electrogas (42.5%)Generation

Distribution

Transmission

Integrated

Step 2: Division of Enersis

Step 3: Merger

In an extraordinary shareholders meeting, the division of Chilectra in the following two companies is proposed:

Chilectra, the continuing entity, which we previously denominated Chilectra Chile, and

A newly created entity, established in the division of Chilectra, which we previously denominated Chilectra Americas

The division is materialized through a capital reduction in Chilectra, keeping the number of shares constant, and distributing equity between the two entities previously mentioned

The stakes owned by Chilectra in the following companies (and their related liabilities) are assigned to Chilectra Americas:

Codensa (9.4%)

EEC (3.8%)

Edesur (34.0%)

Edelnor (15.6%)

Enel Brasil (11.3%)

Ampla (31.4%)

Chilectra Chile, the continuing legal entity of the current Chilectra, keeps all assets and liabilities which are not specifically assigned to Chilectra Americas in the division, including:

Chilean distribution and sub-transmission assets that are directly owned by Chilectra

Stakes in Chilean subsidiaries:

Electrica de Colina (100.0%)

Luz Andes (99.9%)

Other assets and liabilities not assigned to Chilectra Americas in the division:

Concessions

Other intangible assets which are currently part of Chilectra’s (legal) capital

Only incudes Chilectra’s direct stake in Ampla, excluding Chilectra’s stake owned indirectly through Enel Brasil. Chilectra’s total economic stake in Ampla is 36.6%

Tyndall Group 38

Step 2: Division of Enersis

Step 3: Merger

Once the procedures related to the creation and listing of Chilectra Chile and Chilectra Americas with the respective national securities registries and stock exchanges are finalized, the Board of Directors of Chilectra distributes the shares of Chilectra America to Chilectra shareholders

As a consequence of the division, Chilectra’s shareholders would become shareholders of two separate entities, with the following corporate structure:

Chilectra

Americas

Generation

Distribution

Transmission

Integrated

Step 2: Division of Enersis

Step 3: Merger

In an extraordinary shareholders meeting, the division of Enersis in the following two companies is proposed:

Enersis, the continuing entity, which we previously denominated Enersis Americas, and

A newly created entity, established in the division of Enersis, which we previously denominated Enersis Chile

The division is materialized through a capital reduction in Enersis, keeping the number of shares constant, and distributing equity between the two entities previously mentioned

The stakes owned by Enersis in the following companies (and their related liabilities) are assigned to Enersis Chile:

Endesa Chile (60.0%)

Chilectra Chile (99.1%)

Celta (3.8%)

Gas Atacama (1.9%)

Canela (1.9%)

Enersis Americas, the continuing legal entity of the current Enersis, keeps all assets and liabilities which are not specifically assigned to Enersis Chile in the division, including:

Stake in Endesa Americas

Stake in Chilectra Americas

Stakes in subsidiaries operating outside of Chile:

Emgesa (21.6%)

Codensa (39.1%)

DockSud (40.2%)

Edesur (37.6%)

Enel Brasil (50.9%)

Ampla (21.4%)

Coelce (15.2%)

Edegel (21.1%)

EE PSA (96.5%)

Edelnor (60.1%)

Other assets and liabilities not assigned to Enersis Chile in the division

Step 1: Division of Endesa and Chilectra

Step 2: Division of Enersis

Step 3: Merger

Once the procedures related to the creation and listing of Enersis Chile and Enersis Americas with the respective national securities registries and stock exchanges are finalized, the Board of Directors of Enersis distributes the shares of Enersis Chile to Enersis shareholders

As a consequence of the division, the shareholders of Enersis would become shareholders of two separate entities, with the following corporate structure:

Enersis Chile

60.0% Endesa Americas1

Chilectra 99.1% AmericasChilectra 99.1% Americas

39.1%

9.4%

75.775.762.5%62.5%65.4%65.4%37. t37. t34.1%34.1%40.2%40.2%50. C50. C96.5%96.5%21.1%21.1%50.9%50.9%100.0%100.0%37.1%37.1%31.4%31.4%11.3%11.3%46.9%46.9%58.S58.S99.8%99.8%100.0%100.0%

GenerationDistributionTransmissionIntegratedGenerationDistributionTransmissionIntegratedCachoeira Dourada21.4% 15.2% Cachoeira Dourada21.4% 15.2%

Note: Simplified Structure

Does not includes Endesa’s 0.5% direct stake in Edesur

Includes GNL Quintero (20.0%), GNL Chile (33.3%), Transquillota (48.1%) and Electrogas (42.5%)

Step 1: Division of Endesa and Chilectra
Step 2: Division of Enersis
Step 3: Merger

Merger of Endesa Americas and Chilectra Americas into Enersis Americas

- In an extraordinary shareholders meeting in each of Enersis Americas, Endesa Americas and Chilectra Americas, the merger of Endesa Americas and Chilectra Americas into Enersis Americas, which would absorb them, is proposed
- The merger is materialized through a capital increase in Enersis Americas, which issues enough new shares to be distributed among the shareholders of Endesa Americas and Chilectra Americas in the corresponding proportions according to the exchange ratio defined by the respective shareholder meetings (the **"Exchange Ratio"**)
  - In this Report, the term "Exchange Ratio" is also used to refer to the percentage of shares of the merged Enersis Americas that would correspond to the minority shareholders of Endesa
- As a result of the merger:
  - Endesa Americas and Chilectra Americas would be dissolved, without being liquidated
  - Enersis Americas would absorb all of the assets and liabilities of Endesa Americas and Chilectra Americas
  - The shareholders of Endesa Americas and Chilectra Americas would automatically become shareholders of Enersis Americas
  - Within a certain period of time following the merger, the Board of Enersis Americas would distribute the newly issued shares to the shareholders of Endesa Americas and Chilectra Americas in the corresponding proportion according to the Exchange Ratio
  - Given that Enersis Americas would also be a shareholder in Endesa Americas and Chilectra Americas, unless the shareholders meeting that decides the merger decides otherwise, Enersis Americas would receive shares from its own issuance
    - We understand that it would be proposed in Enersis Americas' shareholders meeting that only the shares to be distributed to Endesa Americas and Chilectra Americas shareholders other than Enersis Americas are issued
- A merger is one of the subjects that, according to the LSA, grants dissenting shareholders withdrawal rights
  - In section III.5 of the Report ("Risks and potential externalities related to transaction"), withdrawal rights are analyzed in detail in the context of the Corporate Reorganization
- Enersis stated the following conditions precedent for a potential transaction to take place, among others[1]: (i) it should be carried out according to market conditions, (ii) it should not affect the current structure of control, (iii) it should not require additional financial resources from shareholders, (iv) it should not result in any significant tax cost, and (v) it should be compatible with Ruling 667/2002[2]

[1] Enersis' reply to the *Oficio Ordinario* Nº8438 dated of April 24th,2015
[2] Described in greater detail on page 53 of the Report

Tyndall Group 42

Sequence of events since the approval of the divisions until the new companies start trading

Illustrative timetable[1]


15- 30 days
60 - 90 days
~ 15 days

Shareholders meetings to approve the divisions:

- Endesa
- Chilectra
- Enersis

Conditions precedent to the division of the three companies, including the legalization of the amendment of bylaws, are satisfied:

- Capital reduction in Endesa, Chilectra and Enersis
- Endesa Americas, Chilectra Americas and Enersis Chile are created
- From this date onwards, the shares of Endesa, Chilectra and Enersis trade with the "right to receive shares" of Endesa Americas, Chilectra Americas and Enersis Chile, respectively

All required steps to file and register the new companies and their shares in the respective stock exchanges are carried forward:

- Filing of Enersis Chile, Chilectra Americas and Endesa Americas in the securities registries
- Listing of the shares of Enersis Chile and Endesa Americas in stock exchanges in Chile
- Registration of the shares of Enersis Chile and Endesa Americas with the Securities and Exchange Commission (**"SEC"**)
- American Depositary Receipts (**"ADR"**) program set-up for Enersis Chile and Endesa Americas
- Listing of the ADRs of Enersis Chile and Endesa Americas in the New York Stock Exchange (**"NYSE"**)

The new shares are distributed to the shareholders of Endesa, Chilectra and Enersis who were shareholders at the cut-off date defined by the respective Boards of Directors:

- The *Deposito Central de Valores* (local custodian or "**DCV**") registers the new shares of Enersis Americas, Enersis Chile, Endesa Americas, Endesa Chile, Chilectra Americas, Chilectra Chile under their respective shareholder names
- The shares of Enersis Chile and Endesa Americas start trading independently from Enersis (Americas) and Endesa (Chile)

[1] Highly dependent on the availability of Financial Statements for the new companies, the potential comments to be formulated by the SVS or the SEC in the filing process, and the prompt and satisfactory response to those comments

Tyndall Group 43

Sequence of events since the shares of the new companies start trading until the merger is materialized

Illustrative timetable1

As described in section III.5 of the Report (“Risks and potential externalities related to the transaction”), the length of this period is relevant for the calculation of the exercise price of withdrawal rights

30 days

60 days

10 days

Deadline to repurchase shares and pay withdrawal rights exercise priceDeadline to repurchase shares and pay withdrawal rights exercise price

Shares of Enersis Chile and Endesa Americas start trading

independently

Shareholders meetings to approve merger:

Endesa Americas

Chilectra Americas

Enersis Americas

Merger is subject to the exercise of withdrawal rights being less than a pre-determined percentage, to be decided by the respective shareholders meeting

Deadline to exercise withdrawal rights

If the exercise of withdrawal rights are larger than the pre-determined limit, the merger is not materialized

Bylaws amendment is legalized, the new shares of Enersis Americas are issued and registered in the SVS, the SEC, the stock exchanges in Chile and the NYSE

The merger is materialized. Enersis Americas absorbs Endesa Americas and Chilectra Americas

The newly issued shares of Enersis Americas are distributed to the shareholders of Endesa Americas and Chilectra Americas who were shareholders as of cut-off the date defined by the Board of Directors of Enersis Americas executive summary 3

Transacton description 20

Background 20

Scope of Tyndall’s work 24

description of the proposed transaction 28

Transaction rationale according to Endesa 30

Structure and timing 34

Tax implications 45

Other relevant considerations 50

Analysis performed by Tyndall 54

Methodological considerations 54

valuation of Endesa and Enersis 61

relate contribution for the merger of Enersis Americas using different methodologies 86 critical analysis of the transacton rationale 91

Risks and potential externalises related to the transacton 99

Value creator analysis 104

Conclusions 114

Appendix 124

Tyndall 45

Introduction to the tax implications of the Corporate reorganization

We believe it is important to highlight that, from the perspective of a shareholder of Endesa, there are relevant differences among the implications of the tax benefits and tax losses or costs generated by the Corporate Reorganization

Tax losses or costs

They occur at the Endesa Chile level (which will be 100% owned by the current shareholders of Endesa)

They have a component that does not depend on the future cash flows of the companies (tax triggered in the division )

They impact all shareholders equally

Tax benefits

Tax efficiencies occur mainly at the Enersis Chile level (which does not benefit Endesa shareholders )

They correspond to tax credits for the shareholders of Enersis Americas (which would include the shareholders of Endesa once the merger materializes ) , which implies that:

There are shareholders who will not be able to use the tax credits (for example the pension funds ) , and others who would need to defer them

Only a portion of the estimated potential benefit would correspond to the shareholders of Endesa (the percentage of the total capital of Enersis Americas they receive in the merger )

Based on the information provided by the companies, given the complexity of the calculations behind the tax implications of the transaction, Tyndall’s recommendation is to carry out an external audit in order to confirm the impact on taxes of the Corporate Reorganization for each of the companies and their respective shareholders

Conceptual map of the tax consequences of the Corporate Reorganization

Company	Type	Level	Origin	Commentary
Endesa Chile	Benefits	None		
	Costs	Company	Division	▪ Divisions in Peru and Argentina are subject to capital gains taxes
			Migration to dollar based accounting	▪ Taxable income would increase given that the cost associated to the monetary correction of the equity assigned to Endesa Americas would vanish ▪ In the event of an appreciation of the Chilean Peso (**"Peso"**), as it occurs in the macroeconomic scenario used by the company to prepare the Financial Projections, there would also be an increase in the taxable income given that the cost associated to monetary correction of investments registered in foreign currency would vanish
Merged Enersis Americas	Benefits	Company	None	
		Shareholders	Use of tax credit	▪ There wouldn't be the dilution of the credits generated by taxes paid abroad that occurs when foreign income is combined with Chilean income (Endesa's case) ▪ There could be a more efficient use of the tax credits generated by taxes paid abroad, which are currently lost at Enersis as it has losses at the individual level
			Monetary correction / use of tax credit	▪ It would allow for the use of costs associated with monetary correction at Enersis which cannot be used today as Enersis generates losses at the individual level
	Costs	None		

Tax costs are generated at the Endesa Chile level and are absorbed by the company (they impact all Endesa shareholders)

Tax benefits are generated at Enersis Americas' shareholders level, which has two consequences: (i) the benefits are shared between the shareholders of Enersis Americas, and (ii) given that these are credits for the shareholders, they are only usable by some shareholders

Source: Enersis' estimates

Tyndall Group 47

Taxes generated by the division

In Chile, Brazil and Colombia, divisions are not subject to taxes

In Argentina and Peru divisions abroad are subject to taxes as long as they relate to international operations. The tax rate is 30% in the case of Peru and 15% in the case of Argentina

According to Enersis’ estimates, the tax implications of the division would be the following:

Argentina: They assume that the assets have no economic value and, therefore, there is no tax cost. This situation could change if the assets in Argentina are valued above their tax cost

Peru: According to Enersis, the division would generate a tax cost of US$251mm for Endesa and US$27mm for Chilectra, which would be payable in 2016

These tax payments are deductible in Chile at a rate of 24%, which would generate tax savings in 2017 for US$60mm for Endesa Chile, and US$7mm for Chilectra Chile

The net present value of the capital gains tax cost generated at Endesa Chile (net of tax savings in 2017 ) , was estimated in US$188mm

The tax cost at the level of Endesa Chile is generated as soon as the division is materialized (it is not dependent on future flows )

In our opinion, this effect should be taken into consideration when defining the Exchange Rato Taxes generated by the merger

The merger of Enersis Americas is not subject to taxes in Chile, Brazil and Colombia

In Peru the merger would not be subject to capital gains taxes since they would have already been paid for in the division

In case of additional capital gains generated by exchange rate differences with respect to the valuation used in the division, the merger could be subject to taxes in Peru

According to Enersis’ estimates, the merger would not generate taxes in Argentina Potential tax costs at Endesa Chile

Endesa’s tax accounting is performed in Pesos and, therefore, the calculation of taxable income considers monetary correction effects

Given that part of Endesa’s original equity will be assigned to Endesa Americas (which will have tax accounting in US dollars ) , there would be a reduction in monetary correction costs at Endesa Chile, and therefore an increase in its taxable income

The present value of this increase in tax payments was estimated by Enersis in US$23mm, considering a five year projection, a perpetuity with no growth and a discount rate of 8.22%

Enersis' current situation and expected tax benefits in the form of tax credits to shareholders

Inefficiency in the use of tax credits

- Enersis currently receives dividend distributions from three sources: (i) Endesa, (ii) Chilectra and (iii) direct holdings in foreign companies
- The current structure of Enersis impedes full use in Chile of credits generated by taxes paid abroad by foreign companies of the Group
  - Taxes paid abroad should be considered proportionally in relation to the dividends or profits generated in Chile
    - Therefore, foreign income is "diluted" at Enersis' level when combined with dividends received in Chile, which reduces the amount of tax credits
  - Given that Enersis does not have operating income subject to Income Tax (*Impuesto de Primera Categoria*), but incurs in relevant management related costs, Enersis annually generates a net loss for tax purposes
  - Before reaching Enersis, foreign income from Endesa's and Chilectra's operations abroad flows through these two entities which results in the credits associated to these investments getting diluted with the profits from Chilean sources at these entities
  - By separating Chilean activities from foreign activities, the proposed reorganization would allow for a more efficient use of these credits

Diagram of dividends and credits



Dividend from Chilean source
Enersis
Dividend from foreign source
Chilectra
Endesa
Foreign Company
Dividend from foreign source
Foreign Company
Foreign Company

Present value estimate of the tax benefit

- Enersis estimates the present value of this incremental benefit in approximately US$752mm (considering a five year projection, a perpetuity with no growth and a discount rate of 8.22%)
- To estimate how much of this amount would correspond to value generated to Endesa's shareholders one should: (i) adjust for the ownership stake of the shareholders of Endesa in Enersis Americas, and (ii) consider that not all shareholders will be able to use the tax credits
  - The potential benefit for Endesa is significantly less than US$752mm
  - For example, assuming that Enersis' estimate is correct, if Endesa shareholders were to own 40% of the shares of Enersis Americas, and considering that 15% of Endesa's shareholders would not be able to use this benefit (a percentage similar to Pension Funds' ownership stake in Endesa), the tax benefit for the minority shareholders of Endesa would be approximately US$75mm

Source: Estimate Enersis

Tyndall Group 49

Executive summary 3

transaction description 20

Background 20

Scope of Tyndall’s work 24

Description of the proposed transaction 28

Transaction rationale according to Endesa 30

Structure and timing 34

Tax implications 45

Other relevant considerations 50

Analysis performed by Tyndall 54

Methodological considerations 54

valuation of Endesa and Enersis 61

relative contribution for the merger of Enersis Americas using different methodologies 86 critical analysis of the transaction rationale 91

Risks and potential externalities related to the transaction 99

Value creation analysis 104

Conclusions 114

Appendix 124

Tyndall 50

Criteria for debt and cash allocation in Enersis, Endesa and Chilectra between the entities resulting from the division

Debt and hedging instruments cash

??

Gross debt in Enersis will remain in Enersis Americas (continuing entity )

Enersis doesn’t expect liability management to be necessary

Enersis expects that Enersis Americas will comfortably comply with its covenants Enersis

Hedging instruments for debt and dividends from foreign companies will remain in Enersis Americas (allocation based on the nature of the underlying instrument

Cash remaining from the capital increase executed in 2012 will remain in Enersis Americas

Rest of cash will be allocated according to the economic value of the equity of the resulting companies based on third party valuations

??

Gross debt in Endesa will remain in Endesa Chile (continuing entity )

Endesa doesn’t expect liability management to be necessary

Endesa expects that Endesa Americas will comfortably comply with its covenants Endesa

Hedging instruments for debt and dividends from foreign companies will remain in Chile (allocation based on the nature of the underlying instrument )

Hedging instruments related to dividends from foreign companies will be assigned to Endesa Americas

Cash will be allocated according to the economic value of the equity of the of the resulting companies based on third party valuations

Chilectra

??

No debt with third parties

Hedging instruments related to dividends from foreign vehicles will be allocated to Chilectra Americas

Cash will be allocated according to the economic value of the equity of the of the resulting companies based on third party valuations Tyndall    51

Detail of existing debt and main considerations regarding its allocation in the division

Enersis

Debt and cash detail

Debt (06/30/2015)	US$mm	Currency	Maturity
Yankee bonds	250 + 115 swap	US$	2016
Yankee bonds	1	US$	2026
Local bonds	42	UF	2022
Total	**408**		

Cash	Americas	Chile
Remaining from 2012 capital increase	100%	0%
Rest of cash	58%	42%

Considerations

- According to Enersis' estimates, if debt remains at Enersis Americas, no liability management would be necessary
- Regarding Local Bonds the division would generate cross guarantees between the original debtor and the new companies
- Cash remaining from the 2012 capital increase will remain at the continuing entity

Endesa

Debt and cash detail

Debt (06/30/2015)	US$mm	Currency	Maturity
Yankee bonds	206	US$	2027
Yankee bonds	71	US$	2037
Yankee bonds	40	US$	2097
Yankee bonds	400	US$	2024
Yankee bonds	200	US$	2015
Loans	1	US$	2015
Local bonds	112	UF	2028
Local bonds	391 + 51 swap	UF	2029
Others	30	US$	2023
Total	**1,502**		

Cash	Americas	Chile
Total cash	34%	66%

Considerations

- According to Enersis' estimates, if debt remains at Endesa Chile, no liability management would be necessary
- Regarding Local Bonds the division would generate cross guarantees between the original debtor and the new companies
- Change of control: there would be a change of control in Endesa's foreign subsidiaries, which would not condition the transaction according to Enersis' and Endesa's estimates as of September 2015
  - Argentina: seven contracts (~US$11mm) require authorization from the creditor
    - Four contracts (~ US$6mm) do not allow change of control but it is estimated that a waiver can be obtained considering that the ultimate controlling entity remains the same
    - Three contracts (~ US$5mm) require authorization from or a notification to the creditor
  - In 11 contracts (~ US$277mm) Endesa Americas must comply with a minimum rating in order to be a permitted successor

Tyndall Group 52

?

Other considerations and effects of the Corporate reorganization informed by Endesa

Legal considerations -    ? On May 7th, 2015, the Fiscalia Nacional Economica (national Economic Prosecutor’s Office or “FNE” )

Ruling 667    launched an investigation consulting whether Corporate reorganization affects Ruling 667

Enersis’ legal department and its external advisors estimate that the transaction has no adverse antitrust effects and is compatible with Ruling 667

The preliminary opinion from the FNE is that there is no effect on antitrust but that certain measures need to be implemented, such as including in the bylaws of all the companies the commitment to comply with the obligations set forth in Ruling 667

Costs of advisors    ? According to Endesa, the cost of advisors related to the Corporate reorganization is estimated in approximately US$11.2-18.1mm (including financial, legal, and accounting advisors, among others )

Employees transferred    ? The Corporate reorganization contemplates the transfer of 63 employees (out of a total of 1,098

from Endesa to Enersis    employees ) from Endesa to Endesa Americas

Americas

1 Ruling 667 as of October 30th, 2002 forbids Enersis, Endesa and Chilectra to engage in any act or execute any transaction aimed at merging the companies controlled by the Enersis Group which focus on power generation and distribution. Enersis must keep the development of both industry segments separate through different companies representing independent business units

Agenda

I.    Executive summary 3

II.    Transacton description 20

1.    Background 20

2.    Scope of Tyndall’s work 24

3.    description of the proposed transacton 28

III.    Analysis performed by Tyndall 54

1.    Methodological considerations 54

2.    valuation of Endesa and Enersis 61

3.    relate contribution for the merger of Enersis Americas using different methodologies 86

4.    critical analysis of the transacton rationale 91

5.    Risks and potential externalises related to the transacton 99

6.    Value creator analysis 104

IV.    Conclusions 114

V.    Appendix 124

introduction

The following pages summarize the analysis of the Corporate reorganization made by Tyndall including:

?    identifying the criteria used to determine if the Corporate reorganization contributes or not to the the social interest

?    Defining certain theoretical and practical aspects of the methodologies used

?    identifying the potential conflicts of interest to be aware of

?    The analysis includes the following specific analysis

?    valuation of Endesa, Enersis and Chilectra’s valuation under different methodologies

?    calculation, using these different methodologies, of the relative contribution by Enersis, Chilectra and Endesa to the merged Enersis Americas

?    critical analysis of the rationale and benefits mentioned by Enel and/or Enersis’ and Endesa’s managements to justify, from Endesa’s perspective, the Corporate reorganization

?    Value creation analysis of the Corporate reorganization under different assumptions

?    In the absence of a proposed Exchange Ratio to opine on, we suggest a minimum ownership stake in Enersis Americas for the minority shareholders of Endesa

Methodology to estimate potential value creation (1/3)

Based on the convention that the criterion to determine whether the proposed transaction contributes to the social interest should be the potential impact of the transaction in the value of Endesa, below is an explanation of the methodology used to measure this impact

?    Typically, to estimate the financial impact of a transaction such as this one, a “value creation analysis” is carried out

?    This type of analysis consists in comparing the value of the equity or net assets of the company pre-transaction (the “Standalone” value) with the pro-forma value that would result for the shareholders of the company if the transaction is pursued, including the potential synergies and costs associated to the transaction (“Pro-forma” value)

?    If the difference between the Pro-forma value and the Standalone value is positive, the transaction creates value

?    If the difference between the Pro-forma value and the Standalone value is negative, the transaction destroys value

?    The amount of value created or destroyed in the transaction would be the same as the amount of that difference

?    For the analysis to be consistent, the values of the Standalone company and the Pro-forma company should be estimated using the same methodology (DCF, trading multiples, etc.) and consistent assumptions

?    Given that in the proposed Corporate Reorganization Endesa is first divided and then one of the companies resulting from this division (Endesa Americas), is merged with two other companies (Enersis Americas and Chilectra Americas), the value creation analysis would need to be carried out by comparing:

?    The net asset value of Endesa at a certain date (“Endesa Standalone”); versus

?    Sum of the Pro-forma value, on that same date of:

Endesa Chile, plus

The ownership of Endesa shareholders in Enersis Americas (“Stake in Enersis Americas”)

?    Hence, the value created (destroyed) as a consequence of the Corporate Reorganization would be estimated as:

Creation (destruction) of value = ( Endesa Chile Pro-forma + Stake in Enersis Americas )—Endesa Standalone

Methodology to estimate potential value creation (2/3 )

The following information would be required to furnish the value creation analysis of the Corporate Reorganization as previously described:

Discounted cash flow1

?    Cash flow projections of Endesa Standalone

?    Cash flow projections of Endesa Chile

?    Cash flow projections of the merged Enersis Americas

?    Proposal for the allocation of debt and cash between the divided companies

?    Percentage of the total shares of Enersis Americas Pro-forma that would correspond to the shareholders of Endesa (i.e., the Exchange Ratio )

FV/EBITDA1 multiple

?    EBITDA projections of Endesa Standalone

?    EBITDA projections of Endesa Chile

?    EBITDA projections of the merged Enersis Americas

?    Proposal for the allocation of debt and cash between the divided companies

?    Total number of shares of Enersis Americas that would correspond to the shareholders of Endesa (i.e., the Exchange Rato

To date, however, Enersis and Endesa have made the following information available:

?    Cash flow projections (including EBITDA projections ) for Enersis, Chilectra and Endesa and for the operating companies owned directly or indirectly by Enersis, Chilectra and Endesa. These projections already include the efficiencies expected from the transaction (that is, there are no Standalone projections for these companies )

?    Estimates of the efficiencies in the 2016-2020 business plan that do not clearly distinguish between operational efficiencies and changes that can be attributed to the Corporate Reorganization itself

?    Estimate of the costs associated with the transaction

?    Proposal for the allocation of cash and debt of Enersis between Enersis and Enersis Americas; of Chilectra between Chilectra Chile and Chilectra Americas; and of Endesa between Endesa Chile and Endesa Americas

Regarding the percentage of the total number of shares of Enersis Americas Pro-forma that would be given to the shareholders of Endesa in the merger, there is still no proposal of what the Exchange Ratio would be

Although the available information does not allow for a direct estimation of the potential value creation, certain adjustments and assumptions (explained in the following page) can be made to obtain an approximate value

1 By “projections” of Endesa Standalone, Endesa Chile Pro-forma and Enersis Americas Pro-forma we do not refer to consolidated financial projections for these companies, but to the financial projections for the different operating entities in which Enersis, Chilectra and Endesa participate directly or indirectly (or would participate, in the case of Enersis

Methodology to estimate potential value creation (3/3 )

Approach used to furnish the value creation analysis in the context of the Corporate Reorganization with the information available to date

?    As previously stated, to date the available cash flow projections of Enersis, Chilectra and Endesa include the synergies and expected costs of the transaction (there are no standalone projections without the efficiencies derived from the transaction ). Also, the proposed allocation of debt and cash in the divisions has been made available. However, to date there is no proposal of an Exchange Ratio to determine the percentage of the merged Enersis Americas that would correspond to the shareholders of Endesa

?    Based on this, the main approach to be used to perform the value creation analysis in the context of the Corporate reorganization is the following:

1

The equity value of Enersis, Chilectra and Endesa will be estimated based on the Financial projections, by applying the discounted cash flow methodology (“DCF” ) and the trading multiples valuation methodology to the different operating companies of Enersis, Chilectra and Endesa

?    Although Enersis and Endesa provided an estimate of the operating efficiencies contemplated in the 2016-2020 business plan (yearly savings generated by efficiency improvements , there is not, necessarily, causal effect between the transaction and those initiatives, which can arguably be implemented regardless of the Corporate 2reorganization

The derived equity values of Enersis and Endesa will be compared to their current market values to estimate the implied discount at which Enersis and Endesa currently trade compared to the sum of their respective parts valued using DCF and trading multiples

3Using the discounts implied on Enersis’ and Endesa’ market capitalization vs. their respective DCF and trading multiples valuations we will estimate an implied market value for Endesa Chile and for the merged Enersis Americas

4Based the values obtained, we will compute theoretical ranges of relative contribution for the merger of Chilectra Americas and Endesa Americas into Enersis Americas according to different methodologies

5departing from these results, considering different combinations of multiples at which Endesa Chile and Enersis Americas could trade, a sensitivity analysis will be carried out to determine the minimum Exchange Ratio needed so that the Corporate reorganization has a positive impact on Endesa shareholders’ value

Considerations regarding conflicts of interest (1/2)

Considerations

As shown in the figure above, there are at least three elements in the shareholders structure of Enel Group that weaken the normative premise that all Endesa shareholders share the same objectives in a corporate reorganization that involves Enersis, Chilectra and Endesa:

The divergence between Enel’s voting rights and economic rights (36.4%) in Endesa

Some of Endesa’s minority shareholders (in particular, institutional investors and pasive index tracker investors) are also minority shareholders of Enersis (and potentially of Enel), which reduces their public scrutiny in the context of the transaction (a decrease in the value of Endesa can be compensated with a higher value of Enersis/Enel)

Enel owns 69% of Enel Green Power, a company which currently holds commerial contracts with Endesa and that competes with Endesa in several markets where Endesa participates, so the resulting configuration for Endesa has a direct impact on Enel’s investment on EGP

Considerations regarding conflicts of interest (2/2)

Post-division, pre-merger situationPost-division, pre-merger situationPost-division, post-merger situationVB = BVB = Btt

Considerations

The stake to be owned by Endesa’s minority shareholders in the merged Enersis Americas (“Z” in the figure above) will depend on the relative contributions recognized in the Exchange Ratio to be used in the merger of Chilectra Stake (VA), Enersis Stake (VB) and Endesa Stake (Vc):

VC

VA + VB + VC

As seen in the figure to the left, prior to the merger, both Enersis and Enel have economic exposure to all the entities that will be combined to create the merged Enersis Americas (VA, VB and Vc). On the other hand, Endesa’s minority shareholders only have exposure to Endesa Americas Stake (Vc)

This assimetry in the economic exposure of those shareholders of Endesa that also participate in Enersis, compared to those that only participate in Endesa (or that have a higher relative exposure to Endesa), introduces a bias which could have an influence in the decision-making process at the Endesa level

I.    Executive summary 3

II.    Transacton description 20

1.    Background 20

2.    Scope of Tyndall’s work 24

3.    description of the proposed transacton 28

III.    Analysis performed by Tyndall 54

1.    Methodological considerations 54

2.    Valuation of Endesa and Enersis 61

3.    relate contribution for the merger of Enersis Americas using different methodologies 86

4.    critical analysis of the transacton rationale 91

5.    Risks and potential externalises related to the transacton 99

6.    Value creator analysis 104

IV.    Conclusions 114

V.    Appendix 124

introduction to the valuation analysis of Enersis, Chilectra and Endesa

?    Endesa, Chilectra and, particularly, Enersis are companies that are involved in different businesses (power generation, distribution and transmission) and countries (Argentina, Brazil, Chile, Colombia and Peru) with different characteristics and different risk/return profiles

?    To value these companies it is convenient to perform a “sum-of-the-parts” valuation, as described below:

?    Each of the businesses or operating companies are valued separately using:

-    Cash flow projections, assumptions of terminal value and discount rates that reflect the characteristics and risk/return profiles of each operation in the case of the DCF valuation

-    Separate sets of “comparable” companies in the case of a valuation based on trading multiples

?    calculation of the equity value for each business by subtracting net debt and minority interest and adding other net assets, if applicable

?    calculation for each holding company, of the corresponding proportional value of its respective operating companies

?    valuation of annual operating expenses of the holding companies

?    addition of net debt and other net assets1 that were not included in the valuation of individual operating companies

?    Sum-of-the-parts

?    Tyndall valued Endesa, Chilectra and Enersis following a sum-of-the-parts approach using:

?    A discounted cash flow analysis for the different business and operating companies, based on the Financial projections provided by the management of Endesa (power generation businesses ) and Enersis (power distribution and transmission businesses )

?    A valuation analysis using comparable companies’ trading multiples, based on EBITDA estimates for the different operating companies of the Group as contained in Financial projections and performing a sensitivity analysis using EBITDA projections estimated by equity research analysts

?    In general, when using long term projections, DCF is the preferred valuation methodology. However, one of the problems of the DCF is that its results are highly sensitive to the assumptions used to prepare the underlying projections. In this case, the Financial projections were prepared by the management of the companies which are not necessarily neutral with regards the Corporate reorganization

?    Based on this, and after performing a detailed analysis of the Financial projections, in this particular case, we were inclined to use the results obtained using the trading multiples of comparable companies analysis as the prevailing valuation methodology

?    Tyndall62Tyndall62additionally, valuation estimates performed by equity research analysts were used as a reference

2 Included in the definition of Equity Bridge provided by Endesa and Enersis, as detailed in page 68

Relationship between a sum-of-the-parts analysis and market value

?    Valuing a company by the sum of its parts results in a value estimate which reflects the value of the net assets of the company (or “NAV” )

?    However, the NAV does not necessarily coincide with the market value of a company at a given moment in time, as investors can have considerations to believe that the “whole” can be worth more or, as it is usually the case, less than the sum-of-the-parts of which the “whole” is comprised

?    It is common, for example, to observe a discount to NAV in the case of diversified companies or parent companies of large groups (the “conglomerate” discount )

?    However, it is also common to see a discount in holding companies that trade at a discount to a single underlying asset (“holding” discount

?    The notion, nature and magnitude of this discount has been the object of much analysis and debate. Among the reasons that are often given as possible explanations for the value difference are the following:

?    The configuration of the portfolio of assets under the holding or parent company is not chosen by the investors but imposed by the controller of the company

?    Agency problems (management—controlling shareholder—minority shareholers )

?    The liquidity of the shares at the holding level or parent company can be different from the liquidity of the shares of the operating companies in the portfolio

?    Unrealized capital gains taxes between the holding company or parent company and the operating assets that would be generated in the event that the “parts” were sold

?    Holding company or parent company expenses (in particular if these expenses are large in relation to the assets in the portfolio )

?    To take this concept into consideration, when valuating companies where these issues can be relevant, both investors and market analysts generally apply an adjustment to the NAV that is derived from the sum-of-the-parts, chosen arbitrarily and that varies over time

Research Networking Paper #R-515 In a specific study for Chile, Lefort and Walker conclude that the potential conflicts of interest between the controlling shareholder and minority shareholders are penalized by the Chilean capital markets (Lefort, Fernando and Walker, Eduardo, The Effect of Corporate Governance Practices on Company Market Valuation and Payout Policy in Chile,

Stakes of Endesa, Enersis and Chilectra in the Group's main operating companies, before and after the Corporate Reorganization

Stakes of Endesa, Enersis and Chilectra (measured as the sum of direct and indirect economic rights) on the main operating companies of the Group – June 2015

Company	Current stakes			Post-transaction stakes			
	Enersis	Endesa	Chilectra	Enersis Americas	Enersis Chile	Endesa Chile	Chilectra Chile
Chocón	39.2%	65.4%	-	65.4%	-	-	-
Costanera	45.4%	75.7%	-	75.7%	-	-	-
Dock Sud	40.2%	-	-	40.2%	-	-	-
Edesur	71.6%	0.5%	34.0%	72.1%	-	-	-
TESA	84.4%	37.1%	11.3%	99.3%	-	-	-
CTM	84.4%	37.1%	11.3%	99.3%	-	-	-
Cachoeira	84.2%	37.0%	11.2%	99.1%	-	-	-
Fortaleza	84.4%	37.1%	11.3%	99.3%	-	-	-
Ampla	92.0%	17.4%	36.6%	99.3%	-	-	-
Coelce	64.9%	21.9%	6.6%	73.7%	-	-	-
CIEN	84.4%	37.1%	11.3%	99.3%	-	-	-
Com. e Serv.	84.4%	37.1%	11.3%	99.3%	-	-	-
Endesa Americas	60.0%	100.0%	-	100.0%	-	-	-
Endesa Chile	60.0%	100.0%	-	-	60.0%	100.0%	-
Celta	61.5%	96.2%	-	-	61.5%	96.2%	-
Pehuenche	55.6%	92.7%	-	-	55.6%	92.7%	-
GAT	60.7%	98.1%	-	-	60.7%	98.1%	-
Canela	46.1%	72.2%	-	-	46.1%	72.2%	-
Hidroaysén	30.6%	51.0%	-	-	30.6%	51.0%	-
Chilectra Americas	99.1%	-	100.0%	100.0%	-	-	-
Chilectra Chile	99.1%	-	100.0%	-	99.1%	-	100.0%
Colina	99.1%	-	100.0%	-	99.1%	-	100.0%
Transquillota	30.7%	48.1%	-	-	30.7%	48.1%	-
GNL Quintero	12.0%	20.0%	-	-	12.0%	20.0%	-
Electrogas	25.5%	42.5%	-	-	25.5%	42.5%	-
Emgesa	37.7%	26.9%	-	48.5%	-	-	-
Codensa	48.4%	-	9.4%	48.5%	-	-	-
EEC	19.5%	-	3.8%	19.6%	-	-	-
Edegel	58.6%	62.5%	-	83.6%	-	-	-
Chinango	46.9%	50.0%	-	66.9%	-	-	-
EEPSA	96.5%	-	-	96.5%	-	-	-
Edelnor	75.5%	-	15.6%	75.7%	-	-	-

Consolidated Not consolidated

Source: Enersis' and Endesa's Financial Statements as of June 2015

Tyndall Group 64

Operating details of companies included in the valuation analysis

GxGxDxDxTxTxMain operating companies by business

Company    Country TechnologyInst, capacity (MW)Generation LTM 2Q15 (GWh)EBITDA LTM 2Q15 (US$mm)

Chocon    Argentina Hydro1,3283,27826

Costanera    Argentina Thermal2,3248,08750

Dock Sud    Argentina Hydro8703,95523

Cachoeira    Brazil Hydro6653,30694

Fortaleza    Brazil Thermal3223,35474

Endesa Chile    Chile Hydro/Thermal3,75752,7431123

Pehuenche    Chile Hydro6993,183324

Canela    Chile Wind78n.a.n.a.

Celta    Chile Hydro/Thermal1,037n.a.185

GAT    Chile Termal780n.a.98

Emgesa    Colombia Hydro/Thermal3,05916,402762

Edegel    Peru Hydro/Thermal1,4809,0351272

Chinango    Peru Hydro194n.a.39

EEPSA    Peru Thermal29764836

Company    Country City/StateClients (000’s)Sales LTM 2Q15(GWh)EBITDA LTM 2Q15 (US$mm)

Edesur    Argentina Buenos Aires2,47018,34271

Ampla    Brazil Rio de Janeiro2,94511,679323

Coelce    Brazil Ceara3,68511,351365

Chilectra    Chile Santiago1,76015,7922292

Colina    Chile Santiagon.a.n.a.2

Luz Andes    Chile Santiagon.a.n.a.0

Codensa    Colombia Bogota2,82113,769543

EEC    Colombia Cundinamarcan.a.n.a.25

Edelnor    Peru Lima1,3197,521209

Company    Country AreaKilometersEBITDA LTM 2Q15 (US$mm)

CTM    Argentina Argentina/Braziln.a.2

TESA    Argentina Argentina/Braziln.a.n.a.

Cien    Brazil Sur de Brazil1,00096

Transquillota    Chile Quillota83

Source: Companies’ Financial Statements. EBITDA figures are reported in Pesos and converted to US dollars using the LTM exchange rate as of June 30th, 2015 (CLP$604/US$)

1    Consolidated energy generation (Endesa Chile includes Pehuenche, Canela, Celta and GAT; Edegel includes Chinango)

2    Chilectra’s consolidated sales (includes Colina and Luz Andes)

Structure of valuation models used by Tyndall

Valuation model structureValuation model structureFinancial Projections summary

?    Discounted cash flows of the companies (DCF)Discounted cash flows of the companies (DCF)Operational information projected for each company:

?    DistributionDistributionTransmission, Holdings & OthersTransmission, Holdings & Others[GRAPHIC APPEARS HERE]Generation: Installed capacity (MW); Energy generation, energy sales and purchases (spot and contracts, GWh); Price (US$/MWh)

?    Distribution: Number of clients; Sales (GWh); Energy costs; transmission costs; VAD (“distribution value added” tariff)

?    [GRAPHIC APPEARS HERE][GRAPHIC APPEARS HERE]Operational information[GRAPHIC APPEARS HERE]Financial information for each company:

?    Income statement (revenues, costs, etc.)

?    Capex

?    Working capital accounts

?    Balance sheet

?    Strategic planning information including market

dynamics, regulatory frameworks and industry

operating details

?    Exceptions and adjustments to the model’s structure:

Firm value

(-) Net debt & other adjustments included in the Equity Bridge1

?    For the companies that Enersis does not consolidate (e.g., GNL Quintero, GNL Chile and Electrogas) a Dividend Discount Model was used instead of a DCF

?    (-) Minority interest(-) Minority interestFor Hidroaysen’s case, given that the company does not generate cash flows but owns water rights with an economic value, the book value of the company was used as a value reference

1 Equity Bridge as detailed in page 68

Equity value based on DCF

1 Equity Bridge as detailed in page 68Main conventions used in the DCF valuation

Main conventions

?    Valuation dateCurrency and macroeconomic assumptionsValuation dateCurrency and macroeconomic assumptionsJune 30th, 2015, as instructed by Endesa

?    Projections were made in local currency in nominal terms

?    Cash flows in local currency were converted to US dollars using the exchange rate projected by the company

?    Discount rate in nominal US dollars

?    In general, exchange rates and macroeconomic variables used were the same as used by the companies to prepare their projections for the 2015-2020 period (detailed in the Appendix). From 2020 onwards purchasing power parity was assumed (“PPP”)

?    The only exception corresponds to Argentina’s exchange rate as detailed in the Appendix

?    Correspond to the operating and financial projections included in the business plans provided by Endesa and Enersis for each operating company

?    Financial Projections cover the six-year period between 2015 and 2020

?    Operating and financial projectionsOperating and financial projectionsAfter 2020 a terminal value was estimated using (i) a normalized cash flow and, (ii) a growth rate in perpetuity with the following exceptions (more detail in the Appendix):

?    Finite projections with no terminal value in the case of Chocon, Cien and Cachoeira

?    Extension of projections until 2024 and 2025 (and terminal value as of such year) given the particularities of the business model in the case of Fortaleza, Celta, Gas Atacama and Emgesa

?    In these cases, the extended projections were provided by Enersis or Endesa, as applicable

?    For the 2015-2020 period the effective tax rates implied in the Financial Projections were used

?    Effective tax rates considered in the Financial Projections may differ from nominal rates due, for example, to tax credits or accelerated depreciation

?    TaxesTaxesFor terminal value purposes, the expected nominal tax rate as of the respective date was used. In cases where the projected effective tax rates for the 2015-2020 period were different from nominal rates, rates were assumed to converge to the nominal tax rate for terminal value calculation purposes

?    The value of the companies was adjusted for the present value of the stock of differed tax liabilities /assets accumulated by the end of the projection period (2020)

DCF
Multiples

Equity Bridge and financial debt

Net debt vs. Equity Bridge – June 2015 (US$mm)

Equity Bridge and the calculation of the equity value

Enersis, Chilectra and Endesa hold certain assets or liabilities that, given their nature (they are not necessarily "operational") are not considered in the cash flow projections used for the discounted cash flow analysis but that, nevertheless, are expected to have a positive or negative impact on cash flows in the future and should therefore be considered in the valuation

In the information provided by Enersis, Chilectra and Endesa, the net effect of these assets and liabilities are included, together with the net financial debt, as an adjustment denominated equity bridge (**"Equity Bridge"**)

The main differences between the Equity Bridge as provided by Endesa and Enersis, and financial debt are mainly explained by certain non-commercial receivables, provisions and dividends payable that management includes as part of the Equity Bridge

According to what was indicated by management, the Equity Bridge should be the most accurate way to estimate the equity value of the standalone companies based on their firm values

As a result, all calculations of equity values in our analysis were performed using this Equity Bridge

Exchange rate

The financial statements provided by management are denominated in the local currency of the different operating countries

In order to be able to compare debt and equity values accross different countries, debt, cash and Equity Bridge figures were converted to US dollars using the exchange rate as of October 26th, 2015, for all countries and businesses, with the exeption of generation companies located in Chile and Peru (business and majority of debt denominated in US dollars), where the exchange rate as of June 30th was used (information provided is as of this date)

We believe this to be the most appropriate convention, as it allows for the stock of financial debt to maintain its value in its currency of origin

	Company	Business	Net debt[1,3]	Equity Bridge[2,3]
	Chocón	Gx	24	(75)
	Costanera	Gx	40	36
	Dock Sud	Gx	(8)	(41)
	Edesur	Dx	(2)	24
	TESA	Tx	(1)	20
	CTM	Tx	(1)	20
	Cachoeira	Gx	(18)	(31)
	Fortaleza	Gx	(40)	(50)
	Ampla	Dx	468	695
	Coelce	Dx	289	287
	CIEN	Tx	2	3
	Com. e Serv.	Other	(0)	3
	Enel Brasil	Hold.	(57)	(256)
	Endesa Chile[2]	Gx	1,395	1,987
	Celta[2]	Gx	(0)	(64)
	Pehuenche[2]	Gx	(0)	(29)
	GAT	Gx	(0)	(301)
	Canela	Gx	(0)	178
	Hidroaysén	Gx	(1)	1
	Chilectra Chile	Dx	(9)	37
	Colina	Dx	(0)	(3)
	Transquillota	Tx	(4)	(4)
	GNL Quintero	Other	779	779
	Electrogas	Other	0	0
	ICT	Other	(0)	(61)
	Emgesa	Gx	1,252	1,553
	Codensa	Dx	344	485
	EEC	Dx	36	56
	Edegel	Gx	172	183
	Chinango	Gx	35	35
	EEPSA	Gx	59	48
	Edelnor	Dx	361	405
Holding	Enersis Americas	Hold.	(663)	(976)
Holding	Enersis Chile	Hold.	(77)	(77)
Holding	Endesa Americas	Hold.	(11)	(11)
Holding	Chilectra Americas	Hold.	(5)	(5)

Gx = Generation
Dx = Distribution
Tx = Transmission
Hold. = Holding

Source: Financial Statements of Endesa and Enersis; [1] Considers the following accounts with third parties: *Medium/Long Term Loans, Short Term Loans* and *Current Amount of Medium/Long Term Loans* according to the breakdown presented in the Financial Projections provided by management ; [2] In addition to net debt, it consider accounts receivable and payable – non commercial, financial derivatives, provisioning, pending dividends to be received and paid, accounts receivable and payable from related companies and other assets and liabilities as per the management of Endesa and Enersis; [3] A positive value indicates a net liability and a negative value indicates a net asset

Tyndall Group 68

DCF
Multiples

Summary of individual companies' valuation based on DCF

DCF valuation summary (US$mm)

	Company	Business	FV/EBITDA 2017E	FV/MW (US$mm/MW)	FV/Clients (US$/client)	Firm Value	Equity value[1]	Terminal value		Enersis		Endesa	
								% FV	Exit multiple[2]	Stake (%)	Prop. equity	Stake (%)	Prop. equity
	Chocón	Gx	4.6x	0.19		254	330	n.m.	n.m.	39%	129	65%	215
	Costanera	Gx	2.3x	0.07		171	135	73%	2.0x	45%	62	76%	103
	Dock Sud	Gx	3.8x	0.10		83	125	21%	1.0x	40%	50	-	-
	Edesur	Dx	2.1x		112	277	253	88%	1.9x	72%	182	1%	1
	TESA	Tx	5.8x			13	(8)	64%	5..x	84%	(6)	37%	(3)
	CTM	Tx	5.4x			10	(9)	68%	5.4x	84%	(8)	37%	(3)
	Cachoeira	Gx	5.0x	0.59		394	425	n.m.	n.m.	84%	358	37%	158
	Fortaleza	Gx	3.4x	0.85		274	324	4%	2.3x[4]	84%	274	37%	120
	Ampla	Dx	5.4x		469	1,380	685	97%	4.7x	92%	631	17%	119
	Coelce	Dx	4.4x		297	1,093	806	69%	4.8x	65%	523	22%	176
	CIEN	Tx	4.9x			320	317	13%	n.m.	84%	267	37%	118
	Com. e Serv.	Otro	9.0x			97	94	87%	3.5x	84%	80	37%	35
	Enel Brasil	Hold.	11.6x			(174)	82	53%	7.9x	84%	69	37%	30
	Endesa Chile	Gx				6,705	4,717	75%		60%	2,830	100%	4,717
	Celta	Gx	11.0x	2.00		1,246	1,310	73%	9.5x[3,4]	61%	805	96%	1,260
	Pehuenche	Gx				3,243	3,272	76%		56%	1,818	93%	3,032
	GAT	Gx	4.2x	0.47		364	665	2%	0.2x[4]	61%	404	98%	652
	Canela	Gx	8.4x	1.17		92	(87)	33%	3.2x	46%	(40)	72%	(63)
	Hidroaysén	Gx	n.m.			22	21	n.m.	n.m.	31%	6	51%	11
	Chilectra Chile	Dx	8.8x		1,409	2,480	2,443	77%	8.1x	99%	2,421	-	-
	Colina	Dx	8.6x			16	19	83%	8.5x	99%	19	-	-
	Transquillota	Tx	8.6x			21	26	60%	7.6x	31%	8	48%	12
	GNL Quintero	Otro	n.m.			1,797	1,018	77%	13.6x	12%	122	20%	204
	Electrogas	Otro	14.5x			263	263	68%	13.6x	25%	67	43%	112
	ICT	Otro	50.6x			(95)	(34)	71%	33.9x	100%	(34)	-	-
	Emgesa	Gx	8.2x	1.95		5,970	4,418	57%	7.3x[4]	38%	1,667	27%	1,187
	Codensa	Dx	7.3x		1,197	3,377	2,893	82%	6.9x	48%	1,400	-	-
	EEC	Dx	4.1x			89	33	114%	4.3x	20%	6	-	-
	Edegel	Gx	8.2x	1.64		2,420	2,237	67%	7.5x	59%	1,311	62%	1,397
	Chinango	Gx	10.3x	2.17		420	385	71%	10.4x	47%	181	50%	193
	EEPSA	Gx	5.6x	0.78		232	184	69%	5.5x	97%	178	-	-
	Edelnor	Dx	8.0x		1,448	1,910	1,505	81%	7.9x	76%	1,137	-	-
Holding	Enersis Amer.	Hold.	21.0x			(186)	790	67%	12.7x	100%	790	-	-
Holding	Enersis Chile	Hold.	13.3x			(520)	(443)	67%	13.3x	100%	(443)	-	-
Holding	Endesa Amer.	Hold.	16.5x			(25)	(14)	62%	12.7x	60%	(8)	100%	(14)
Holding	Chilectra Amer.	Hold.	15.2x			(30)	(25)	64%	12.7x	99%	(24)	-	-
	Equity										**17,237**		**13,786**

Note 1: Firm and equity values correspond to mid-points of the valuation ranges
Note 2: Multiples calculated in local currency
[1] Considers 100% of equity; [2] Implicit exit multiple at the terminal year; [3] Given the operational relationship, these three companies are jointly analyzed; [4] As detailed in page 133, exit multiples are calculated in different years

Tyndall Group
69

DCF valuation summary (US$mm)DCF valuation summary (US$mm)CachoeiraFortalezaGxGx5.0x 3.4x0.590.85394274425324n.m.4%n.m.2.3x484%84%35827437%37%158120AmplaDx5.4x4691,38068597%4.7x92%63117%119CoelceCIENCom. e Serv.DxTxOtro4.4x 4.9x 9.0x2971,093320978063179469%13%87%4.8xn.m.3.5x65%84%84%5232678022%37%37%17611835Enel BrasilHold.11.6x(174)8253%7.9x84%6937%30Endesa ChileGx6,7054,71775%A60%2,830100%4,717CeltaGx11.0x2.001,2461,31073%9.53 461%80596%1,260PehuencheGx3,2433,27276%56%1,81893%3,032GATGx4.2x0.473646652%0.2x461%40498%652CanelaGx8.4x1.1792(87)33%3.2x46%(40)72%(63)HidroaysenGxn.m.2221n.m.n.m.31%651%11Chilectra ChileDx8.8x1,4092,4802,44377%8.1x99%2,421--ColinaDx8.6x161983%8.5x99%19--TransquillotaTx8.6x212660%7.6x31%848%12GNL QuinteroOtron.m.1,7971,01877%13.6x12%12220%204ElectrogasOtro14.5x26326368%13.6x25%6743%112ICTOtro50.6x(95)(34)71%33.9x100%(34)--EmgesaGx8.2x1.955,9704,41857%7.3x438%1,66727%1,187CodensaDx7.3x1,1973,3772,89382%6.9x48%1,400--EECDx4.1x8933114%4.3x20%6--EdegelGx8.2x1.642,4202,23767%7.5x59%1,31162%1,397ChinangoGx10.3x2.1742038571%10.4x47%18150%193EEPSAGx5.6x0.7823218469%5.5x97%178--EdelnorDx8. 0x1,4481,9101,50581%7.9x76%1,137--Enersis Amer.Hold.21.0x(186)79067%12.7x100%790--Enersis ChileHold.13.3x(520)(443)67%13.3x100%(443)--Endesa Amer.Hold.16.5x(25)(14)62%12.7x60%(8)100%(14)Chilectra Amer.Hold.15.2x(30)(25)64%12.7xCachoeiraFortalezaGxGx5.0x 3.4x0.590.85394274425324n.m.4%n.m.2.3x484%84%35827437%37%158120AmplaDx5.4x4691,38068597%4.7x92%63117%119CoelceCIENCom. e Serv.DxTxOtro4.4x 4.9x 9.0x2971,093320978063179469%13%87%4.8xn.m.3.5x65%84%84%5232678022%37%37%17611835Enel BrasilHold.11.6x(174)8253%7.9x84%6937%30Endesa ChileGx6,7054,71775%A60%2,830100%4,717CeltaGx11.0x2.001,2461,31073%9.53 461%80596%1,260PehuencheGx3,2433,27276%56%1,81893%3,032GATGx4.2x0.473646652%0.2x461%40498%652CanelaGx8.4x1.1792(87)33%3.2x46%(40)72%(63)HidroaysenGxn.m.2221n.m.n.m.31%651%11Chilectra ChileDx8.8x1,4092,4802,44377%8.1x99%2,421--ColinaDx8.6x161983%8.5x99%19--TransquillotaTx8.6x212660%7.6x31%848%12GNL QuinteroOtron.m.1,7971,01877%13.6x12%12220%204ElectrogasOtro14.5x26326368%13.6x25%6743%112ICTOtro50.6x(95)(34)71%33.9x100%(34)--EmgesaGx8.2x1.955,9704,41857%7.3x438%1,66727%1,187CodensaDx7.3x1,1973,3772,89382%6.9x48%1,400--EECDx4.1x8933114%4.3x20%6--EdegelGx8.2x1.642,4202,23767%7.5x59%1,31162%1,397ChinangoGx10.3x2.1742038571%10.4x47%18150%193EEPSAGx5.6x0.7823218469%5.5x97%178--EdelnorDx8. 0x1,4481,9101,50581%7.9x76%1,137--Enersis Amer.Hold.21.0x(186)79067%12.7x100%790--Enersis ChileHold.13.3x(520)(443)67%13.3x100%(443)--Endesa Amer.Hold.16.5x(25)(14)62%12.7x60%(8)100%(14)Chilectra Amer.Hold.15.2x(30)(25)64%12.7x99(24)-(24)--17-1722713,786254171330135n.m.73%n.m. 2.Ox39%45%1296265%76%2151038312521%l.0x40%50--27725388%1.9x72%1821%113(8)64%5..x84%(6)37%(3)10(9)68%5.4x84%(8)713,786254171330135n.m.73%n.m. 2.Ox39%45%1296265%76%2151038312521%l.0x40%50--27725388%1.9x72%1821%113(8)64%5..x84%(6)37%(3)10(9)68%5.4x84%(8)7%(3)St7%(3)Stke (%)ke (%)nersisTerminanersisTermina value valueEndesaFV/EBITDEndesaFV/EBITD2017EFV/MW(US2017EFV/MW(USmm/MW)FV/Clients(US$/mm/MW)FV/Clients(US$/lient)Client)CmpanyBmpanyBsinessExitmusinessExitmutiple2Prop.tiple2Prop.equityProp.equityProp.equityStequityStke (%ke (%% FVGxGxGxD% FVGxGxGxDTxTx4.6x2.3x3.8x2.1x5.TxTx4.6x2.3x3.8x2.1x5.x5.4x0.190.x5.4x0.190.70.70.

Multiples

Valuation summary for Endesa based on DCF

Breakdown of Endesa’s equity value (US$mm)

Breakdown by business

0101[GRAPHIC APPEARS HERE]294%13,786(CLP$1,153294%13,786(CLP$1,153sharshar)(4)Breakdown by country?Argentina?Brazil?Chile?Colombia?Per)(4)Breakdown by country?Argentina?Brazil?Chile?Colombia?Per 5% 5%%7%7%1%1%%3612Colombia: US$l,180mm; 8.2x Chile: US$9,958mm; 10.5x 1,13612Colombia: US$l,180mm; 8.2x Chile: US$9,958mm; 10.5x 1,17 (7)7 (7),609Peru: US$l,586m,609Peru: US$l,586m; 8.5x; 8.5x1,590DCF valuation based on Financial Projections is ~31% above the current marke1,590DCF valuation based on Financial Projections is ~31% above the current marke

priceBrazil: US$754mpriceBrazil: US$754m priceBrazil: US$754mArgentina: US$308mm; 3.3x

; 4.; 4.xx2962962782784) (4) ()3181)3181

8 63Tx. Others Gx. n.m. n.8 63Tx. Others Gx. n.m. n.. 8.2xEquit. 8.2xEquit

Gx. Dx. Tx. Others Gx. Dx. 3.3x n.m n.m. 15.8x n.m. n.m.

Tx. Others Gx. Dx. n.m. n.m. 10.5x n.m.

Dx. Tx. Others Gx. Dx. Tx. Others n.m. n.m. n.m. 8.5x n.m. n.m. 12.7x

valuevalue valueBrazilBrazilChileCChileClombilombiPeruArPeruAr

Note 1: Multiples shown below the horizontal axis correspond to FV/EBITDA 2017E average by business

Note 2: Multiples calculated in local currency. Holding costs of Enersis Americas, Endesa Americas and Chilectra Americas are allocated to Argentina, Brazil, Colombia and Peru proportionally to their firm Source: Capital IQ, Financial Statements, Financial Projections. Market data as of October 26th, 2015

Multiples

DCF
Multiples

Valuation summary for Enersis based on DCF

Breakdown of Enersis' equity value (US$mm)


Breakdown by business
58%
Gx
Dx
Tx
Hold. & others
4%
2%
37%
Breakdown by country
46%
Argentina
Brazil
Chile
Colombia
Peru
14%
3%
18%
20%
DCF valuation based on Financial Projections is ~28% above the current market price
Peru: US$3,023mm; 8.1x
1,678
1,137
208
17,237
(CLP$241/share)
Colombia: US$3,439mm; 7.9x
1,667
1,406
366
Chile: US$7,998mm; 10.1x
5,823
2,443
8
(276)
Brazil: US$2,338mm; 4.7x
631
1,154
267
285
Argentina: US$440mm; 2.7x
241
172
(14)
41
Gx. Dx. Tx. Otros Gx. Dx. Tx. Otros Gx. Dx. Tx. Otros Gx. Dx. Tx. Otros Gx. Dx. Tx. Otros Equity value
3.3x 2.0x 5.6x 18.7x 4.2x 4.9x 4.9x 18.5x 10.5x 8.7x n.m. 43.3x 8.2x 7.3x n.m. n.m. 8.1x 8.0x n.m. n.m.
Argentina
Brazil
Chile
Colombia
Peru

Note 1: Multiples shown below the horizontal axis correspond to FV/EBITDA 2017E average by business
Note 2: Multiples calculated in local currency. Holding costs of Enersis Americas, Endesa Americas and Chilectra Americas are allocated to Argentina, Brazil, Colombia and Peru proportionally to their firm value
Source: Capital IQ, Financial Statements, Financial Projections. Market data as of October 26th, 2015

Tyndall Group 71

Complexities affecting the comparability of Endesa’s trading multiple vs.

implied multiples of other power generation companies (1/3)

Before getting into the details of valuation based on trading multiples of comparable companies, it is useful to analyze the multiple at which Endesa trades and compare it to other listed comparable power generation companies’ trading multiples

What is Endesa’s current multiple

    Endesa’s “unadjusted” multiple, this is, the result of dividing the company’s firm value (market capitalization + net consolidated debt + book value of minority interests), by the consolidated EBITDA, corresponds to 7.1x, using market consensus EBITDA for 2017

    However, given Endesa’s corporate structure and the nature of its business, some adjustments are required to make this multiple more representative and comparable to that of other companies

Concept    Description

Minority stakes Endesa holds minority stakes in companies it does not consolidate (the most important being the stake in Enel Brasil)

    This implies that Endesa’s market capitalization includes operations that are not included in the consolidated EBITDA, and therefore distort the multiple calculated without adjustments

Potential adjustments

The most common methodology to adjust for minority stakes is to subtract an estimate of the market value of this stakes from the market capitalization

This adjustment reduces the unadjusted multiple

The weaknesses of this methodology are that: i) the estimate of market value is discretional and ii) minority stakes are excluded from multiple calculation

PeruMinorityinPeruMinorityin

Endesa consolidates companies in which third parties hold significant ownership stakes, giving place to significant “minority interests” (the most important being Emgesa, which is consolidated with an ownership stake of 26.9%)

As the market value of minority interests can be significantly different from their book value, using book value can distort the multiple

Using an estimate of the market value of the minority interests

In general, this adjustment increases the unadjusted multiple, as many companies trade above their book value

The weakness of this methodology is that such estimate is discretional

Projects under     It is common that power generation companies have projects under

development    development that do not generate EBITDA at the time the multiple is calculated, although significant resources have already been devoted to its construction

    The above translates into a market capitalization that includes operations that are not included in the consolidated EBITDA and therefore, distorts the multiple

A common methodology to adjust for projects under development is to subtract the investments or construction capex incurred from the firm value. An alternative solution is to change the EBITDA estimate date to ensure that the unfinished project is operating as of such date (not always possible)

In general, this adjustment reduces the unadjusted multiple

The weakness of this methodology is that it excludes unfinished projects from the multiple calculation at “book value”, leaving the NPV that the market implicitly assigns to the project within the adjusted multiple (potential distortion)

EBITDAConceptNEBITDAConceptNerestsConsolidatederestsConsolidated

Complexities affecting the comparability of Endesa’s trading multiple vs.

implied multiples of other power generation companies (2/3)Description

Companies consolidated by Endesa hold debt denominated in different currencies

In periods of currency volatility, using the amount reported in CLP$ from the last reported balance sheet can distort the multiple, specially when the date of calculation is distant from the date of the latest Financial Statements

Endesa’s consolidated EBITDA includes EBITDA from operations in Argentina

Given that currency conversion for accounting purposes is performed at the official exchange rate, EBITDA coming from Argentina would be significantly less if converted at a market rate

Potential adjustments

Adjusting outstanding debt figures in the last reported balance sheet for fluctuations in the currencies in which the debt is denominated

Adjusting Argentina’s EBITDA by an estimated market exchange rate

By reducing consolidated EBITDA, the adjustment increases the unadjusted multiple

The adjustments described above involve a significant degree of discretion and, therefore, imply that the calculation of Endesa’s multiple can vary significantly depending on which adjustments are made and the assumptions used to quantify these adjustments

The chart below illustrates the difference between Endesa’s unadjusted multiple, and the multiple adjusted by the criteria used by Tyndall described before:

Illustrative example of the adjustment of Endesa’s FV/EBITDA multiple (US$mn)

t debtt debt2,9582,9581,1,[GRAPHIC APPEARS HERE][GRAPHIC APPEARS HERE]5499Market cap FV/EBITDA 20175499Market cap FV/EBITDA 2017: 5.0xMin. int. @ market Non-control, stake: 5.0xMin. int. @ market Non-control, stake valueProjects valueProjects(O.Ox)(O.Ox)(0.5x(0.5x1.4xNet debtMin. int. @ book value Unadjusted FV1.5x0.1.4xNet debtMin. int. @ book value Unadjusted FV1.5x0.x7.1xx7.1x3,2393,239[GRAPHIC APPEARS HERE]

Note: For simplicity purposes, adjustments assume that 100% of Endesa’s debt is denominated in US dollars (predominant currency); there is no adjustment for the EBITDA generated in Argentina

Tyndall Group 73

Complexities affecting the comparability of Endesa’s trading multiple vs.

implied multiples of other power generation companies (3/3)

What should Endesa’s multiple be

    In order to define the multiple at which Endesa should trade, the optimal approach would be to analyze the multiple at which a group of comparable companies trade

    However, the universe of publicly traded power generation companies in Latin America is limited and none of them is really comparable to Endesa (significant financial and operational differences)

    The following chart illustrates the multiples at which the most relevant publicly traded power generation companies in Latin America trade Implied trading multiples for most relevant publicly traded power generation companies in Latin America (FV/EBITDA 2017E)

1,2369.2x 9.2x 9,8X 7.91,2369.2x 9.2x 9,8X 7.98.4x9.8.4x9.x 9.3xx 9.3x[GRAPHIC APPEARS HERE] Capital IQ FV/EBITDA 17E Adjusted FV/EBITDA 17E

7.Ox

5.9x 5.9x 5.7x 5.7x

ISAGENendesa chile colbun aeISAGENendesa chile colbun ae5.1x 5.1x

Tiete

Sources: Capital IQ, companies’ Financial Statements (financial information as of October 26th, 2015)

Note: More details about the implemented adjustments can be found in the Appendix. Does not include companies in Argentina and Peru given that there are no comparable companies with enough liquidity and/or equity research coverage

Can an analysis based on multiples at the consolidated level establish if Endesa is undervalued by the market

    Considering that (i) it is difficult to establish what is the multiple at which Endesa trades and that, even under an agreement in the methodology to be used, calculations are still subject to discretionality; and (ii) there isn’t in Latin America a universe of companies that can be considered comparable enough to Endesa, contrasting these multiples is not an exercise rigorous enough to determine whether Endesa is undervalued by the market or not

    We consider that a sum-of-the-parts exercise like the one developed in this section is more appropriate in order to determine such potential undervaluation74

DCF
Multiples

Universe of comparable companies considered for the analysis

Universe of potential comparable companies

Industry	Company	Country	Market cap (US$mm)	ADTV[1] 3M (US$mm)	Included in valuation?
Integrated	Pampa Energia	Argentina	1,674	3.4	✓
	CPFL Energia	Brazil	3,928	9.6	✓
	CEMIG	Brazil	2,348	20.1	✓
	COPEL	Brazil	2,239	11.5	✓
	EDP	Brazil	1,412	6.4	✓
	Light	Brazil	665	2.5	✓
	EEB	Colombia	5,414	1.0	✓
Generation	Tractebel Energia	Brazil	5,678	7.9	✓
	CESP	Brazil	1,343	4.5	✓
	AES Tietê	Brazil	1,391	1.6	✓
	Colbun	Chile	4,812	2.1	✓
	AES Gener	Chile	4,198	1.5	✓
	E-CL	Chile	1,542	1.2	✓
	Isagen	Colombia	2,804	0.9	✓
	Celsia	Colombia	777	0.3	✗
	Edegel	Peru	2,003	0.1	✗
	EnerSur	Peru	1,373	0.0	✗
Distribution	Edenor	Argentina	1,105	1.1	✓
	COELBA	Brazil	1,271	0.0	✗
	Electropaulo	Brazil	473	2.9	✓
	Elektro	Brazil	908	0.0	✗
	Ampla	Brazil	960	0.1	✗
	Coelce	Brazil	782	0.2	✗
	Equatorial	Brazil	1,775	20.8	✓
	Luz del Sur	Peru	1,465	0.1	✗
	Edelnor	Peru	939	0.1	✗
Distribution	Transener	Argentina	289	0.2	✗
	TAESA	Brazil	1,762	3.8	✓
	CTEEP	Brazil	1,652	3.2	✓
	Alupar	Brazil	837	0.7	✓
	ISA	Colombia	2,616	0.7	✓
Integrated	Enersis S.A.	Chile	13,472	16.8	
Generation	Endesa	Chile	10,512	9.5	

Nota: Market prices as of October 26th, 2015
Source: Capital IQ, companies' financial and operational information
[1] Average of the daily traded volume for the last 3 months

Considerations

- Both Endesa and Enersis have unique characteristics with regards to the markets and sectors in which they operate as well as their corporate structure
- Therefore, it is difficult to find comparable companies that would allow for a valuation analysis for Endesa and Enersis based on a single multiple at a consolidated level
- Based on this, and in line with what was done in the DCF valuation analysis, we believe that it is advisable to follow a sum-of-the-parts approach, based on selecting comparable players for each operational subsidiary
- Although it is more likely to find comparable players for Enersis and Endesa at the operational subsidiaries levels, this continues to be a challenging exercise since the universe of listed companies in the Latin American power sector is limited, which results in a certain degree of discretionality in the exercise as a whole
- The selection criteria in order to identify the comparable companies to be used for each operating company was based on different factors, including:
  - Sector and geographic similarities
  - Stock liquidity
  - Equity research coverage and availability of financial projections
- The table on the left shows the most relevant listed companies in the Latin American power sector
- Within this list, the companies shown in red were excluded (mainly due to their low liquidity and lack of equity research coverage) in order to define a sub-set of selected comparable companies to be considered for the trading multiples valuation analysis for Endesa and Enersis

Tyndall Group
75

Definition of methodology to calculate trading multiples to be used for valuation purposes (1/2)

generMugenerMu generMuMultiple to be used (FV/EBITDA vs. P/U) and timeframe to consider (2016 vs. 2017)

    Valuation based on trading multiples was performed using the FV/EBITDA 2017E multiple

    Valuation multiples based on operating variables such as FV/lnstalled Capacity (generation) and FV/Clients (distribution) were also used as a reference

    P/E multiple was excluded from the analysis given its high volatility both for comparable companies and for the operating companies owned by Endesa and Enersis (not a representative multiple)

    2017 was preferred over 2016 as the reference date for the EBITDA projection as it is more representative of a “steady state” operation, both for Enersis and Endesa, and their comparable companies

    The main advantages of using 2017 over 2016 are: (i) reduction in distortions produced by different short term growth profiles among companies, and (ii) possibility of including projects under development that start operations whithin this timefrane

    The main disadvantage is that, in general, the quantity and quality of information regarding financial projections decreases as the time horizon is extended

In general, in order to make trading multiples of different companies more representative and more comparable to each other, the following adjustments and conventions are used (a detailed review of the adjustments made to each company considered for the analysis is included in the Appendix)

    Mulitples are calculated in each company’s operating currency (currency in which financial statements are reported)

    Minority interests in consolidated companies are included in the firm value at an estimated market value

    Minority stakes in companies that are not controlled are subtracted from the firm value at their estimated market value

    Projects under development are subtracted from the firm value at investment or capex value

Definition of methodology to calculate trading multiples to be used for valuation purposes (2/2)

tiplesMutiplesMuConsiderations

    When valuing companies using trading multiples it is important to define the projected EBITDA to which the multiples will be applied

    Two sources commonly used to estimate the corresponding EBITDA are: (i) the average or the median of research analysts’ estimates (“Market Consensus”), and (ii) management projections

    In the context of our analysis, management projections have differences of approximately ~3%-7% compared to Market Consensus in the case of 2016E and 2017E EBITDA for Endesa and Enersis

    Valuation calculations in this Report were performed based on management’s EBITDA projections, which could generate distortions in the estimated values given that:

    Multiples of comparable companies are estimated using Market Consensus figures

    The EBITDA projection observed by the market (and therefore the EBITDA projection reflected in the market price of Endesa and Enersis) is the Market Consensus EBITDA (management projections are not public)

    To reduce this potential distortion, a sensitivity analysis was performed in order to adjust EBITDA projections in the Financial Projections proportionally across individual companies, in such a way that management’s consolidated EBITDA projection matched Market Consensus

    Adjusting EBITDA at the individual companies level by the proportional difference in consolidated EBITDA generates distortions. However, given that research analysts do not provide estimates with the same level of detail provided in Financial Projections, it is not possible to make differentiated adjustments across operating companies

Criteria to define the range of multiples to be used

Given the different regulatory and market characteristics, comparable companies were divided into three geographic groups: Argentina, Brazil and Pacific (Chile, Colombia and Peru)

Limited number of listed companies

tiplesArtiplesArGiven the particularities of the market, it is difficult to use companies from other countries as comparables to companies in Argentina

Power generation, distribution and transmission: The range was defined applying a discount of 1.5x to the multiples of Pampa Energfa and Edenor, given the risk and volatility of the market and the low liquidity of these shares

entinaentinaWider universe of listed companies with businesses similar to those of Endesa and Enersis

The set of comparables was separated in three groups: power generation, distribution and transmission. Integrated companies were included in the distribution group

The universe of companies was split into (i) power generation and (ii) power distribution and transmission groups

BrazilBrazilIn distribution and transmission there are only two relatively liquid comparables. However, both have characteristics that make them “unique”. EEB is an integrated company with assets in the generation, distribution and transmission of electricity and gas businesses, while ISA is focused on high voltage transmission

    To complement the universe of comparables, Aguas Andinas was added to this list. Even though Aguas Andinas operates a different business it has several similarities with the electricity distribution business (geography, regulatory framework, risk profile, etc.)

    With the purpose of giving context to the observed market multiples, a theoretical exercise was carried out to estimate valuation multiples by country and business using a generic analysis based on a standard free cash flow for all cases modified to account for differences in growth rates, tax rates and country risk

    The results of this analysis suggest that the split in three geographical groups is appropriate and that there are relevant differences in the multiples of these three geographical groups described above, with a valuation premium for the countries of the Pacific group over Brazil, and of Brazil over Argentina

DCF
Multiples

Multiple ranges by country and business

Summary of multiples used (US$mm)

Argentina				FV/EBITDA 2017E		
Company	Country	Market cap	ADTV[1] 3M	Median	Min[2]	Max[2]
Generation, distribution and transmission				3.0x[4]	2.5x	3.5x
Pampa Energia	Argentina	1,674	3.4	4.0x		
Edenor	Argentina	1,105	1.1	5.1x		

Brazil				FV/EBITDA 2017E		
Company	Country	Market cap	ADTV[1] 3M	Median	Min[2]	Max[2]
Generation				5.7x	5.1x	5.9x
Tractebel Energia	Brazil	5,678	7.9	5.9x		
CESP	Brazil	1,343	4.5	5.7x		
AES Tietê	Brazil	1,391	1.6	5.1x		
Distribution				5.6x	3.5x	7.7x
CPFL Energia	Brazil	3,928	9.6	7.7x		
CEMIG[3]	Brazil	2,348	20.1	6.5x		
COPEL[3]	Brazil	2,239	11.5	4.7x		
EDP[3]	Brazil	1,412	6.4	5.6x		
Light[3]	Brazil	665	2.5	5.1x		
Eletropaulo	Brazil	473	2.9	3.5x		
Equatorial Energia	Brazil	1,775	20.8	6.7x		
Transmission				6.8x	5.2x	8.9x
TAESA	Brazil	1,762	3.8	8.9x		
CTEEP	Brazil	1,652	3.2	5.2x		
Alupar	Brazil	837	0.7	6.8x		

Pacific				FV/EBITDA 2017E		
Company	Country	Market cap	ADTV[1] 3M	Median	Min[2]	Max[2]
Generation				8.8x	7.0x	9.3x
Colbun	Chile	4,812	2.1	9.2x		
AES Gener	Chile	4,198	1.5	8.4x		
E-CL	Chile	1,542	1.2	7.0x		
Isagen	Colombia	2,804	0.9	9.3x		
Distribution and transmission				8.5x	7.0x	10.2x
Aguas Andinas	Chile	3,238	2.0	10.2x		
EEB[3]	Colombia	5,414	1.0	7.0x		
ISA	Colombia	2,616	0.7	8.5x		

Range of multiples used in the valuation

Source: Capital IQ, Financial Statements. Market data as of October 26th, 2015
[1] Average daily trading volume of the last 3 months; [2] Valuation range considers maximum/minimum trading multiples in the list. In the Argentinian generation business, range has a +/-0.5x sensitivity over the discounted multiple of Pampa Energia; [3] Integrated companies includes different businesses such as power generation, distribution and transmission; [4] Considers a 1.5x discount over the median of trading comparable multiples

Theoretical multiples calculation

	Argentina	Brazil	Chile	Colombia	Peru
Generation	4.3x	5.9x	9.7x	9.5x	11.5x
Distribution	4.0x	5.8x	9.0x	9.0x	10.8x

Generation multiple

	Argentina	Brazil	Chile	Colombia	Peru
EBITDA	100	100	100	100	100
Tax rate	*35%*	*34%*	*27%*	*34%*	*26%*
(-) Capex[1]	(15)	(15)	(15)	(15)	(15)
(=) FCF	**55**	**56**	**62**	**56**	**63**
Country risk	*6.8%*	*4.5%*	*2.2%*	*2.8%*	*2.2%*
Unlevered Beta	*1.00*	*0.85*	*0.70*	*0.70*	*0.70*
Debt/Capitalization	*15%*	*20%*	*25%*	*25%*	*25%*
WACC	**14.7%**	**11.5%**	**8.4%**	**8.9%**	**8.5%**
Expected growth	2.0%	2.0%	2.0%	3.0%	3.0%
Firm Value	**433**	**592**	**965**	**954**	**1,145**
Implied FV/EBITDA	**4.3x**	**5.9x**	**9.7x**	**9.5x**	**11.5x**

Distribution and transmission multiple

	Argentina	Brazil	Chile	Colombia	Peru
EBITDA	100	100	100	100	100
Tax rate	*35%*	*34%*	*27%*	*34%*	*26%*
(-) Capex[1]	(30)	(30)	(30)	(30)	(30)
(=) FCF	**46**	**46**	**51**	**46**	**52**
Country risk	*6.8%*	*4.5%*	*2.2%*	*2.8%*	*2.2%*
Unlevered Beta	*0.85*	*0.65*	*0.60*	*0.60*	*0.60*
Debt/Capitalization	*25%*	*35%*	*35%*	*35%*	*35%*
WACC	**13.4%**	**9.9%**	**7.7%**	**8.1%**	**7.8%**
Expected growth	2.0%	2.0%	2.0%	3.0%	3.0%
Firm Value	**404**	**582**	**895**	**902**	**1,083**
Implied FV/EBITDA	**4.0x**	**5.8x**	**9.0x**	**9.0x**	**10.8x**

Source: Capital IQ, Financial Statements. Market data as of October 26th, 2015
[1] Considers Depreciation = Capex

Tyndall Group 79

Summary of individual companies’ valuation based on trading multiples

Trading multiples valuation summary (US$mm)

Chocon    Gx3.Ox0.1216424039%9465%157

B    Costa n era Dock Sud Edesur Gx

Gx

Dx    3.Ox 3.Ox 3.Ox 0.10

0.07    161 226

66

405    190

107

381    45%

40%

72%    86

43

273    76%

1%    144

2

TESA    Tx3.Ox7(14)84%(12)37%(5)

CTM    Tx3.Ox6(14)84%(12)37%(5)

Cachoeira    Gx5.7x0.6744347484%39937%176

Fortaleza    Gx5.7x1.4346051084%43137%190

Ampla    Dx5.6x4841,42673192%67217%127

Coelce    Dx5.6x3811,4051,11965%72622%245

CIEN    Tx6.8x44243984%37037%163

Com. e Serv.    Otro5.6x615984%4937%22

Enel Brasil    Hold.5.6x(85)17184%14437%64

Endesa Chile2    Gx

Celta2    Gx8.8x1.628,9247,0294,1326,877

Pehuenche2    Gx

GAT4    Gx7.Ox0.7860690761%55198%890

Canela    Gx8.8x96(82)46%(38)72%(59)

Hidroaysen    Gxn.m.222231%751%11

Chilectra Chile    Dx8.5x1,3562,4032,36699%2,344--

Colina    Dx8.5x151999%18--

Transquillota    Tx8.5x212531%848%12

GNL Quintero    Otron.m.1,55077212%9320%154

Electrogas    Otro8.6x15715725%4043%67

ICT    Otro8.6x(16)45100%45--

Emgesa    Gx8.8x2.086,3674,81438%1,81627%1,293

Codensa    Dx8.5x1,3983,9443,45948%1,674--

EEC    Dx8.5x18613020%25--

Edegel    Gx8.8x1.752,5922,40859%1,41162%1,504

?    Chinango Gx8.8x1.8535832347%15150%161

1    EEPSA Gx8.8x1.2336731997%308--

Edelnor    Dx8.5x1,5402,0311,62676%1,228--

Enersis Amer.    Hold.10.Ox(88)887100%887--

Enersis Chile    Hold.10.Ox(389)(313)100%(313)--

Holding3    Endesa Amer. Hold.10.Ox(15)(4)60%(3)100%(4)

Chilectra Amer.    Hold.10.Ox(20)(14)99%(14)--

Equity     17,64512,188

Company

Business

FV/EBITDA

2017E

FV/MW (US$mm/MW)

FV/Clients

(US$/client)

Firm Value Equity value1

Enersis

Endesa

Stake (%) Prop, equity    Stake (%) Prop, equity

Note 1: Firm and equity values correspond to the mid-points of the valuation ranges Note 2: Multiples calculated in local currency Considers 100% of equity;2 Given their operating relationship, these three companies are jointly analyzed; 4Gas Atacama valuation is based on E.CL’s FV/EBITDA 2017E multiple ;5 Considers a larger multiple given the EBITDA to FCF convertion ratio of these holding companies

DCF
Multiples

Valuation summary for Endesa based on trading multiples

Breakdown of Endesa's equity value (US$mm)


Breakdown by business
Gx.
Dx.
Tx.
Hold. & others
93%
3%
1%
3%
Breakdown by country
Argentina
Brazil
Chile
Colombia
Peru
65%
8%
2%
14%
11%
Valuation based on trading multiples using the Financial Projections' EBITDA is ~16% above current market price
Peru: US$1,665mm; 8.8x
Colombia: US$1,292mm; 8.8x
Chile: US$7,951mm; 8.7x
Brazil: US$984mm; 5.7x
Argentina: US$296mm; 3.0x
302
2
(10)
2
365
372
163
84
7,718
12
221
1,293
(2)
1,666
(1)
12,188
(CLP$1,020/share)
11,470
(CLP$959/share)
Valuation based on trading multiples using Market Consensus EBITDA is ~9% above current market price[1]
Gx. Dx. Tx. Others Gx. Dx. Tx. Others Gx. Dx. Tx. Others Gx. Dx. Tx. Others Gx. Dx. Tx. Others
3.0x 3.0x 3.0x 3.0x 5.7x 5.6x 6.8x 5.6x 8.7x n.m. 8.5x 8.6x 8.8x n.m. n.m. 8.7x 8.8x n.m. n.m. 8.6x
Argentina
Brazil
Chile
Colombia
Peru
Trading mult.
Consens.
Equity value

Note 1: Multiples shown below the horizontal axis correspond to FV/EBITDA 2017E average by business
Note 2: Multiples calculated in local currency. Holding costs of Enersis Americas, Endesa Americas and Chilectra Americas are allocated to Argentina, Brazil, Colombia and Peru proportionally to their firm value
Source: Capital IQ, Financial Statements, Financial Projections. Market data as of October 26th, 2015

Tyndall Group 81

DCF
Multiples

Valuation summary for Endesa based on trading multiples

Breakdown of Enersis' equity value (US$mm)


Breakdown by business
53%
Gx.
Dx.
Tx.
Hold. & others
5%
2%
39%
Breakdown by country
Argentina
Brazil
Chile
Colombia
Peru
39%
17%
3%
19%
22%
Valuation based on trading multiples using the Financial Projections' EBITDA is ~31% above current market price
Peru: US$3,330mm; 8.7x
1,879
1,228
222
17,645
(CLP$247/share)
16,985
(CLP$237/share)
Colombia: US$3,935mm; 8.7x
1,816
1,699
419
Chile: US$6,893mm; 8.6x
4,652
2,367
8
(133)
Valuation based on trading multiples using Market Consensus EBITDA is ~26% above current market price[1]
Brazil: US$2,966mm; 5.7x
830
1,398
370
368
Argentina: US$521mm; 3.0x
224
274
(23)
46
Gx.
Dx.
Tx.
Others
3.0x
3.0x
3.0x
3.0x
Argentina
5.7x
5.6x
6.8x
5.6x
Brazil
8.7x
8.5x
8.5x
8.6x
Chile
8.8x
8.5x
n.m.
8.7x
Colombia
8.8x
8.5x
n.m.
8.6x
Peru
Trading mult.
Consens.
Equity value

Note 1: Multiples shown below the horizontal axis correspond to FV/EBITDA 2017E average by business
Note 2: Multiples calculated in local currency. Holding costs of Enersis Americas, Endesa Americas and Chilectra Americas are allocated to Argentina, Brazil, Colombia and Peru proportionally to their firm value
Source: Capital IQ, Financial Statements, Financial Projections. Market data as of October 26th, 2015

Tyndall Group 82

eruConsiderateruConsideratValuation results summary and comparison with market values (US$mm)

ons31% above 17’645 maons31% above 17’645 ma[GRAPHIC APPEARS HERE]ket13ket1347231%abovema47231%abovemaketGeneraketGeneraionDistribuionDistribuion? Multiples ? DCF 1ion? Multiples ? DCF 1.5xMultiples.5xMultiplesDCF8.5x8-7x 8.5x 8DCF8.5x8-7x 8.5x 85x„Argentina Brazil Chile Colombia 5x„Argentina Brazil Chile Colombia eruArgentina Brazil Chile Colombia eruArgentina Brazil Chile Colombia [GRAPHIC APPEARS HERE]eruEquity values obtained using DCF are above Enersis’ and Endesa’s market values by approximately 28% and 31%, respectivelyEquity values obtained using trading multiples are also above Enersis’ and Endesa’s market values. In the case of Enersis, valuation is 31% above market value (in line with values obtained using DCF), however, in the case of Endesa, valuation using trading multiples is 16% above market price (discount applied by the market would be half of that obtained using DCF)The largest differences in valuation between both methodologies can be observed in the Chilean generation assets and, to a lesser extent, in the distribution assets in ColombiaIn the generation sector, valuation results obtained using DCF are in general lower than the ones obtained using trading multiples. The only exception is Chile, where DCF results are significantly higher, which in turn explains a significant portion of the overall gap between both methodologies? This kind of deviations and, moreover, their potential effects in the overall analysis (see next page), further reinforces our opinion of using trading multiples analysis as the prevailing valuation methodology for this exerciseIn the case of the distribution sector, the results from both methodologies seem to be more aligned, although there is a material difference in Colombia (CodeeruEquity values obtained using DCF are above Enersis’ and Endesa’s market values by approximately 28% and 31%, respectivelyEquity values obtained using trading multiples are also above Enersis’ and Endesa’s market values. In the case of Enersis, valuation is 31% above market value (in line with values obtained using DCF), however, in the case of Endesa, valuation using trading multiples is 16% above market price (discount applied by the market would be half of that obtained using DCF)The largest differences in valuation between both methodologies can be observed in the Chilean generation assets and, to a lesser extent, in the distribution assets in ColombiaIn the generation sector, valuation results obtained using DCF are in general lower than the ones obtained using trading multiples. The only exception is Chile, where DCF results are significantly higher, which in turn explains a significant portion of the overall gap between both methodologies? This kind of deviations and, moreover, their potential effects in the overall analysis (see next page), further reinforces our opinion of using trading multiples analysis as the prevailing valuation methodology for this exerciseIn the case of the distribution sector, the results from both methodologies seem to be more aligned, although there is a material difference in Colombia (Codesa)Summary of valuation ressa)Summary of valuation resltsDCFMultiplesEneltsDCFMultiplesEnesis28%abovemarket 17sis28%abovemarket 1723712,188market10,51223712,188market10,51213,7813,781616DCFMultiplesEndesDCFMultiplesEndes

82Considerations

Comparison of valuation exercises based on DCF and trading multiples (2/2?    It is important to note that, even though the valuation of operating companies based in Chile does not directly impact the calculation of the Exchange Ratio (these assets are not part of the assets to be merged in Enersis Americas), these valuations have an indirect impact on this ratio when the relative discounts at which Endesa and Enersis trade compared to the values obtained in the trading multiples and DCF valuation exercises (adjustment to “market”) are considered in the calculation of the exchange ratio

?    For example, when valuations are adjusted to market, a larger value assigned to the assets of Endesa Chile would increase the difference between the value estimate and the market value of Endesa. This, in turn, would increase the “adjustment to market” of Endesa Americas, decreasing its relative value in the merger and decreasing the stake corresponding to the minority shareholders of Endesa in Enersis Americas

?    The charts below show the impact on the Exchange Ratio of a change in the value of the individual assets of Enersis and Endesa

?    The bars show the increase or decrease in the final ownership stake that the minority shareholders of Endesa would have in the merged Enersis Americas in the event that the respective operating company increases its equity value in 10%

?    In the left hand side chart, the ownership stake is calculated based on trading multiples (mid-point: 13.6%), while the right hand side chart is calculated based on trading multiples adjusted to market (mid-point: 15.1%)

?    An example of the “distortion” that can be introduced by overestimating the value of Chilean power generation assets can be observed by increasing their value in 10% (keeping the value of the rest of the assets constant). As a result, the ownership stake of the minority shareholders of Endesa in Enersis Americas: (i) will remain constant in a scenario where there is no adjustment to market (the generation assets in Chile are not part of the companies to be merged), but (ii) will decrease by 51 bps (from 15.1% to 14.6%) in the scenario where valuations are adjusted to market (since an increase in the value of Endesa’s Chilean assets would increase the implied discount applied by the market)

?    From this point of view, and based on a valuation adjusted to market, an overestimation of the value of power generation assets in Chile would reduce Endesa’s minority shareholders’ stake in the merged Enersis Americas while, at the same time, an underestimation of the value of power distribution assets in Colombia and Peru would have a “positive” but relatively limited impact

Sensitivity of the Exchange Ratio

Valuation using trading multiples without adjustment to market (bps)    Valuation using trading multiples adjusted to market (bps)

[GRAPHIC APPEARS HERE]

[GRAPHIC APPEARS HERE]

Comparison of valuation exercises based on DCF and trading multiples (2/2)

Considerations

- It is important to note that, even though the valuation of operating companies based in Chile does not directly impact the calculation of the Exchange Ratio (these assets are not part of the assets to be merged in Enersis Americas), these valuations have an indirect impact on this ratio when the relative discounts at which Endesa and Enersis trade compared to the values obtained in the trading multiples and DCF valuation exercises (adjustment to "market") are considered in the calculation of the exchange ratio
  - For example, when valuations are adjusted to market, a larger value assigned to the assets of Endesa Chile would increase the difference between the value estimate and the market value of Endesa. This, in turn, would increase the "adjustment to market" of Endesa Americas, decreasing its relative value in the merger and decreasing the stake corresponding to the minority shareholders of Endesa in Enersis Americas
- The charts below show the impact on the Exchange Ratio of a change in the value of the individual assets of Enersis and Endesa
- The bars show the increase or decrease in the final ownership stake that the minority shareholders of Endesa would have in the merged Enersis Americas in the event that the respective operating company increases its equity value in 10%
- In the left hand side chart, the ownership stake is calculated based on trading multiples (mid-point: 13.6%), while the right hand side chart is calculated based on trading multiples adjusted to market (mid-point: 15.1%)
- An example of the "distortion" that can be introduced by overestimating the value of Chilean power generation assets can be observed by increasing their value in 10% (keeping the value of the rest of the assets constant). As a result, the ownership stake of the minority shareholders of Endesa in Enersis Americas: (i) will remain constant in a scenario where there is no adjustment to market (the generation assets in Chile are not part of the companies to be merged), but (ii) will decrease by 51 bps (from 15.1% to 14.6%) in the scenario where valuations are adjusted to market (since an increase in the value of Endesa's Chilean assets would increase the implied discount applied by the market)
- From this point of view, and based on a valuation adjusted to market, an overestimation of the value of power generation assets in Chile would reduce Endesa's minority shareholders' stake in the merged Enersis Americas while, at the same time, an underestimation of the value of power distribution assets in Colombia and Peru would have a "positive" but relatively limited impact

Sensitivity of the Exchange Ratio

Valuation using trading multiples without adjustment to market (bps)


Base: 13.6%
2
4
(3)
0
0
(7)
(1)
0
0
0
21
(21)
0
28
3
(4)
(17)
Chocon
Costanera
Edesur
C. Dourada
Fortaleza
Ampla
Coelce
CIEN
Chile Gx.
Chilectra-C
Emgesa
Codensa
EEC
Edegel
Chinango
EEPSA
Edelnor

Valuation using trading multiples adjusted to market (bps)


Base: 15.1%
2
3
(1)
1
2
(1)
2
1
(51)
17
22
(9)
(0)
24
3
(2)
(7)
Chocon
Costanera
Edesur
C. Dourada
Fortaleza
Ampla
Coelce
CIEN
Chile Gx.
Chilectra-C
Emgesa
Codensa
EEC
Edegel
Chinango
EEPSA
Edelnor

Tyndall Group 84

Agenda

Executive summary

3Transacton description    20

Background    20

Scope of Tyndall’s work    24

description of the proposed transacton    28

Analysis performed by Tyndall    54

Methodological considerations    54

valuation of Endesa and Enersis    61

Relative contribution for the merger of Enersis Americas using different methodologies    86

critical analysis of the transacton rationale    91

Risks and potential externalises related to the transacton    99

Value creator analysis    104

Conclusions    114

Appendix    124

Pro-forma valuation of the companies resulting from the division

US$mmUS$mm

Enersis

Cons. Chile Americas

Endesa

Cons. Chile Americas

Chilectra Cons.    Chile Americas

Firm value of consolidated companies2    32,67112,02420,64612,4862,7799,7071111-

(-) Total debt    4,6331,4153,2181,563-1,563---

(+) Cash    3473131642-42---

(+) Other assets (liabilities), net3    (769)(350)(418)8214(207)1313-

(+) Equity investments4    173147261,2232449781,245-1,245

(-) Minority interests    10,7193,2307,4894,8631474,716---

Equity value    17,0707,2069,8647,3333,0924,2411,270251,245

Firm value5    (478) (389)(88)6,8326,847(15)2,3832,403(20)

(-) Total debt    273 -2731,4151,415----

(+) Cash    1,013 779363121111595

(+) Other assets (liabilities), net3    313 -313(593)(593)-(47)(47)-

Equity value    575 (313)8874,8554,860(4)2,3512,366(14)

Firm value    32,193 11,63520,55819,3199,6269,6922,3952,414(20)

(-) Total debt    4,906 1,4153,4912,9781,4151,563---

(+) Cash    1,360 1071,25373215215105

(+) Other assets (liabilities), net3    (456) (350)(105)(585)(378)(207)(33)(33)-

(+) Equity investments4    173 147261,2232449781,245-1,245

(-) Minority interests    10,719 3,2307,4894,8631474,716---

Equity value    17,645 6,89310,75112,1887,9514,2373,6212,3911,231

2017E EBITDA    4,162 1,3562,8062,3011,1131,188282284(2)

FV/EBITDA    7.7x 8.6x7.3x8.4x8.7x8.2x8.5x8.5xlO.Ox

Net debt /EBITDA    0.9x l.Ox0.8x1.3x1.3x1.3x(O.lx)O.Ox2.7x

33Note: Equity values correspond to the base case of trading multiples valuation

Includes stakes in operating subsidiaries

Only includes consolidated subsidiaries

Net assets included in the Equity Bridge (excluding net financial debt)

Minority interests in non-consolidated operating subsidiaries

In Endesa’s case, it includes Endesa’s operations as an individual company

Pro-forma valuation of Endesa Americas, Enersis Americas and Chilectra Americas

Endesa Americas’ equity value (US$bn)

DCF valuation

FV/EBITDA 2017E based on Financial Projections

DCF valuation    $7.9 | $9.2

$11.0

$10.8

FV/EBITDA 17E based on Financial Projections    $8.1 | $12.7

$10 4

FV/EBITDA 17E based on Market Consensus1    $7.9 | $12.4

2.0

4.0

FV/EBITDA 2017E based on Market Consensus1

Enersis Americas’ equity value (US$bn)

6.0

8.0

10.0

12.0

14.0

2.0

4.0

6.0

8.0

10.0

12.0

14.0

Chilectra Americas’ equity value (US$bn)

DCF valuation

FV/EBITDA 2017E based on Financial Projections

FV/EBITDA 2017E based on Market Consensus1

$1.0 $0.8 $1.3$1.2$0.8 $1.6 $1-2$0.8 $1.6$1.0 $0.8 $1.3$1.2$0.8 $1.6 $1-2$0.8 $1.6

4.0    6.0 8.010.012.0

Note 1: Ranges shown above are based on: Trading multiples: combination that maximizes and minimizes the firm values of Endesa Americas, Enersis Americas and Chilectra Americas; DCF: WACC sensitivity (factor of 0.9x-l.lx) and terminal value’s perpetuity growth rate sensitivity (+/- 0.1%)

Note 2: Highlighted circles in the ranges correspond to the base case scenario

Individual companies’ projected EBITDA adjusted proportionally to match the consolidated EBITDA in Financial Projections with the Market

Consensus

Relative contribution to Enersis Americas in different scenarios (1/2)

Page 90 summarizes Endesa’s and Enel’s ownership stakes in Enersis Americas after the merger according to different methodologies and scenarios

DCF scenario assumes June 30th, 2015 as the valuation date and thereby implicitly assumes that economic rights of the companies are transferred on that date

However, as detailed in page 68, Equity Bridges are converted from local currency into US dollars using the exchange rate as of October 26th, 2015 (and no the exchange rate as of June 30th, 2015), to reflect the impact on relative valuations of the fluctuations in exchange rates between October 26th, 2015, and June 30th, 2015

Valuation ranges based on trading multiples also use the Equity Bridge information as of June 30th, 2015, and make the same adjustments for exchange rates fluctuations explained above

For illustrative purposes, relative contribution analysis excludes the tax costs expected to be generated at the Endesa Chile level after the division

However, in the event that the Corporate Reorganization is carried forward, Endesa shareholders should be compensated for this tax burden, either via a dividend or as an increase in their stake in Enersis Americas

We estimate that the net present value of the tax generated in the division of Endesa (US$188mm according to Enersis estimate), would approximately correspond to 0.8% of the equity of the merged Enersis Americas, as detailed in the table on the right

Ranges shown are consistent with the previous assumptions and any variation on the conditions described above could affect the ranges shown here

Tax implications for Endesa Chile (US$mm)

Estimated tax cost for Endesa Chile    188

Endesa minority shareholders’ stake    40.0%

Tax cost for Endesa min. shareholders    75

FV/EBITDA 2017E Enersis Americas1    6.0x

EBITDA 2017E Enersis Americas (US$mm)    2,806

FV Enersis Americas    16,838

Net debt Enersis Americas    2,343

Non-controlling stakes    26

Minority interest Enersis Americas2    4,604

Equity value Enersis Americas    9,917

Tax cost as % of Enersis Americas’ equity value    0.8%

Relative contribution to Enersis Americas under different scenarios

Endesa’s minority shareholders’ stake in the merged Enersis Americas

DCF valuation sensitivity based on WACC and perpetuity growth    14.2%

12.4% 16.0%

-    12.8% (52.1%) 15.1%

(52.8%) (51.4%)

Market adjusted DCF valuation sensitivity based on WACC and perpetuity growth

-    13.6%

(53.7%)

Trading multiples valuation using FV/EBITDA 2017E

-    15 1%

Market adjusted trading multiples valuation using FV/EBITDA 2017E    14.2% (51.4%) 15.9% (51.9%) (50.9%)

-    15.6%

Based on equity research1    13.5% 16.0% (52.4%) (50.9%)

10%    11% 12%13%14%15%16%17%18%

Ranges of relative contribution shown above correspond to the minimum and maximum possible values for the relative contribution of Endesa’s minority shareholders in the merged Enersis Americas, based on different combinations of the underlying variables (stress test)

It uses the combination of discount rates and perpetuity growth rates (in the case of the DCF) and multiples (in the case of trading multiples) that maximizes and minimizes Endesa’s minority shareholders’ ownership stake in the merged Enersis America

Given that Enersis and Endesa have cross shareholdings in the companies involved in the Corporate Reorganization, relative contribution ranges are relatively stable, even under significantly different valuation scenarios

As it was previously mentioned, the tax cost generated in the division of Endesa is excluded from the analysis

Endesa shareholders should be compensated for this tax cost in the event that the Corporate Reorganization is pursued

Note 1: Values in parenthesis correspond to Enel’s stake in Enersis Americas after the merger

Note 2: Highlighted circles in the ranges correspond to the base case scenario, except for the equity research range where the highlighted circle represents the median 1 Range built using relative contribution analyzes performed by Larrain Vial, Citi and BiceCorp. In the cases where a range was provided, we used the mid-point. Given that research analysts didn’t have access to information that is relevant to the analysis, these values are shown only for reference purposes

Agenda

Executive summary

33Transaction description    20

Background    20

Scope of Tyndall’s work    24

description of the proposed transaction    28

Analysis performed by Tyndall    54

Methodological considerations    54

valuation of Endesa and Enersis    61

relative contribution for the merger of Enersis Americas using different methodologies    86

Critical analysis of the transaction rationale    91

Risks and potential externalises related to the transaction    99

Value creation analysis    104

Conclusions    114

Appendix    124

critical analysis of the value Creadon potential for Endesa shareholders under the Corporate reorganization based on the transaction rationale provided by

Enersis and Endesa (1/7 )

The Corporate Reorganization aligns interests under a single vehicle

One conflict of interest generated by Enel Group’s current structure in Latin America is the definition of which investment vehicle to use to pursue further growth in the region (Enersis, Endesa or Enel Green Power )

An example of the above could be the selection of the vehicle to increase the ownership stake in a company already controlled by the Group

Grouping all Latin American ex Chile businesses in Enersis Americas reduces the conflict of interest regarding which investment vehicle to use for the development of the power generation business in Latin America ex Chile

The conflict of interest between Enersis and Endesa is eliminated. However, the conflict of interest as to whether to invest through Enersis Americas or Enel Green Power for projects of renewable energy still remains

The power generation business in Chile (Endesa Chile ) would face a different situation. In particular, there are two areas of conflict of interest that remain:

Strategic: decision to invest in Chile vs. to invest in the rest of Latin America (different ownership stakes in Endesa Chile and Enersis Americas by Enel)

Commercial: decision regarding which vehicle to use to develop generation projects in Chile (Endesa Chile vs. Enel Green Power) . Although this conflict of interest already exists under the current structure, the Corporate reorganization does not solve it nor mitgates it

Is there a change in value for Endesa shareholders based on the suggested alignment of interests?

No detailed information has been provided regarding changes in the expected cash flows as a consequence of the alignment of interests suggested for Latin America ex Chile. Therefore, one should not expect any changes in valuation based on DCF or trading multiples

In the case of Enersis Americas, it is reasonable to expect a positive reacton from the market based on the reduction of the conflict of interest. However, it is difficult to provide an unbiased quantification of the implicit appreciation potental

Consequently, in those cases where conflicts of interest are not mitigated or resolved, there is the possibility that the market has a negative perception and penalizes the stock1 critical analysis of the value Creadon potential for Endesa shareholders under the Corporate reorganization based on the transaction rationale provided by

Enersis and Endesa (2/7 )

The Corporate Reorganization fosters a more efficient decision-making process

The Corporate reorganization would simplify Enersis’ corporate structure, which should have a positive reception on by the market

However, Tyndall has not been provided with (i ) an analysis of the current decision-making process at Endesa with a detailed description of its embedded inefficiencies, (ii ) changes and benefits expected from the Corporate reorganization in connection with the decision-making process

It is difficult to declare potential benefits related to this matter, based on generic statements without specific action plans, estimates supported by concrete data or a quantification of the potential benefits

Nonetheless, except for the need of periodic board meetings of intermediate companies and the time and cost associated with the analysis of related party transactions, in general, decision-making processes can be optimized without the need of operations of the magnitude and complexity of the Corporate reorganization, which suggests that this should be considered a positive externality associated with the transaction rather than one of the main reasons to pursue it critical analysis of the value Creadon potential for Endesa shareholders under the Corporate reorganization based on the transaction rationale provided by

Enersis and Endesa (3/7 )

The Corporate Reorganization would allow for the implementation of specific management and investment strategies

The principle that supports this argument is that the current corporate structure is subject to be optimized for the implementation of specific strategies

In principle, we do not disagree with this diagnostic. However, we do not necessarily agree with the following: (i ) that the proposed structure is consistent with the objective described, and (ii) that it is necessary to carry out an operation such as the Corporate reorganization to implement differentiated strategies

The separation of the power generation business in Chile is consistent with the implementation of specific management and investment strategies for Chile. However, it is not clear how will conflicts of interest regarding the development of renewable energy projects be resolved

Grouping Argentina, Brazil, Colombia and Peru in one vehicle, however, does not seem to be consistent with the implementation of specific management and investment strategies for similar markets

Different regulatory framework

Different expected economic growth

Different maturity and profitability

Different political and institutional risk

Why would the implementation of specific strategies require, in the case of Chile, a separated vehicle, but for countries as dissimilar as Argentina,

Brazil, Colombia and Peru, grouping them in a single vehicle would be the best alternate to serve this purpose? We believe this is contradictory

Nonetheless, even assuming that Chile would need a different framework from the other countries, same as for the decision-making process, we don’t think this would be an argument that “justfies” the Corporate reorganization, but consider it to be (in the case of Chile ) a potential positive externality, given that there are other tools and processes through which specific management and investment strategies can be designed and implemented

Market reacton to these effects is uncertain

In the case of Endesa Chile, it is reasonable to expect it to trade at levels similar to other Chilean power generation companies, as long as its dividend policy is consistent with the company’s strategy and that potential conflicts of interest with its controlling shareholder regarding the development of the power generation business in Chile are mitigated or resolved

In the case of Enersis Americas, however, the outcome is uncertain, as the rationale given to justify the matter at discussion is not entirely consistent with the grouping of business and geographies being proposed critical analysis of the value Creadon potential for Endesa shareholders under the Corporate reorganization based on the transaction rationale provided by

Enersis and Endesa (4/7 )

The Corporate Reorganization reduces cross shareholdings and improves asset visibility

Reduction in cross shareholdings

The Corporate Reorganization significantly reduces cross shareholdings between Enersis and Endesa

This change, however, does not imply any changes in the expected cash flows, discount rates or EBITDA of the operating companies and, therefore, should not have any impact on valuation based on discounted cash flows or trading multiples

If there was an impact on value, it would have to come from a change in the discount applied by investors to Enersis Americas versus the discount currently applied to Enersis (mainly) and Endesa (to a lesser extent )

As it was previously indicated, this discount is rather arbitrary (in as far as quantification is concerned) as it can depend on a number of factors

Although it is reasonable to expect that, in principle, the impact of eliminating cross shareholdings is positive, it is difficult to quantify ex-ante a potential change in value triggered by this factor on its own

Given that the Corporate Reorganization has relevant costs and risks and that the discount to NAV at which Endesa Chile and Enersis Americas could trade is difficult to foresee, we don’t believe that the Corporate Reorganization can be justified exclusively based on this argument, notwithstanding that we think this is a positive attribute of the transaction and that, together with other factors, it might contribute to support it

Improvements on asset visibility

This argument implicitly assumes that Endesa’s current structure impedes or difficults asset visibility

We think that this argument is more relevant for Enersis than for Endesa

However, it doesn’t seem to be a conclusive argument for Enersis either, as it can be seen on the following page

Next page shows a detailed summary of sum-of-the-parts valuations by research analysts

Considering that at least nine research analysts perform a DCF analysis at the operating company or asset level, there doesn’t seem to be an asset visibility problem

On the contrary, next page shows that there is a dispersion problem in the valuation of individual companies, which suggests that: (i ) there are certain groups of assets that are diffiicult to value, regardless of their ownership structure, (ii ) in spite of using similar information, analysts have different valuation views with respect to the operating companies and/or (iii ) there are inconsistencies in the information being used by different research analysts

The only area in which Enersis or Endesa could take action is (iii ) , which makes us think that there’s no need to pursue the Corporate Reorganization to improve current asset visibility

Critical analysis of the value creation potential for Endesa shareholders under the Corporate Reorganization based on the transaction rationale provided by Enersis and Endesa (3/7)

3. The Corporate Reorganization would allow for the implementation of specific management and investment strategies

- The principle that supports this argument is that the current corporate structure is subject to be optimized for the implementation of specific strategies
- In principle, we do not disagree with this diagnostic. However, we do not necessarily agree with the following: (i) that the proposed structure is consistent with the objective described, and (ii) that it is necessary to carry out an operation such as the Corporate Reorganization to implement differentiated strategies
- The separation of the power generation business in Chile is consistent with the implementation of specific management and investment strategies for Chile. However, it is not clear how will conflicts of interest regarding the development of renewable energy projects be resolved
- Grouping Argentina, Brazil, Colombia and Peru in one vehicle, however, does not seem to be consistent with the implementation of specific management and investment strategies for similar markets
  - Different regulatory framework
  - Different expected economic growth
  - Different maturity and profitability
  - Different political and institutional risk
- Why would the implementation of specific strategies require, in the case of Chile, a separated vehicle, but for countries as dissimilar as Argentina, Brazil, Colombia and Peru, grouping them in a single vehicle would be the best alternative to serve this purpose? We believe this is contradictory
- Nonetheless, even assuming that Chile would need a different framework from the other countries, same as for the decision-making process, we don´t think this would be an argument that "justifies" the Corporate Reorganization, but consider it to be (in the case of Chile) a potential positive externality, given that there are other tools and processes through which specific management and investment strategies can be designed and implemented
- Market reaction to these effects is uncertain
  - In the case of Endesa Chile, it is reasonable to expect it to trade at levels similar to other Chilean power generation companies, as long as its dividend policy is consistent with the company's strategy and that potential conflicts of interest with its controlling shareholder regarding the development of the power generation business in Chile are mitigated or resolved
  - In the case of Enersis Americas, however, the outcome is uncertain, as the rationale given to justify the matter at discussion is not entirely consistent with the grouping of business and geographies being proposed

Tyndall Group 94

critical analysis of the value Creadon potential for Endesa shareholders under the Corporate reorganization based on the transaction rationale provided by

Enersis and Endesa (6/7 )

The Corporate Reorganization significantly reduces cash flow leakage

The Corporate reorganization significantly reduces the proportion of net income corresponding to minority interest by grouping several cross ownerships from Endesa and Enersis under Enersis Americas

However, the overall economic rights over cash flows remain unchanged

The only difference in cash flows could come from the willingness of the controlling shareholder to distribute cash generated at the operating companies level

As it was previously explained, it is difficult to quantify this potential change ex-ante

On the other hand, using this argument to justify the Corporate reorganization seems to be a coercive argument (ad baculum )

Although the proportion of net income corresponding to minority interest is reduced, in absolute terms, overall economic rights remain unchanged, so this should not have an impact on valuation according to DCF or trading multiples, nor an effect on re-rating

Furthermore, by adjusting the multiple of Endesa for the market value of the minority interest, the multiple should increase (analysis on page 73) . Regrouping participations and reducing minority interests should yield the unadjusted multiple more “representative” (and therefore higher than the original unadjusted multiple), but without having any impact on market capitalization

If this was the case, there could be a change in the implied discount applied by investors to Enersis’ multiple and, to a lesser extent, to Endesa’s, but as mentioned above, market value would remain the same critical analysis of the value Creadon potential for Endesa shareholders under the Corporate reorganization based on the transaction rationale provided by

Enersis and Endesa (7/7 )

The Corporate Reorganization unlocks value

When it is declared that the Corporate Reorganization unlocks value, we understand that this makes reference to a potential re-rating of the resulting companies

Among the arguments used by Endesa and Enersis to justify the potential re-rating are: (i ) the consolidation of minority stakes, (ii ) improvements on asset visibility, and (iii ) improved and clearer equity stories

Out of the three arguments, the improvement in the equity stories is the only one that has not been explicitly analyzed so far

We agree that Endesa Chile can have a more straightforward equity story (pure play generation in Chile ) , as long as it has a dividend policy that is consistent with its strategy and that conflicts of interest are mitigated

A more straightforward equity story does not necessarily mean a better one (the company loses regional growth potential and diversification, among others )

On the other hand, as it has been previously mentioned, the effect on Enersis Americas is uncertain given the nature of its portfolio of companies

Agenda

Executive summary    3

Transacton description    20

Background    20

Scope of Tyndall’s work    24

description of the proposed transacton    28

Analysis performed by Tyndall    54

Methodological considerations    54

valuation of Endesa and Enersis    61

relative contribution for the merger of Enersis Americas using different methodologies    86

critical analysis of the transacton rationale    91

Risks and potential externalities related to the transaction    99

Value creation analysis    104

Conclusions    114

Appendix    124

Risk that Endesa is divided and then the merger with Enersis Americas does not materialize

Situation that generates the risk    Description of the risk

According to the timetable provided by Endesa:

The division of Endesa should be completed by February 2016

The merger of Endesa Americas and Chilectra Americas into Enersis Americas would be submitted to consideration by the shareholders of these companies in June 2016

Between the date of approval of the divisions are and the date when the merger is to be decided:

Market conditions can change

Significant changes can occur at the companies level

The Courts of Justice can resolve that the Corporate Reorganization should be treated according to the procedures set forth in Title XVI of the LSA

The companies that decide the divisions (Endesa, Enersis and Chilectra) are different from the companies that decide the merger (Endesa Americas, Enersis Americas and Chilectra Americas), meaning:

That although there may be a significant overlap in the shareholders, the shareholder base can vary

The directors can be different

Even if the merger is approved, if the exercise of withdrawal rights (they can be exercised until 30 days after the shareholders meeting) exceed the maximum set by the shareholders meeting, one of the conditions precedent for the merger would fail to be met and therefore the merger would not be consummated

As a result of the division, Endesa shareholders will receive shares in Endesa Chile and in Endesa Americas

Endesa Chile does not change with the potential merger

Endesa Americas, however, would be a financial holding company, without organizational structure, with the following profile1

Company    % Ilustrative figuesUS$mm

Emgesa    26.9% Firm value9,692

Endesa Costanera    75.7% (-) Debt1,563

Chocon    65.4% (+) Cash52

Chinango    50.0% (+) Other assets(207)

Edegel    62.5% (+) Non-controlling stakes978

Enel Brasil    37.1% (-) Minority interests4,716

(=) Equity value    4,237

EBITDA 2017E    1,188

Net debt/EBITDA    1.3x

1 Figures shown for reference purposes only. The market price can be materially lower. See page 87

If the merger does not materialize, there are a number of risks that could impact value, among which we highlight:

The future management of the company if the merger is not consummated or is delayed

Uncertainty about the future can significantly affect share prices

Liquidity of the share

We suggest considering these risks and reflecting possible mitigation measures explicitly in the agreements to be signed as part of the Corporate Reorganization

Description of the riskDescription of the riskSituation that generates the riskSituation that generates the riskAs it was previously mentioned, there will be a lapse of time between the division of Endesa and the merger of Enersis Americas (they are not simultaneous events )

There are several factors that can eventually re-open the discussion about the Exchange Ratio to be used in the merger during this period:

Market conditions can change

Important changes can occur at the operating companies level

The companies, directors and shareholders who decide the divisions are not the same as those who decide the merger

The Courts of justice can resolve that the Corporate reorganization should be treated according to the procedures set forth in Title XVI of the LSA

Once the merger is approved, if the exercised withdrawal rights exceed the maximum set by the shareholders meeting the merger could fail

Despite the fact that the SVS instructed the Boards of Enersis, Chilectra and Endesa to analyze the Corporate reorganization as a whole, considering its different stages, and to communicate to their respective shareholders meetings the estimates for the Exchange Ratio, based on the reasons mentioned above, these estimates of the Exchange Ratio will only be “referential”, as definitive terms should be decided in a future shareholders meeting of Endesa Americas

Out of the three divided companies, we believe Endesa Americas is the most exposed to a renegotiation of the terms of exchange

From an organizational standpoint

Enersis Americas pre-merger should not look very different from the merged entity

Chilectra Americas (99% owned by Enersis Americas ) will not require an organization as the management of its investments would not change

Endesa Chile, however, would be in an intermediate situation, requiring a separate organization which implies costs that are not currently being considered

From a costs and benefits perspective, some of them (the most tangible ) would have already taken place

Capital gains tax in Peru would have already been triggered (Endesa Chile is the most affected company )

The use of tax credits for taxes paid abroad does not depend on the merger (the shareholders of Enersis Americas are the main beneficiaries of this effect )

We suggest considering these risks and reflecting possible mitigation measures explicitly in the agreements to be signed as part of the Corporate reorganization

Determination of the “market price” for the exercise of withdrawal rights

Article 132 of the Regulation of the LSA

According to Article 132 of the Regulation of the LSA a difference should be made between:

Shares with presencia bursatil

The weighted average of stock exchange transactions during the 60 trading days period between the thirtieth and ninetieth days preceding the date of the shareholders meeting that triggers the withdrawal right

Shares without presencia bursatil

The book value of the shares in line with what is set forth in Article 132 of the Regulation of the LSA

According to the cited articles, shares with presencia bursatil are those that are so qualified by the SVS through general application rule

‘ for the exercise of withdrawal rights

Shares with presencia bursatil

In NCG N° 327 of 2012, the SVS set as requirements for a company to have presencia bursatil (in addition to being registered on the Registro de Valores and listed in a stock exchange in Chile) to meet at least one of the following conditions:

To have an “adjusted presence” of at least 25%

To have a “Market Maker”

Article 4 Bis of Law 18,045 of the Securities Market defines that the “adjusted presence” for a particular day should be calculated as follows:

Number of days in which total daily transactions within the 180 trading days preceding the day of calculation reach a minimum of UF 1,000

This number should be divided by 180 and multiplied by 100, in order to be expressed as a percentage

The NCG N° 327 states that to determine the adjusted presence of a company that is created from a division, the daily volume traded on the days prior to the division should be calculated by multiplying total daily transactions of the divided company before the division, by the percentage that the new entity represents of the book value of the divided company

According to NCG N° 327, it can be considered that a security has a “Market Maker” if the issuer has signed a contract with at least one stock broker that meets the conditions indicated in the aforementioned NCG

Considerations regarding withdrawal rights as a protection mechanism for shareholders who consider to be harmed by the Corporate Reorganization

Sequence of events division + merger

Date when the Exchange Ratio is announced

Date when the estimate of the Exchange Ratio is announcedDate when the estimate of the Exchange Ratio is announcedShares start to tradeindependentlyShares start to tradeindependentlyMeetings where the merger is approved on the basis of the definitive Exchange RatioMeetings where the merger is approved on the basis of the definitive Exchange RatioMeetings where the divisions are approved based on the estimated Exchange RatioMeetings where the divisions are approved based on the estimated Exchange Ratio

From this date on, the shares of Endesa, Chilectra and Enersis should incorporate in their price the information of the estimated Exchange Ratio

Period of 60 working days used to calculate the exercise price for withdrawal rights

Considerations

In an efficient market (“semi strong “) market prices should have an unbiased and rapid response to new information

It is reasonable to assume, therefore, that once the estimated Exchange Ratio for the merger is released, the market prices of Enersis, Chilectra and Endesa will take into consideration this information and be adjusted by the terms of the exchange

Something similar should happen when the definitive Exchange Ratio is communicated

In line with the above, the “market price” that is calculated during the period of 60 trading days between the thirtieth and ninetieth days preceding the shareholders meeting that approves the merger, will already include the estimate of the Exchange Ratio and probably also the definitive Exchange Ratio (if they are different)

If a dissenting shareholder believes that the Exchange Ratio is detrimental for him, the withdrawal right does not grant him protection from a price perspective (chance to sell at the price prior to the proposed Corporate Reorganization), but would simply allow him to sell all his shares at a market price that would already reflect the Exchange Ratio (dissenting shareholder is only provided with liquidity but not with price protection)

Agenda

Executive summary    3

Transacton description    20

Background    20

Scope of Tyndall’s work    24

description of the proposed transacton    28

Analysis performed by Tyndall    54

Methodological considerations    54

valuation of Endesa and Enersis    61

relative contribution for the merger of Enersis Americas using different methodologies    86

critical analysis of the transaction rationale    91

Risks and potential externalises related to the transaction    99

Value creation analysis    104

Conclusions    114

Appendix    124

The stock price reaction is the first indicator of the market’s view towards an announcement

Enersis’ and Endesa’s stock prices have not reacted as it would be expected in the context of a transaction that the market expects to create value for all shareholders

Share prices in US$ (100% as of April 21, 2015)

Enersis Endesa Colbun Gener    E-CL IPSA excl. Endesa and Enersis Latam weighted-average Index1

Enersis’ and Endesa’s stock have, since the announcement of the transaction, underperformed other Chilean power generation companies, the IPSA index and a weighted-average index of the countries where Enersis and Endesa have operations. Although stock prices respond factors that go beyond the Corporate Reorganization, this market reaction is not consistent with a transaction that is expected to generate the benefits/value described by Enersis and Endesa

Source: Capital IQ, Financial Statements of the companies. Market data as of October 26th, 2015 Note: Local currencies converted to US dollars using the closing exchange rate of each day

. Indexes used are Merval (Argentina), BOVESPA (Brazil), IPSA. Indexes used are Merval (Argentina), BOVESPA (Brazil), IPSAIndex weights based on each country’s contribution to Enersis’ equity according to the sum-of-the-parts analysis performed (IPSA excl. Enersis and Endesa), BC (Colombia) and BVL (Peru). Returns measured in US dollars

Returns measured in US dollar

Value creation for Endesa’s minority shareholders based on changes in expected cash flows generated by the Corporate Reorganization (1/2 )

Valuing an asset using a DCF approach implies computing the sum of its expected cash flows discounted by a risk-adjusted discount rate. From this perspective, there would be two sources of potential value creation: (i ) a change in expected cash flows, and/or (ii) a change in the risk- adjusted discount rate

Assuming that the risk-adjusted discount rates would remain constant, the only source of value creation from a DCF perspective would be a change in expected cash flows

??The following sources of changes in expected cash flows for Endesa Standalone vs. Endesa Chile + Enersis Americas have been identified:

OperatingsynergiesOperatingsynergiesFinancial Projections include operating synergies associated with the transaction

Although it was repeatedly requested by Tyndall, we have not received a “base case” set of projections (this is, excluding operational synergies ) to compare cash flows under both scenarios

Although Endesa’s and Enersis’ managements provided an estimate of operating efficiencies in the 2016-2020 business plan (annual savings ) , those efficiencies are not necessarily attributable to the Corporate Reorganization and many of them, given their nature, could be achieved regardless of the transaction

TaximplicationsTaximplicationsAs a result, we have not considered the expected value of the operating efficiencies as a change in cash flow generated by the Corporate Reorganization for the purposes of this analysis

Endesa and Enersis identified and measured three tax implications related to the Corporate Reorganization as detailed in section II.3.c (“Tax implications” )

Tax cost generated in the division of Endesa. Present value of tax cost (net of deductions ) was estimated in US$188mm

Increase in Endesa’s taxable income given that the cost associated to monetary correction corresponding to the proportion of Endesa’s equity assigned to Endesa Americas would vanish. Present value of additional tax cost was estimated in US$23mm

Increase in tax credits to Enersis Americas shareholders which was estimated by Enersis in US$752mm on a present value basis. As it has been previously described, (i ) only a portion of this value would correspond to Endesa Americas shareholders and (ii ) this benefit is not available to all shareholders

Cost of advisorsCost of advisorsChilean pension funds (AFPs ) that own approximately 15% of Endesa, are among the shareholders who are not able to use this tax credit

The cost of advisors corresponds to advisory fees to be paid to advisors hired to analyze and implement the Corporate Reorganization

Endesa estimates advisor fees in approximately US$11.2—18.1mm (mid-point of the range was used for calculation purposes )

Quantification of the change in value to Endesa shareholders based on changes on expected cash flows (US$mm)

(=)(+)X)I(=)(=)(+)X)I(=)75275240%40%7575

NPV of capital gains taxes on divisions

NPV of Endesa Chile’s increase in future tax payments

Advisor fees

Value creation/(destruction) for Endesa

NPV of tax credits for shareholders

Illustrative contribution of Endesa Americas to Enersis Americas

Value creation/(destruction) for certain shareholders

US$mm     CLP$/share

188    15.7

23    1.9

15    1.3

(226)    (18.9)

62.9

40%

6.3

Based on the information provided, using the increase in the present value of discounted cash flows as the value creation criterion, the Corporate Reorganization has a negative impact on the value of Endesa of US$226mm or CLP$18.9/ share, equivalent to 2.1% of the current share price

From the perspective of a shareholder that can make full use of tax credits, value creation as a consequence of the Corporate Reorganization (using the same criterion described above), is marginal, corresponding to US$75mm or CLP$6.3/share, equivalent to 0.7% of the current share price

[GRAPHIC APPEARS HERE]

From Endesa’s perspective, the Corporate Reorganization does not have a significant impact on expected cash flows. Based on the information received by Tyndall, even if the potential operating efficiencies associated with the transaction are verified, It seems that they would not be significant and would not change the conclusion. Even from the perspective of a shareholder that would be able to use 100% of the additional tax credit, although the transaction would create value, it would be a marginal amount and doesn’t seem to compensate for the risks incurred

Conceptual framework for the indifference curves analysis (1/3 )

An alternative methodology to estimate value creation/destruction in the context of the Corporate reorganization from the perspective of a shareholder of Endesa, is to compare Endesa’s Standalone current market value with the expected value of Endesa Chile and the stake of Enersis Americas corresponding to Endesa shareholders

This exercise considers that shareholders of Endesa will exchange each of their Endesa shares (which have an observable and known value ) , for two shares: one Endesa Chile share and one Endesa Americas share (which will be later merged into Enersis Americas )

The share price of Endesa Chile and Enersis Americas will finally determine if the Corporate reorganization created, destroyed or maintained Endesa shareholders’ economic value

For illustrative purposes, we present the analysis in the form of indifference curves based on the levels at which Endesa Chile and Enersis Americas could eventually trade in the future

Each indifference curve represents a specific Exchange Ratio or ownership structure of Enersis Americas

Given that the Exchange Ratio has not been defined or communicated, the analysis shows a set of indifference curves based on the preliminary range calculated for the Exchange Ratio

In the chart on the left each curve is labelled “x% / y%”, where “x” is the percentage of the merged Enersis Americas that would correspond to Endesa’s minority shareholders, and “y” is the percentage that would correspond to Enel. In the chart on the right, x and y are inverted (“x” corresponds to Enel and “y” to Endesa’s minority shareholders

The basic principle to understand the analysis is that each indifference curve represents multiple combinations of trading multiples for Endesa Chile and Enersis Americas that, together with the ownership structure embedded in the respective curve, would leave current Endesa shareholders indifferent from a value perspective (left chart )

The following assumptions were used for the construction of the indifference curves:

EBITDA 2017E: EBITDA projections for Endesa Chile and Enersis Americas provided in Financial projections were adjusted by the difference between Market Consensus EBITDA and consolidated EBITDA in the Financial projections for Endesa and Enersis, respectively

Given that value estimates used to determine the range for the Exchange Ratio did not consider capital gains taxes in Endesa Chile generated in the division (US$251mm ) , this cost was included in the analysis by means of incrementing Endesa Chile’s debt in this amount

To calculate the market value of minority interest in Endesa Chile and Enersis Americas for the different valuation scenarios (multiples ), it was assumed that minority interest corresponds to a fixed proportion of the equity value before deducting minority interest. Percentage was based on the results of the sum-of-the-parts valuation using trading multiples

The following page provides more detail on the estimate of the market value of Endesa Chile and Enersis Americas

Conceptual framework for the indifference curves analysis (2/3 )

Endesa Chile’s market value calculation based on FV/EBITDA 2017E multiple (US$mm)

(x    FV/EBITDA 2017E multiple ?Estimated multiple

EBITDA 2017E    ?EBITDA projections provided in Financial Projections, adjusted by the difference between Endesa’s Market Consensus EBITDA and consolidated EBITDA in the Financial Projections

Firm value

Net debt    ?Pro-forma consolidated net debt as of June 30th, 2015 (Equity Bridge)

(-    Increase in net debt ?As a result of tax costs generated in the division, Endesa Chile’s net debt needs to be adjusted (US$251mm )

(-    Minority interest ?Minority interest at market value estimated as a percentage of the market value of equity

Market value

Enersis Americas’ firm value from the FV/EBITDA 2017E multiple (US$mm) 1

(x    FV/EBITDA 2017E multiple ?Estimated multiple

EBITDA 2017E    ?EBITDA projections provided in Financial Projections, adjusted by the difference between Enersis’ Market Consensus EBITDA and consolidated EBITDA in the Financial Projections

Firm value

(-    Net debt ?Pro-forma consolidated net debt as of June 30th, 2015 (Equity Bridge )

(-    Minority interest ?Minority interest at market value estimated as a percentage of the market value of equity

Market value

(x    Endesa shareholders’ stake ?Not yet provided. Several scenarios were simulated

Market value of Endesa shareholders’ stake

Conceptual framework for the indifference curves analysis (2/3 )

Indifference curves

Each indifference curve simulates a scenario under which the expected market value for a minority shareholder of Endesa after the Corporate reorganization equals its current market value

In the chart on the left (“Endesa’s minority shareholders’ indifference curves”), curves were constructed based on the potential ownership stakes in Enersis Americas that would correspond to the minority shareholders of Endesa (each indifference curve has implicitly embedded the percentage that would correspond to Enel)

The horizontal axis corresponds to Endesa Chile’s FV/EBITDA 2017E multiple, while the vertical axis corresponds to Enersis Americas’s FV/EBITDA 2017E multiple

In the chart on the right1 (“Enersis shareholders’ indifference curves”), curves were constructed based on the potential ownership stakes in Enersis Americas that would correspond to the shareholders of Enel

The horizontal axis corresponds to Enersis Chile’s FV/EBITDA 2017E multiple, while the vertical axis corresponds to Enersis Americas’s FV/EBITDA 2017E multiple

Interpretation of indifference curves

The ownership stake of Endesa’s minority shareholders in Enersis Americas, which is fixed in each indifference curve, should be considered as an “insurance”, this is, as the the minimum ownership stake under which the minority shareholders of Endesa are adequately protected in a defensive scenario

There are three factors that sustain this “interpretation” of the curves as the “minimum” ownership stake:

Each curve models a break even scenario. Given the features of the transaction, Endesa’s minority shareholders would have no incentive in participating in a transaction such as the Corporate reorganization to achieve the same expected value they have today

The execution of the Corporate reorganization involves risks that should be compensated for. Given that the transaction is being proposed by the controlling shareholder to the minority shareholders (“receivers” of the proposal , it would be reasonable that minority shareholders are compensated for the risks and costs associated to the transaction by its proponent

The probability distribution of the post-transaction scenarios is not necessarily uniform Charts referenced on this page can be found on page 111

Conceptual framework for the indifference curves analysis (2/3)

Endesa Chile's market value calculation based on FV/EBITDA 2017E multiple (US$mm)

Operator	Item	Description
	FV/EBITDA 2017E multiple	Estimated multiple
(x)	EBITDA 2017E	EBITDA projections provided in Financial Projections, adjusted by the difference between Endesa's Market Consensus EBITDA and consolidated EBITDA in the Financial Projections
(=)	**Firm value**	
(-)	Net debt	Pro-forma consolidated net debt as of June 30th, 2015 (Equity Bridge)
(-)	Increase in net debt	As a result of tax costs generated in the division, Endesa Chile's net debt needs to be adjusted (US$251mm)
(-)	Minority interest	Minority interest at market value estimated as a percentage of the market value of equity
(=)	**Market value**	

Enersis Americas' firm value from the FV/EBITDA 2017E multiple (US$mm)

Operator	Item	Description
	FV/EBITDA 2017E multiple	Estimated multiple
(x)	EBITDA 2017E	EBITDA projections provided in Financial Projections, adjusted by the difference between Enersis' Market Consensus EBITDA and consolidated EBITDA in the Financial Projections
(=)	**Firm value**	
(-)	Net debt	Pro-forma consolidated net debt as of June 30th, 2015 (Equity Bridge)
(-)	Minority interest	Minority interest at market value estimated as a percentage of the market value of equity
(=)	**Market value**	
(x)	Endesa shareholders' stake	Not yet provided. Several scenarios were simulated
(=)	**Market value of Endesa shareholders' stake**	

Tyndall Group 109

Analysis of the Exchange Ratio (1/2 )

The indifference curves presented in the previous page are intended to guide the discussion regarding the Creadon or destruction of value for the shareholders of Endesa and Enersis in the context of the Corporate reorganization

In order to structure the analysis, it is advisable to select specific and representative points in the charts

The first and relatively simple step is to understand which areas concentrate the bulk of the value Creadon or destruction for the minority shareholders of Endesa and the shareholders of Enersis

The shareholders of Endesa are more sensitive to the multiple at which Endesa Chile will trade than that at which Enersis Americas will trade. Although the division splits the firm value of Endesa in virtually equal parts between Endesa Chile and Endesa Americas, the former represents almost twice the equity value of the latter (curves in the left chart have slopes with an absolute value greater than 1

For the shareholders of Enersis the opposite applies. Given that, proportionally, they have a greater exposure to Enersis Americas than to Enersis Chile, they are more sensitive to the multiple at which Enersis Americas trades (curves in the right chart have slopes with an absolute value smaller than 1

The second step (of a more speculative nature than the first ) is to understand, based on the analysis of the indifference curves, what margin do the shareholders of Enersis have, in order to offer an Exchange Ratio that would be considered attractive to Endesa’s minority shareholders (right chart

From the perspective of the party that is proposing the transaction, and considering the arguments that have been given to justify it, we would expect that Enel and Enersis have an optimistic view on the potential future trading value of Enersis Americas (current supposed undervaluation of the company by the market, elimination of conflicts of interest, improvement in the equity stories, improved visibility of the assets, managerial improvements related to the structure proposed, tax savings, etc.)

Assuming “reasonable” trading multiples for Enersis Americas, the shareholders of Enersis would have significant room to, at least, preserve the value of their current ownership

We observe that in relatively extensive and feasible areas of the chart, the active restriction that limits the stake to be given to the minority shareholders of Endesa, is the limit set by Enel of retaining at least 50% of the property of the merged Enersis Americas

By way of example, if Enersis Americas traded at the same multiple as Enersis does today (6.4x ) , then Enersis shareholders would be able to give up to 50% of Enersis Americas and (at least ) preserve their current value in all future scenarios where Enersis Chile trades at or above 6.7x. In other words, Enel could cede 50% of Enersis Americas (equivalent to ceding 17.5% to the minority shareholders of Endesa Chile ) and the shareholders of Enersis (Enel and minority shareholders ) would not loose value if the shares of Enersis Americas and Enersis Chile trade at or above 6.4x and 6.7x, respectively (a conservative scenario from Enel/Enersis perspective )

Analysis of the Exchange Ratio (2/2 )

The third (also subjective ) step is to understand where a probable defensive scenario for the shareholders of Endesa Chile lies

After the division, Endesa Chile’s “logic” comparables should be Colbun (9.2x ) and AES Gener (8.4x ) , in addition to the current Endesa (7.9x )

It is reasonable to assume that the defensive trading range for Endesa Chile is in the lower part of the area where these comparables trade (7.9x-8.4x )

This defensive range assumes that Endesa Chile would have a dividend policy according to its future cash flow generation profile and investment needs and that it would have resolved or mitigated the potential conflicts of interest of its controlling shareholder in relation to the development and growth of the generation business in Chile

Despite the fact that the proposed transaction simplifies the overall structure, Enersis Americas would be a vehicle without a defined universe of comparables to have as a reference when trying to “foresee” at what multiple it will trade (probably its closest comparable is the current Enersis, which trades at 6.4x )

In addition, Enersis Americas would be an unusual vehicle, structured as a Chilean holding company with no Chilean operating assets

Given this uncertainty, a defensive trading range for Enersis Americas, from the perspective of Endesa shareholders, could have as an an upper limit the value at which Enersis trades today (6.4x ) and be wider than that discussed for Endesa Chile (1.0x instead of 0.5x )

Under these assumptions, we can establish a defensive scenario defined by a trading range going from 7.9x to 8.4x for Endesa Chile, and from 5.4x to 6.4x for Enersis Americas (highlighted in the left chart on page 111 )

The indifference curves that cross this quadrant go from 19% to 14% (measured as the % of the property to be handed to the minority shareholders of Endesa ) , with 16% crossing through the middle of this area

From the point of view of the shareholders of Enersis, if we stand close to the middle of the trading range for Enersis Americas (6.0x), and in the 16% indifference curve, the multiple at which Enersis Chile would have to trade so that the shareholders of Enersis are indifferent (retain their current value ) is 7.3x. We believe this multiple to be relatively conservative (Endesa trades today at 7.9x ) and therefore offers upside to Enersis shareholders

Agenda

Executive summary    3

Transacton description    20

Background    20

Scope of Tyndall’s work    24

description of the proposed transacton    28

Analysis performed by Tyndall    54

Methodological considerations    54

valuation of Endesa and Enersis    61

relative contribution for the merger of Enersis Americas using different methodologies    86

critical analysis of the transacton rationale    91

Risks and potential externalities related to the transacton    99

Value creation analysis    104

Conclusions    114

Appendix    124

Conclusions (1/9 )

Based on a detailed analysis of the Corporate reorganization and the rationale given to justify the transaction, our view is that it seems to be conceived from Enel and Enersis’ perspective, but not from Endesa’s

The premise behind the Corporate reorganization is that Enersis Group’s current structure presents three issues: (i ) operating inefficiencies, (ii ) inefficient use of tax credits generated by taxes paid abroad, and (iii) market undervalues the Group’s operating assets

However, these three issues seem to concern Enel more than Endesa operating inefficiencies

Rather than solving inefficiencies, the Corporate reorganization seems to adapt the current corporate structure to a particular structure (among several possible ) , under which Enel plans to manage the companies of the Group

If, indeed, there were inefficiencies in the current structure, three problems would remain:

They have not been detailed

Since the problem is “managerial” in nature, it is reasonable to believe that implementing a solution shouldn’t involve the costs and risks associated to the Corporate reorganization

It doesn’t make much sense that the solution is based on separating Chilean assets, and grouping assets in countries as dissimilar as Argentina, Brazil, Peru and Colombia

Inefficiencies in the utilization in Chile of tax credits generated by taxes paid by operating companies abroad

A more efficient use of tax credits would mainly benefit Enersis shareholders and, among them, those with final tax rates (Personal Income Tax and Withholding Tax ) higher than Chilean corporate tax rate. In the case of shareholders residing outside of Chile, there is a larger benefit if they reside in a country with a double taxation treaty with Chile in place

Market undervaluation of the assets forming the Group

The Corporate reorganization is not intended to have a significant impact on value drivers, but speculates on a potential reduction in the discount at which Enersis and Endesa would be trading, to be achieved by reorganizing the existing ownership stakes held in operating assets

The conflict of interest of the controlling shareholder with respect to Endesa Chile persists (and eventually increases

Enersis would benefit the most in the event of a potential reduction of such discount

Conclusions (2/9 )

The latter is confirmed by the fact that Enel presented the Corporate Reorganization as the only possible solution, even though there are several alternatives

When the Board of Enel considered it convenient that the Boards of Enersis, Endesa and Chilectra begin the analysis of a potential corporate reorganization process, it did not propose it as an open strategic reflection process seeking to determine the best way to solve the issues derived from the current corporate structure, but specifically declared that the transaction to be analyzed should be the separation of the power generation and distribution assets in Chile from those in other Latin American countries, through the specific operations described in the Corporate Reorganization

Given that the scope of the Report circumscribes to the proposed transaction only, we will not opine about alternative options. However, we note that:

It is unlikely that there’s a single optimal structure to solve all the issues simultaneously

From Endesa’s perspective, out of the three issues identified, probably the most relevant to its shareholders would be the third, a potential undervaluation by the market of its stock vis-a-vis the value of the company’s underlying assets

However, out of the three issues identified, the one that would be better addressed by the Corporate Reorganization would be the second, this is, a better utilization in Chile of tax credits generated by taxes paid abroad by operating companies

Given that the proposed Corporate Reorganization does not seek to have a significant impact on value drivers, it would not have an effect on value creation on absolute terms

At the operating companies level, there are no relevant changes in terms of expected cash flows or factors that would modify the discount rate at which those cash flows are discounted

At the holding companies level, net benefits in terms of cash flows would be marginal, if any

At the shareholders level, the tax benefits associated to a more efficient use of tax credits is not symmetrical for all shareholders

Therefore, if there is value creation for the shareholders of the different companies, it should come from:

A potential reduction of the discount at which Enersis and Endesa would be trading, given by1:

Enersis Chile + Endesa Chile + Enersis Americas > Enersis + Endesa

The resulting ownership of the different groups of shareholders in Enersis Americas post-merger

Chilectra is considered within Enersis Chile

Conclusions (3/9 )

4 Reducing the discount at which Enersis and Endesa trade is feasible, but uncertain

It is difficult to quantify the discount to intrinsic value at which Enersis and Endesa currently trade. Intrinsic value is not observable and, therefore, any estimate would only be an approximation

Our valuation analysis suggests that:

Both companies trade at a discount to their sum-of-the-parts valuation or NAV

As it is explained in the Report, this is common for holding companies or diversified companies

The discount would be larger for Enersis than for Endesa

Although market values for Enersis and Endesa imply a similar discount to the net asset value obtained under DCF, when using trading multiples to value the underlying operating companies, the discount for Enersis is almost twice as large as that for Endesa

As it is explained in the Report, one of the issues of using DCF as the valuation methodology is that the results depend on the assumptions made to build the projections. In this case, projections were prepared by the managements of Endesa and Enersis, which are not necessarily neutral in the context of the Corporate Reorganization. Therefore, we were inclined to use trading multiples as the main valuation methodology

Determining ex-ante how much of such discount would eventually disappear after the Corporate Reorganization is highly speculative, as it requires to predict how will the resulting entities trade after the transaction

It is particularly difficult to determine how will Enersis Americas trade after the merger

There are no clear “comparables”

Enersis Americas would become a very peculiar investment vehicle: a holding company listed in Chile whose only assets would be ownership stakes in power generation and distribution companies located abroad

The hypothesis that this discount in Enersis and Endesa is explained by investors’ lack of visibility regarding the underlying assets has two issues:

??First, this would imply that market prices would be “wrong”, which is always a “suspicious” explanation

Second, based on our review of equity research reports on Enersis and Endesa, analysts usually do a sum-of-the-parts valuation based on individual valuations at the asset or business level by country, which contradicts the lack of visibility hypothesis

??Therefore, it is reasonable to infer that the discount applied by the market to Enersis and Endesa could have a different explanation and even be justified by other factors

Conclusions (4/9 )

5 If, as our analysis suggests, Enersis trades at a larger discount than Endesa, then estimating the Exchange Ratio without adjusting the sum-of-the- parts valuation to reflect market conditions would be detrimental to Endesa shareholders

Unadjusted sum-of-the-parts valuation ignores the discount applied by the market

Ignoring such discount (i.e., not adjusting the sum-of-the-parts valuation to reflect market conditions ) , benefits the party with the larger discount (Enersis in this case

As a reference, the difference in relative contribution of Endesa’s minority shareholders to Enersis Americas estimated with a valuation based on trading multiples, with and without applying an adjustment to market, would be of 1.5 percentage points

13.6%, without adjustment

15.1%, with adjustment

A similar debate took place in 2012 during Enersis’ capital increase. The discussion was centered on whether the ownership stakes contributed by the controlling shareholder to subscribe for its shares should be contributed at DCF value or market value

6 In addition, the Corporate reorganization represents a higher risk to Endesa than Enersis given the asymmetric distribution of the potential benefits, costs and uncertainty among the different groups of shareholders

The division of Endesa into Endesa Chile and Endesa Americas triggers a certain cost of US$251mm in capital gains tax, which is partially mitigated by a tax credit of US$60mm to be used the following year (US$188mm of net cost on a present value basis )

Endesa Chile would have a higher tax burden as a result of the decrease in the company’s equity subject to monetary correction (present value of ~US$23mm)

A more efficient use of tax credits generated by taxes paid abroad (expected present value of US$752mm), mainly benefits Enersis shareholders

If the market applies Enersis Americas a smaller discount than it currently applies to Enersis, most of the upside would benefit Enersis shareholders

There is a risk that Endesa Chile trades at a discount to its peers (Colbun and AES Gener ) , which could materialize as a result of:

More limited growth prospects as it would be exclusively focused in Chile continued exposure to a conflict of interest with its controlling shareholder

Conclusions (5/9 )

7 A reasonable approach to defining the Exchange Ratio should, therefore, take into account the following:

The relative contribution of each group of shareholders should be adjusted by the discount at which Enersis and Endesa trade, in order to reflect market prices

A compensation regarding the tax cost to be borne by Endesa as a result of the division

The relative risks incurred by different groups of shareholders

8 We believe that a methodology to achieve these objectives would be the following:

Start with a reasonable range of relative contribution built using a sum-of-the-parts valuation, adjusted to market

One could use DCF (~13.9% ) , trading multiples (15,1% ) , or an average of both (14.5% )

Although the average seems to be a good alternative, based on the reasons explained in the Report, we were inclined to give a greater weight to valuation using trading multiples, adjusted to market

Recognize to the shareholders of Endesa a greater participation in Enersis Americas in order to compensate for the diminution in value suffered at the Endesa Chile level in connection with the capital gains tax to be paid as a result of the division (~0.8% of greater participation in Enersis Americas )

Based on the possible multiples at which Endesa Chile and Enersis Americas are expected to trade, determine such Exchange Ratio that, with a reasonable minimum margin, is equivalent to the current value of the shares of Endesa

Given that this corresponds to a minimum, one should not consider the “expected” values (which do not reflect a possible asymmetric distribution of possible scenarios ) , but that level of participation in Enersis Americas that, assuming reasonable levels of valuation, covers more than half of the possible scenarios

9 Based on our analysis, we estimate that an Exchange Ratio that would satisfy these conditions would be one that results in a participation in Enersis Americas for the minority shareholders of Endesa of, at least, 16%

It would be a percentage that is not significantly different from the result obtained from the relative contribution calculated according to trading multiples adjusted to market (~15.1% ) , plus a compensation of ~0.8% to account for the net present value of the tax effects of the division in Endesa Chile

It would reflect a valuation scenario of Endesa Chile and Enersis Americas that is achievable without having to “bet” for the market to “correct” a supposed valuation “mistake”

It would allow to comply with the active restriction imposed on the transaction by Enel, in the sense that Enel maintains more than 50% of the shares of the merged Enersis Americas

It would also leave the shareholders of Enersis in a position with margin to maintain their current value, considering conservative valuation scenarios for Enersis Chile and Enersis Americas

To the extent that the conflicts of interest with respect to Endesa Chile are solved and the risk that the process poses for the shareholders of Endesa are mitigated, the minimum required participation for the shareholders of Endesa could be reduced, albeit only marginally because the 15.9% obtained pursuant to the relative contribution plus the adjustment for taxes would apply

Conclusions (6/9 )

10 Given the relative weight of Chilean and non-Chilean assets on the the equity value of Endesa, the impact in value of the Corporate reorganization for the shareholder of Endesa will depend, to a great extent, on how Endesa Chile trades in the future

Depending on the methodology used, the pro-forma equity value of Endesa Chile (assets and liabilities retained in the division) represents ~65% of the pre-transacton total value

Therefore, the value at which Endesa Chile is expected to trade will have a greater impact than the value at which Endesa Americas is expected to trade

Although the conflict of interest mentioned as a reason to pursue the Corporate reorganization is mitigated in the case of Enersis Americas, it is not eliminated in the case of Endesa Chile, as the divergence between the voting and economic rights of Enel remains

It could even be reasonably argued that such conflict, with respect to Endesa Chile, could increase with the Corporate reorganization

Future growth opportunities (organic and inorganic ) outside of Chile will be undertaken through Enersis Americas

In the unlikely event that Endesa Chile, controlled by Enel, decides to grow in a market different from Chile, it will have to compete with Enersis Americas

Endesa Chile, we should assume, would focus exclusively in Chile in the future

In Chile, however, Enel Green Power, a company in which Enel holds 69% and could eventually increase up to 100% according to recent announcements, increasingly participates in the power generation sector

Leaving large projects aside, therefore, Endesa Chile will have to compete with EGP for future growth opportunities in Chile

If Endesa Chile focuses exclusively in Chile, based on the nature of its asset base and its large relative weight in the local generation market, it is reasonable to expect decreasing net investment rates and a subsequent decrease in the company’s indebtedness

Under a pyramidal ownership scheme with a dissociation between control and economic rights such as the one that will result for Endesa Chile, the controlling shareholder has an incentive to reduce debt and retain cash at the base (Endesa Chile ), since a decrease in “net debt” is recognized 100% at the top, increasing debt capacity in the intermediate entities

Conclusions (7/9 )

11 Therefore, a relevant concern when evaluating the Corporate reorganization should be the debt and dividend policies of Endesa Chile going forward

As indicated before, if Endesa Chile focuses exclusively in Chile, it is reasonable to expect decreasing net investment rates and a subsequent decrease in the company’s indebtedness

We don’t believe this is negative per se, given that companies with structural cash generation surpluses may still be an attractive investment alternative, in particular for those investors focused more on returns from dividends (dividend yield) than capital appreciation

A very negative scenario would be, however, if Endesa Chile, on the one hand, does not grow and accumulates cash and, on the other hand, does not distribute the excess cash generated to its shareholders

This is not very likely to occur in a context of horizontal ownership, symmetric in terms of voting right and economic rights

However, as indicated before, under a pyramidal ownership scheme with a dissociation between control and economic rights such as the one that will result for Endesa Chile, the controlling shareholder has an incentive to reduce debt and retain cash at the base (Endesa Chile ) , since a decrease in “net debt” is recognized 100% at the top, increasing debt capacity in the intermediate entities

Therefore, a relevant concern at the time of deciding about the division of Endesa should be to make sure that Endesa Chile follows financial policies consistent with a stock that is attractive for investors focused on dividends, for example, by including fixed rules in the company’s bylaws

Minimum indebtedness

Policy regarding distribution of cash surpluses

12 The potential conflicts of interest with Enel, in particular with respect to Enel Green Power’s active presence in Chile

The Corporate reorganization does not resolve the potential conflict of interest with Enel Green Power

Even though this is independent of the Corporate reorganization, we believe this could be a good opportunity to solve it, for example, by entering into a joint investment agreement in Chile

Conclusions (8/9 )

13 The Corporate reorganization, under the proposed terms, poses several risks for the shareholders of Endesa

Risk that Endesa is divided and then the merger with Enersis Americas is not consummated

As a result of the division, the shareholders of Endesa will receive shares of Endesa Chile and Endesa Americas

Endesa Chile does not change if the merger is not consummated

Endesa Americas, however, would be a financial holding, without an organizational structure on its own

If the merger is not consummated, there are several risks that can have an impact in value, among which we highlight:

Management of the company going forward if the merger is not consummated or is delayed

Uncertainty about the future could significantly affect the price at which this stock trades

Liquidity of the stock

Risk that the Exchange Rato is modified after the division has been approved

Out of the three divided companies, we believe that Endesa Americas is the one that would be exposed the most in the event of a renegotiation of the Exchange Rato

From a merely organizational point of view, the pre-merger Enersis Americas should not be very different to the merged entity, and Chilectra Americas (99% owned by Enersis Americas ) would not require a new organizational structure given that management of these investments would not change. Endesa Americas, however, would be at an intermediate stage, requiring a separate organizaton, which implies costs that have not been considered

From a costs and benefits point of view, some of them (the most tangible ones ) would have already materialized, the capital gains tax in Peru would have already been triggered (negative impact on Endesa Chile ) , and the utilization of credits for taxes paid abroad does not require the merger (the shareholders of Enersis Americas are the ones that benefit the most from this effect )

Withdrawal rights may not be an adequate protection for a dissenting shareholder

In the event that the merger is approved and a shareholder of Endesa feels harmed and desires to withdraw from the company, it is highly likely that, given the timings of the process, the terms of exchange will have already been priced in the exercise price and, for that reason, withdrawal rights would not grant sufficient protection

Conclusions (9/9 )

14 For the Corporate reorganization to contribute to the social interest of Endesa and to conform to what would be considered as prevailing market price, terms and conditions at the time of this Report, we believe that the following conditions shall be met:

The Exchange Ratio for the merger of Endesa Americas with Chilectra Americas and Enersis Americas should be one that results in an ownership for the minority shareholders of Endesa that is not below 16% of the shares of Enersis Americas after the merger

Prior to approving the division of Endesa into Endesa Chile and Endesa Americas, the following aspects should be verified, clarified and/or regulated:

Confirm with a third party tax expert the tax benefits to be derived from a better utilization of tax credits from taxes paid abroad and other tax effects that could be generated at the companies level

Agree on specific conventions regarding how to adjust the Exchange Ratio to account for variations in the shareholders’ equity of the companies to be merged between June 30th, 2015 and the reference balance sheets to be used to approve the different transactions

The valuation date and the date of the reference balance sheets used to calculate the shareholders’ equity of the companies to be merged was June 30th, 2015

As we understand, pro-forma balance sheets as of September 30th, 2015 will be used for the divisions

The merger is only going to be consummated in 2016, using pro-forma balance sheets as of such year Adopt contractual protections that ensure that once the divisions are approved, the Exchange Ratio will not be changed

?

?

Indemnification for the shareholders of Endesa in the event that, once the division of Endesa is consummated, the merger with Enersis Americas does not materialize or is delayed

??Ensure that if cash accumulates at the Endesa Chile level, such cash will be distributed promptly as dividends (given the percentage of Endesa Chile that will be controlled by Enersis Chile, this should be included in the bylaws of Endesa Chile, requiring a majority of 2/3 of the shares entitled to vote for its amendment )

??Mitigate conflicts of interest at the Endesa Chile level, in particular, with respect to the undertaking, by Enel Green Power or other entities controlled by Enel, of opportunities in power generation in Chile through vehicles different from Endesa Chile

Agenda

Executive summary

33Transacton description    20

Background    20

Scope of Tyndall’s work    24

description of the proposed transacton    28

Analysis performed by Tyndall    54

Methodological considerations    54

valuation of Endesa and Enersis    61

relative contribution for the merger of Enersis Americas using different methodologies    86

critical analysis of the transacton rationale    91

Risks and potential externalities related to the transacton    99

Value creation analysis    104

Conclusions    114

Appendix    124

Conclusions (9/9

14<   For the Corporate Reorganiza*on to contribute to the social interest of Endesa and to conform to what would be considered as prevailing market price, terms and condi*ons at the *me of this Report, we believe that the following condi*ons shall be met:

  The Exchange Ra*o for the merger of Endesa Americas with Chilectra Americas and Enersis Americas should be one that results in an ownership for the minority shareholders of Endesa that is not below 16% of the shares of Enersis Americas aZer the merger

  Prior to approving the division of Endesa into Endesa Chile and Endesa Americas, the following aspects should be veriﬁed, clariﬁed and/or regulated:

  Conﬁrm with a third party tax expert the tax beneﬁts to be derived from a beCer u*liza*on of tax credits from taxes paid abroad and other tax eﬀects that could be generated at the companies level

  Agree on specific conven*ons regarding how to adjust the Exchange Ra*o to account for varia*ons in the shareholders’ equity of the companies to be merged between June 30th, 2015 and the reference balance sheets to be used to approve the diﬀerent transac*ons

-  The valua*on date and the date of the reference balance sheets used to calculate the shareholders’ equity of the companies to be merged was June 30th, 2015

-  As we understand, proeforma balance sheets as of September 30th, 2015 will be used for the divisions

-  The merger is only going to be consummated in 2016, using proeforma balance sheets as of such year

  Adopt contractual protec*ons that ensure that once the divisions are approved, the Exchange Ra*o will not be changed

  Indemniﬁca*on for the shareholders of Endesa in the event that, once the division of Endesa is consummated, the merger with Enersis Americas does not materialize or is delayed

  Ensure that if cash accumulates at the Endesa Chile level, such cash will be distributed promptly as dividends (given the percentage of Endesa Chile that will be controlled by Enersis Chile, this should be included in the bylaws of Endesa Chile, requiring a majority of 2/3 of the shares en*tled to vote for its amendment

  Mi*gate conﬂicts of interest at the Endesa Chile level, in par*cular, with respect to the undertaking, by Enel Green Power or other en**es controlled by Enel, of opportuni*es in power genera*on in Chile through vehicles diﬀerent from Endesa Chile

Adjusted trading comparables by business (1/2)

Integrated companies

    US$mmFV/EBITDAP/ECAGR 15 -17

Country    Firm valueMarket capADTV 3M2015E2016E2017E2015E2016E2017EEBITDA

Pampa Energia    Argentina 2,6491,6743.47.5x4.9x4.Ox31.4x31.4x48.4x36.9%

CPFL Energia    Brazil 9,4333,9289.69.9x8.4x7.7x18.7x13.lx10.8x13.6%

CEMIG    Brazil 5,3802,34820.14.5x6.3x6.5x4.2x6.8x5.6xn.m.

COPEL    Brazil 3,7572,23911.57.Ox5.3x4.7x8.8x6.7x5.8x22.8%

EDP    Brazil 3,0861,4126.45.8x6.1x5.6x6.1x10.9x7.9x1.6%

Light    Brazil 2,4386652.56.9x5.5x5.1x9.2x5.3x4.9x16.5%

Enersis    Chile 25,32113,47216.87.3x6.6x6.4x12.2x11.5x11.8x6.6%

EEB    Colombia 9,9845,4141.06.7x7.3x7.Ox21.3x11.7x10.8x(2.0%)

Media     7,7563,8948.97.Ox6.3x5.9x14.Ox12.2x13.2x

Median     4,5682,2948.07.Ox6.2x6.Ox10.7x11.2x9.3x

Power generation companies

    US$mmFV/EBITDAP/ECAGR 15 -17

Country    Firm valueMarket capADTV 3MFV/MW12015E2016E2017E2015E2016E2017EEBITDA

Tractebel    Brazil 6,3355,6787.98999.4x6.7x5.9x19.9x12.Ox9.9x26.5%

CESP    Brazil 1,4531,3434.52193.5x6.8x5.7x7.Ox20.4x12.2xn.m.

AES Tiete    Brazil 1,7291,3911.66515.Ox5.9x5.1x8.8x12.9x8.5x(1.2%)

Endesa    Chile 16,79210,5129.51,1409.4x8.1x7.9x16.7x14.2x14.lx9.2%

Colbun    Chile 5,7774,8122.11,76210.5x9.2x9.2x21.9x16.3x17.lx6.5%

AES Gener    Chile 6,0894,1981.51,3618.3x7.5x8.4x21.7x18.4x17.7x8.8%

E-CL    Chile 2,1441,5421.21,0176.7x7.Ox7.Ox17.8x19.9x20.3xn.m.

Isagen    Colombia 3,9492,8040.91,3029.1x9.6x9.3x17.9x20.3x19.3xn.m.

Media     4,6163,3122.61,0687.6x7.3x7.2x15.6x15.7x14.7x

Median     2,2632,0031.51,1287.7x6.9x7.Ox17.3x15.3x14.lx

Note: Adjustments detailed in page 127

Source: Capital IQ, Financial Statements of the companies. Market data as of October 26th, 2015 1 US$000’s/MW

Adjusted trading comparables by business (2/2)

Power distribution companies

    US$mmFV/clients1FV/EBITDAP/ECAGR 15—17

Country    Firm valueMarket capADTV 3M2015E2016E2017E2015E2016E2017EEBITDA

Edenor    Argentina 1,0941,1051.13916.Ox5.7x5.1x8.7x6.6x5.3x8.4%

Eletropaulo    Brazil 1,1114732.91634.6x3.9x3.5x7.4x5.7x4.6x13.7%

Equatorial    Brazil 2,5291,77520.85679.2x7.8x6.7x14.2x12.5x8.4x17.0%

Aguas Andinas    Chile 4,6843,2382.01,11911.2x10.9x10.2x16.5x16.4x16.3x5.1%

Media     1,9621,3122.97198.2x7.7x6.8x12.lx11.2x9.8x

Median     1,4359600.15679.2x7.8x6.7x13.lx12.5x8.4x

[ Power transmission companies 1

    US$mmFV/EBITDAP/ECAGR 15-17

Country    Firm valueMarket capADTV 3M2015E2016E2017E2015E2016E2017EEBITDA

TAESA    Brazil 2,6381,7623.87.5x8.1x8.9x5.9x7.8x8.Oxn.m.

CTEEP    Brazil 1,8561,6523.218.Ox6.4x5.2x17.6x20.9x10.7x87.9%

Alupar    Brazil 2,2928370.78.Ox6.7x6.8x9.6x14.7x10.lx7.7%

ISA    Colombia 6,8342,6160.78.3x8.9x8.5x12.7x12.7x9.3xn.m.

Media     2,8031,4311.79.5x7.Ox6.8x11.3x15.8x11.7x

Median     2,2921,6520.78.Ox6.7x6.8x10.6x14.7x10.lx

Note: Adjustments detailed in page 127

Source: Capital IQ, Financial Statements of the companies. Market data as of October 26th, 2015

US$/clients

US$000’s/km

Main adjustments made to the FV/EBITDA 2017E multiple

Main adjustments (US$mm)

1 Unadjusted values    Projects underNon-consolidated

    Minority interest atinvestments

Firm value (FV)1    EBITDA

2017E    FV/EBITDA market value (A FV)2development (A FV)A FVEBITDA

2017E    Adjusted FV/ EBITDA

Enersis    20,416 3,9485.2x5,1363(99)4(132)5-6.4x

Endesa    14,987 2,1227.1x2,9583(99)4(1,054)5-7.9x

AES Gener    7,538 7669.8x102(728)6326710078.4x

Celsia    2,262 3227.Ox

N. V    (96) -(133)86.3x

Source: Capital IQ, Financial Statements of the companies. Market data as of October 26th, 2015. Financial Statements as of June 2015 Note: Multiples calculated in the reported currency

Calculated as market capitalization + net debt + minority interest at book value

Difference between book and market value of minority interest. For all companies, with the exception of Enersis and Endesa, minority interest at market value was estimated by applying the respective P/B ratio to the book value of the minority interest

Minority interest calculated using sum-of-the-parts valuation analysis based on trading multiples, and then adjusting by the proportional difference between the company’s the sum-of-the- parts valuation and market value

Investment made in Los Condores hydro project (150 MW), which should start operation in 2018

Non-consolidated calculated using sum-of-the-parts valuation analysis based on trading multiples, and then adjusting by the proportional difference between the company’s the sum-of-the- parts valuation and market value

Asset value of Alto Maipo hydro project (531 MW) as accounted for by AES Gener. Project should start operation in 2018

Electrica Guacolda is consolidated proportionally. Proportional net debt (US$326mm) is added to the firm value for multiple calculation purposes. An estimate of the proportional 2017E EBITDA (US$100mm) is also considered to ensure consistency

Long-term investments accounted for by Celsia as of June 30th, 2015

Macroeconomic scenario used by Enersis and Endesa to prepare the Financial

Projections (1/3)

Considerations

The table below shows the macroeconomic assumptions used by Enersis and Endesa in their 2015-2020 business plan

Exchange rate projections for the 2020-2031 period, were projected using Purchasing Power Parity, which assumes that exchange rates evolution depends on the differential between local and US long-term inflations:

1 + i i.1 + i i.FX = FX xt+1 tFX = FX xt+1 tWhere iL correspond to local inflation and ius$ to US inflation

iL and ius$ are assumed to remain constant after 2020

us$ /

Summary of macroeconomic projections

Macroeconomic variables projected by TyndallMacroeconomic variables projected by Tyndallannual growth; FX—LTM: Average exchange rate for the last twelbe months (in local currency units perTyndall Groupannual growth; FX—LTM: Average exchange rate for the last twelbe months (in local currency units perTyndall GroupMacroeconomic projections by Endesa and Enersis

Macroeconomic scenario used by Enersis and Endesa to prepare the Financial

Projections (2/3)

Variable1

2015 2016 2017 2018 2019 2020

2021 2022 2023 2024 2025 2026 2027 2028 2029 2030

2031

Source: Macroenomic assumptions of Enersis and Endesa

1GDP: Gross domestic product; Inflation: Local inflation; Energy: Local energy demand dolar); FX—EOP: End of period exchange rate (in local currency units per dolar)

Summary of macroeconomic projections

Macroeconomic projections by Endesa and Enersis    Macroeconomics variables projected by Tyndall

Variable1

2015 2016 2017 2018 2019 2020    2021 2022 2023 2024 2025 2026 2027 2028 2029 2030 2031

GDP (%)    2.5% 3.2%3.7%4.2%4.2%4.2%

Inflation (%) Energy-SIC    3.8%

2.2%    3.3%

3.0%    3.2%

4.0%    3.1%

4.3%    3.0%

4.2%    3.0%

4.2%    3.0% 3.0%3.0%3.0%3.0%3.0%3.0%3.0%3.0%3.0%3.0%

Energy-SING    5.2% 1.1%6.5%4.2%11.4%7.8%

FX—LTM FX—EOP    650

669    680

675    670

665    660

658    655

650    645

643    645

648    650

653    655

658    660

663    666

668    671

673    676

679    681

684    687

689    692

695    697

GDP (%)    3.0% 3.3%3.7%4.0%4.0%4.0%

| Inflation (%)    4.1% 3.6%3.4%3.2%3.2%3.2%3.2%3.2%3.2%3.2%3.2%3.2%3.2%3.2%3.2%3.2%3.2%

Energy    3.2% 3.2%3.4%3.7%3.5%3.5%

FX—LTM    2,745 3,1003,0503,0002,9002,8002,7672,7942,8212,8492,8772,9052,9332,9622,9913,0203,050

FX—EOP    2,950 3,0753,0252,9502,8502,7532,7802,8082,8352,8632,8912,9192,9482,9763,0063,0353,065

GDP (%)    3.2% 4.2%4.5%4.8%4.8%4.7%

| Inflation (%)    3.0% 3.0%2.9%2.6%2.4%2.4%2.4%2.4%2.4%2.4%2.4%2.4%2.4%2.4%2.4%2.4%2.4%

Energy    4.0% 4.9%5.2%5.6%5.4%5.0%

FX—LTM    3.16 3.303.303.203.203.203.203.213.223.223.233.233.243.253.253.263.27

FX—EOP    3.24 3.303.253.203.203.203.213.213.223.233.233.243.243.253.263.263.27

GDP (%)    (0.4%) 2.2%3.2%3.8%3.8%3.8%

Inflation (%)    21.9% 24.6%21.1%15.5%12.2%12.1%12.1%12.1%12.1%12.1%12.1%12.1%12.1%12.1%12.1%12.1%12.1%

Energy    4.7% 2.3%3.0%3.4%3.3%3.3%

FX—LTM    9.11 11.0012.5014.0015.0016.0017.3719.0520.9022.9225.1527.5830.2533.1836.4039.9243.79

FX—EOP    9.7 11.813.314.515.516.618.1719.9321.8723.9826.3128.8631.6534.7238.0841.7745.81

GDP (%)    (1.6%) 0.2%1.6%2.8%3.0%3.0%

Inflation (%)    8.8% 6.2%5.5%5.0%4.7%4.1%4.1%4.1%4.1%4.1%4.1%4.1%4.1%4.1%4.1%4.1%4.1%

1 H     (3.3%)0.3%1.5%2.6%2.9%2.7%

FX—LTM    3.35 3.903.903.803.803.703.743.803.883.954.024.104.174.254.334.414.49

FX—EOP    4.00 3.903.853.803.753.703.773.843.913.984.064.134.214.294.374.454.53

US Inflation (%)     2.1%2.2%2.2%2.2%2.2%2.2%2.2%2.2%2.2%2.2%2.2%2.2%2.2%2.2%2.2%2.2%

Europe Inflation (%)     1.3%1.6%1.9%1.9%1.9%1.9%1.9%1.9%1.9%1.9%1.9%1.9%1.9%1.9%1.9%1.9%

Europe FX—LTM     1.091.131.191.241.261.261.251.251.251.241.241.231.231.231.221.22

Commodities

Brent (US$/bbl)    55.0 63.465.670.473.576.1

WTI (US$/bbl)    51.7 56.760.865.969.973.0

HH (US$/mmBTU)    2.81 3.193.423.673.893.99

Coal (US$/Ton)    58.8 59.764.468.371.473.7

Source: Macroenomic assumptions of Enersis and Endesa

1GDP: Gross domestic product; Inflation: Local inflation; Energy: Local energy demand annual growth; FX—LTM: Average exchange rate for the last twelbe months (in local currency units per dolar); FX—EOP: End of period exchange rate (in local currency units per dolar)

Macroeconomic scenario used by Enersis and Endesa to prepare the Financial

Projections (3/3)

Adjustments made by Tyndall to exchange rates in Argentina

Given the currency situation in Argentina, there is a relevant difference between the official exchange rate reported by the Government and the exchange rate implicit in the price of ADRs of local shares (“Implicit FX”), which we believe to be a better approximation to a “market” exchange rate

Given that Financial Projections are based on the official exchange rate, valuation results for Argentina were adjusted by the ratio between the official exchange rate and the Implicit FX (“Adjustment Ratio”)

The table below summarizes the ADRs of local shares used to compute the Implicit FX:

Local share price (AR$/share)    ADR price (US$/share)Local shares per ADRImplicit FX (AR$/US$)

YPF    271.0 19.61.013.8

BBVA Banco Frances    95.6 20.83.013.8

Cresud S.A.C.I.F. Y A.    16.2 11.910.013.6

Grupo Financiero Galicia    33.2 24.010.013.8

Irsa Inversiones    23.5 17.110.013.7

Petrobras Argentina    7.2 5.410.013.5

Telecom Argentina    46.3 16.65.014.0

TGS    13.8 5.25.013.3

Banco Macro    75.3 55.010.013.7

Edenor    11.7 17.020.013.8

Tenaris    175.0 25.32.013.9

Implicit average FX = 13.7

1 Official exchange rate’ Implicit FX1 Official exchange rate’ Implicit FX9.5 AR$/US$ 13.7 AR$/US$9.5 AR$/US$ 13.7 AR$/US$Adjustment Ratio =Adjustment Ratio == 0.7= 0.7

Source: Bloomberg, Morgan Markets, companies’ Financial Statements. Market data as of October 26th, 2015

WACC

Summary of WACCs

WACC    14.7% 11.5%8.4%8.9%8.5%market

Generation    Argentina BrazilChileColombiaPeru? For the power generation business, there are several comparable companies for Chile and Brazil with high

rf: risk free rate    2.0% 2.0%2.0%2.0%2.0%

rp : country risk    6.8% 4.5%2.2%2.8%2.2%trading volumes to use as benchmarks. In the cases of

rf: “local” risk free rate    8.9% 6.6%4.2%4.9%4.2%Argentina, Colombia and Peru, comparable companies

p unlevered    1.00 0.850.700.700.70generally don’t have enough liquidity

p levered    1.11 0.990.870.850.87

ERP : Equity risk premium    6.5% 6.5%6.5%6.5%6.5%? For Colombia and Peru the same (3 used for Chile was

Ke: Cost of equity    16.1% 13.0%9.8%10.4%9.9%assumed, given the similarities in market regulation

Debt spread over risk free rate    1.5% 1.5%1.5%1.5%1.5%? For Argentina a 0.15 premium over the (3 for Brazil

Kd : cost of debt (pre-tax)    10.4% 8.1%5.7%6.4%5.7%was assumed, given the regulatory situation of this

Nominal tax rate    35% 34%27%34%26%market

Kd : cost of debt (post-tax)    6.7% 5.3%4.2%4.2%4.3%? For the distribution and transmission businesses, there are a few comparable companies limited to the Brazilian

D/(D+E): debt over total capital    15% 20%25%25%25%

Distribution and Transmission    Argentina BrazilChileColombiaPeru? For Chile, Colombia and Peru a 0.05 discount over the

rf: risk free rate rp : country risk    2.0% 2.0%2.0%2.0%2.0%the (3 for Brazil was assumed, given markets

6.8%    4.5%2.2%2.8%2.2%differences

rf: “local” risk free rate    8.9% 6.6%4.2%4.9%4.2%? For Argentina a 0.20 premium over the (3 for Brazil

P unlevered    0.85 0.650.600.600.60was assumed, given the regulatory situation of this

p levered    1.03 0.880.840.810.84market

ERP : Equity risk premium    6.5% 6.5%6.5%6.5%6.5%

Ke: Cost of equity    15.6% 12.3%9.6%10.2%9.7%

Debt spread over risk free rate    1.5% 1.5%1.5%1.5%1.5%

Kd : cost of debt (pre-tax)    10.4% 8.1%5.7%6.4%5.7%

Nominal tax rate    35% 34%27%34%26%

Kd : cost of debt (post-tax)    6.7% 5.3%4.2%4.2%4.3%

D/(D+E): debt over total capital    25% 35%35%35%35%

WACC    13.4% 9.9%7.7%8.1%7.8%

Source: Bloomberg, Morgan Markets, Aswath Damodaran (http://pages.stern.nvu.edu/~adamodar/). companies’ Financial Statements. Market data as Tyndall Group of October 26th, 2015

Information used to calculate (3

Mean and medianMean and medianTrading comparables summary

Country    ADTV1

3M    B unlevered Blevered2Market cap (L$mm)3Total debt (L$mm)3D/C4D/E4Tax rate (%)

Generation

Costa n era    Argentina 0.1n.m.0.882,29663122%28%35%

Central Puerto    Argentina 0.0n.m.1.0113,4831,97113%15%35%

Tractebel    Brazil 7.90.911.0222,0304,27816%19%34%

CESP    Brazil 4.50.770.935,2111,62624%31%34%

AES Tiete    Brazil 1.60.830.975,3991,35020%25%34%

Endesa    Chile 9.50.750.917,212,2132,080,60322%29%27%

Colbun    Chile 2.10.570.734,8121,87728%39%27%

AES Gener    Chile 1.50.671.054,1983,18643%76%27%

E-CL    Chile 1.20.650.881,54274533%48%27%

Isagen    Colombia 0.90.530.688,178,2163,654,98231%45%34%

Edegel    Peru 0.1n.m.0.936,53769010%11%26%

EnerSur    Peru 0.0n.m.0.631,37385638%62%26%

ADTV1

3M    B unlevered D/(D+E)4

Mean total    2.41 0.7125%

Median total    1.36 0.7123%

Mean Brazil    4.64 0.8420%

Median Brazil    4.46 0.8320%

Mean Arg.    0.06 n.m.17%

Median Arg.    0.06 n.m.17%

Mean Pacific    2.13 0.6329%

Median Pacific    1.24 0.6531%

Mean Chile    3.47 0.6632%

Median Chile    1.76 0.6630%

Country    ADTV1

3M    B unlevered Blevered2Market cap (L$mm)3Total debt (L$mm)3D/C4D/E4Tax rate (%)

Distribution

Edenor    Argentina 1.11.391.6210,4952,64820%25%35%

COELBA    Brazil 0.0n.m.0.704,9324,19746%85%34%

Eletropaulo    Brazil 2.90.561.201,8373,21264%175%34%

Elektro    Brazil 0.0n.m.0.823,5212,65843%75%34%

Ampla    Brazil 0.1n.m.2.183,7261,85033%50%34%

Coelce    Brazil 0.20.821.043,0361,27330%42%34%

Equatorial    Brazil 20.80.700.926,8883,36133%49%34%

Luz del Sur    Peru 0.1n.m.0.634,7821,45223%30%26%

Edelnor    Peru 0.1n.m.0.683,0651,22829%40%26%

Transmission

Transener    Argentina 0.20.881.142,7441,27032%46%35%

TAESA    Brazil 3.80.550.776,8384,01937%59%34%

CTEEP    Brazil 3.20.931.046,4101,07114%17%34%

Alupar    Brazil 0.70.500.943,2474,37457%135%34%

ISA    Colombia 0.70.460.877,631,90110,320,81757%135%34%

Source: Capital IQ, Financial Statements of the companies. Market data as of October 26, 2015. Financial Statements as of June 2015 1 Average daily trading volume of the last 3 months in US$mm;213 unlevered = B levered / [l+(l-corporate tax)x(D/E)];3 In millions of local currency; 4 D/D+E = Debt over total capitalization;5 D/E = Debt over Equity

ADTV1

3M    B unlevered D/( D+E)4

Mean total    2.42 0.7537%

Median total    0.43 0.7033%

Mean Brazil    3.51 0.6840%

Median Brazil    0.66 0.6337%

Mean Arg.    0.67 1.1426%

Median Arg.    0.67 1.1426%

Mean Pacific    0.32 0.4636%

Median Pacific    0.13 0.4629%

Terminal values

Terminal value for most companies was calculated as of 2020 (end of the projection period used by Enersis and Endesa)

However, there were some exceptions in which: (i) management extended financial projections for certain companies, or (ii) no terminal value was considered in the valuation analysis given special market situations

CIEN(end of concession)CIEN(end of concession)Cachoeira(end of concession)Cachoeira(end of concession)Projections starting pointProjections starting pointEmgesa(market price convergence to market equilibrium price)Emgesa(market price convergence to market equilibrium price)

2020

2023

2015

2022

2024

2027

2031

Chocon(end of concession)Chocon(end of concession)

End of Financial Projections

All companies (except companies mentioned here)

Celta (end of contract) Gas Atacama (operation with natural gas)

Fortaleza

(end of contract and and permits renewal)

Companies with terminal valuesCompanies with terminal valuesOOCompanies without terminal value

Working capital

Main assumptions and summary table of working capital calculations

For all countries, except for Argentina, working capital considers the following accounts: (i) inventories, (ii) accounts receivable and (iii) accounts payable1

Accounts receivable and accounts payable projections were based on the outstanding days over sales and costs, respectively, provided by the companies

In most cases, the average of each business by country was used

Given the Argentinian regulatory situation and the CAMMESA2 payments’ dynamics, working capital days for Chocon, Costanera, Docksud and Edesur are abnormally high for the 2015—2020 period (figures in red in the table below). Endesa and Enersis validated working capital projections for the period and explained the main factors that explained the deviations from a “normal” market

In cases where no operational information was provided for the calculation of working capital, information from projected balance sheets were used3

Inventories were projected by Endesa and Enersis in the Financial Projections for the 2015—2020 period

In the case of companies where projections were extended beyond 2020, days of payables and receivables were kept flat at 2020 levels

For terminal value purposes, changes in working capital were calculated as a percentage of the change in sales

The average change in working capital over the average change in sales for the 2015-2020 period was used

Working capital for non-operating companies4 was assumed constant during the projected period

GenerationGenerationDistribution

    Average 2015-2020

Country    Company Accounts

receivable    Accounts

payable

Chocon    42109

Argentina    Costanera 103n.m.

Docksud    7865

Brazil    Cachoeira / Fortaleza 3239

Endesa    7081

Chile    Pehuenche 5839

Canela / Celta / Gas Atacama    6461

Colombia    Emgesa 4746

Peru    Edegel / Chinango / Piura 3050

Country    Company Average 2015-2020 Accounts Accounts receivable payable

Argentina    Edesur 34241

Brazil    Ampla / Coelce 6256

Chile    Chilectra / Colina / Luz Andes 5253

Colombia    Codensa / EEC 4271

Peru    Edelnor 3450

1    Press release by Enel dated April 22nd, 2015, included as an annex to Endesa’s press release (hecho esencial) dated April 22nd, 2015

5    10 152025

Note: Ranges shown above are based on: Trading multiples: combination that maximizes and minimizes the firm values of Endesa, Enersis and Chilectra;

DCF: WACC sensitivity (factor of 0.9x-l.lx) and terminal value’s perpetuity growth rate sensitivity (+/- 0.1%)

Premium/(discount) measured in Pesos

Individual companies’ projected EBITDA adjusted proportionally to match the consolidated EBITDA in Financial Projections with the Market Consensus ‘